As filed with the Securities and Exchange Commission on December 21, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROVIDENT FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6712	42-1547151
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

830 Bergen Avenue

Jersey City, New Jersey 07306

(201) 333-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul M. Pantozzi

830 Bergen Avenue

Jersey City, New Jersey 07306

(201) 333-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq.	Matthew Dyckman, Esq.
Marc P. Levy, Esq.	Thacher Proffitt & Wood LLP
Luse Gorman Pomerenk & Schick, P.C.	1700 Pennsylvania Avenue, N.W.
5335 Wisconsin Avenue, N.W., Suite 400	Suite 800
Washington, D.C. 20015	Washington, D.C. 20008
Phone: (202) 274-2000	Phone: (202) 347-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	8,363,294 shares(1)	(2)	$151,493,313(2)	$16,210

(1)	Represents the maximum number of shares of Provident Financial Services, Inc. common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.
(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of $38.65, the market value of the common stock of First Morris Bank & Trust to be exchanged or cancelled in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such common stock quoted on the Over-the-Counter Bulletin Board on December 15, 2006, and 3,919,620 shares of common stock of First Morris Bank & Trust that may be received by the Registrant and/or cancelled upon consummation of the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Proxy Statement/Prospectus is not complete and may be changed. Holders of the securities covered by the registration statement contained in this Proxy Statement/Prospectus may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities nor shall there be any sale of these securities in any state where the offer, solicitation or sale is not permitted.

[First Morris Bank & Trust Logo]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Provident Financial Services, Inc. and First Morris Bank & Trust have both unanimously approved the merger agreement between Provident and First Morris pursuant to which First Morris will be merged with and into The Provident Bank, a subsidiary of Provident.

If the stockholders of First Morris approve the merger agreement, each First Morris stockholder will have the opportunity to elect the form of merger consideration to be received for each share of First Morris common stock owned. Each First Morris stockholder may elect to receive 2.1337 shares of Provident common stock, a cash payment of $39.75, or a combination of Provident common stock and cash for each share of First Morris common stock owned. However, because 50% of the total number of shares of First Morris common stock outstanding at the closing of the merger will be converted into Provident common stock and the remainder will be converted into cash, regardless of your election, you may receive a combination of cash and shares of Provident common stock for your First Morris shares that is different than what you elected, depending on the elections made by other First Morris stockholders. Provident common stock is listed on the New York Stock Exchange under the symbol “PFS.” First Morris common stock is traded on the OTC Bulletin Board under the symbol “FMJE.”

The merger cannot be completed unless two-thirds (2/3) of the stockholders of First Morris approve the merger agreement. First Morris has scheduled a special meeting so its stockholders can vote on the merger agreement. The First Morris board of directors unanimously recommends that its stockholders vote “FOR” the merger agreement.

This document serves two purposes. It is the proxy statement being used by the First Morris board of directors to solicit proxies for use at the First Morris special meeting. It is also the prospectus of Provident regarding the Provident common stock to be issued if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

The date, time and place of the First Morris special meeting are as follows:

FIRST MORRIS SPECIAL MEETING:

February     , 2007 –      a.m.

[PLACE ADDRESS]

Only stockholders of record as of                      are entitled to attend and vote at the First Morris special meeting. This document describes the First Morris special meeting, the merger, the documents related to the merger, and other related matters of First Morris and Provident. Please read this entire document carefully, including the section discussing risks related to the merger beginning on page 21. You can also obtain information about Provident from documents that have been filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend the First Morris special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and any other proposals properly being considered at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the merger agreement.

Brian Giovinazzi
President and Chief Executive Officer
First Morris Bank & Trust

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated                     , 2007 and is first being mailed to stockholders of First Morris on or about                     , 2007.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document references or incorporates important business and financial information about Provident Financial Services, Inc. and First Morris Bank & Trust that is not included in or delivered with this document. Provident and First Morris stockholders may receive the information free of charge by writing or calling the persons listed below. For Provident documents, make your request to John F. Kuntz, Esq., Corporate Secretary, Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306; telephone number (201) 333-1000. For First Morris documents, make your request to Sidney Schlosser, Secretary, First Morris Bank & Trust, 250 Madison Avenue, Morristown, New Jersey 07962-1920; telephone number (973) 267-0900. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the special meeting, any request should be made by                     , 2007. Also see “Where You Can Find More Information” on page 86.

i

FIRST MORRIS BANK & TRUST

250 Madison Avenue

Morristown, New Jersey 07962-1920

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                     , 2007

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of First Morris Bank & Trust will be held at                     , New Jersey, on                     , 2007 at          a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 15, 2006, by and between Provident Financial Services, Inc. and First Morris Bank & Trust, and all of the matters contemplated in the merger agreement, pursuant to which First Morris Bank & Trust will merge with and into The Provident Bank, a subsidiary of Provident Financial Services, Inc., with The Provident Bank being the surviving bank.

2.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement, or otherwise.

The merger with Provident is more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

The board of directors of First Morris has established                     , 2007 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of First Morris common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve the merger agreement at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by First Morris. A list of stockholders entitled to vote at the special meeting will be available at First Morris Bank & Trust, 250 Madison Avenue, Morristown, New Jersey, for ten days prior to the special meeting and also will be available at the special meeting.

The board of directors of First Morris unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated in the merger agreement.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Sidney Schlosser
Secretary

Morristown, New Jersey

                     , 2007

QUESTIONS AND ANSWERS ABOUT THE VOTING

PROCEDURES FOR THE FIRST MORRIS SPECIAL MEETING

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the First Morris special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, First Morris will count your proxy card as a vote in favor of the merger agreement and any other proposals to be properly considered and voted on at the First Morris special meeting.

Q: WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A: You are being asked to vote “FOR” the approval of the merger agreement. The First Morris board of directors has determined that the proposed merger is in the best interests of First Morris stockholders, has approved the merger agreement and recommends that First Morris stockholders vote “FOR” the approval of the merger agreement.

Q: WHY IS MY VOTE IMPORTANT?

A. The merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding common stock of First Morris vote to approve the merger agreement. If you do not return your proxy card at or prior to the First Morris special meeting, it will be more difficult for First Morris to obtain the necessary vote to approve the merger agreement. The failure of a First Morris stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement.

Q: HOW DO I VOTE?

A: You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the First Morris special meeting.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on any other proposals properly considered and voted on at the special meeting without your instructions.

Q. WHAT IF I FAIL TO INSTRUCT MY BROKER?

A. If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the First Morris special meeting, but it will have the same effect as a vote against the merger agreement.

Q. CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A. Yes. All stockholders are invited to attend the First Morris special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Secretary of First Morris stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the First Morris special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: SHOULD I SEND IN MY FIRST MORRIS STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. You will separately receive an election form with instructions for exchanging your First Morris stock certificates.

Q: I AM ALSO A PROVIDENT STOCKHOLDER. DO I NEED TO DO ANYTHING WITH MY PROVIDENT STOCK CERTIFICATES?

A. No. Provident stockholders will not exchange their certificates in the merger. The certificates currently representing shares of Provident common stock will represent the same number of shares of common stock of the combined company after the merger.

Q: WHEN DO YOU EXPECT TO MERGE?

A: First Morris and Provident are working toward completing the merger as quickly as possible, and expect to complete the merger in the first quarter of 2007. However, First Morris and Provident cannot assure you when or if the merger will occur. First Morris and Provident must first obtain the approval of the stockholders of First Morris and all necessary regulatory approvals.

Q: WHAT WILL FIRST MORRIS STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the stockholders of First Morris approve the merger agreement, for each share of First Morris common stock you own, you will have an opportunity to elect to receive 2.1337 shares of Provident common stock, a cash payment of $39.75, or a combination of Provident common stock and cash. The type of merger consideration each First Morris stockholder elects to receive in the merger may be adjusted, if necessary, so that the aggregate number of First Morris shares of common stock exchanged for shares of Provident common stock equals 50% of the total number of shares of First Morris common stock issued and outstanding at the closing.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: First Morris stockholders should contact:

First Morris Bank & Trust

250 Madison Avenue

Morristown, New Jersey 07962-1920

Attention: Sidney Schlosser

Secretary

Phone Number: 973-267-0900

SUMMARY

This is a summary of certain information regarding the proposed merger and the special meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. You should carefully read the entire document, including the Appendices, before deciding how to vote. In addition, important business and financial information regarding Provident is incorporated by reference into this document. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 86.

What This Document Is About

The boards of directors of First Morris Bank & Trust and Provident Financial Services, Inc. have approved the merger agreement between First Morris and Provident pursuant to which First Morris will merge with and into The Provident Bank, a subsidiary of Provident. The merger cannot be completed unless two-thirds (2/3) of the stockholders of First Morris approve the merger agreement. This document is the Proxy Statement used by First Morris to solicit proxies for its special meeting. It is also the Prospectus of Provident regarding the Provident common stock to be issued to First Morris stockholders if the merger is completed.

The First Morris Special Meeting

Date, Time and Place	First Morris will hold its special meeting of stockholders on , 2007, a.m., at , New Jersey.

Record Date	, 2007.

Shares Entitled to Vote	shares of First Morris common stock were outstanding on the Record Date and entitled to vote at the First Morris special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement.

Vote Required

Two-thirds (2/3) of the outstanding shares of First Morris common stock entitled to vote must be cast in favor of the merger agreement for it to be approved.

As of the record date, the directors of First Morris and their affiliates beneficially owned              shares, or approximately             % of the outstanding shares, of First Morris common stock. Each director of First Morris has entered into a separate letter agreement with Provident, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

The First Morris Board Recommends You Vote in Favor of the Proposal	First Morris’ board of directors has unanimously approved the merger agreement and unanimously recommends that First Morris stockholders vote “FOR” the merger agreement.

The Companies

Provident	Provident Financial Services, Inc., a Delaware corporation, is the bank holding company for The Provident Bank. The Provident Bank is a New Jersey savings bank that operates 75 full-service banking offices in northern and central New Jersey. The Federal Deposit Insurance Corporation insures its deposits. At September 30, 2006, Provident had $5.8 billion in total consolidated assets. Provident’s principal executive offices are located at 830 Bergen Avenue, Jersey City, New Jersey 07306. Provident’s telephone number is (201) 333-1000.

First Morris	First Morris Bank & Trust is a New Jersey commercial bank that operates 9 full-service banking offices in Morris County, New Jersey. At September 30, 2006, First Morris had $572.3 million in total consolidated assets. First Morris’ principal executive offices are located at 250 Madison Avenue, Morristown New Jersey 07962-1920. First Morris’ telephone number is (973) 267-0900.

The Merger

General Description	First Morris will merge with and into The Provident Bank, with The Provident Bank as the surviving entity. The merger will be completed no later than the fifth business day after all material conditions to closing have been met, unless Provident and First Morris agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration Payable to First Morris Stockholders	First Morris stockholders will be offered the opportunity to elect to receive merger consideration in the form of 2.1337 shares of Provident common stock, $39.75 in cash, or a combination of Provident common stock and cash in exchange for each of their shares of First Morris common stock. However, because 50% of the total number of shares of First Morris common stock outstanding at the closing will be converted into Provident common stock and the remainder will be converted into cash, regardless of a First Morris stockholder’s election, a First Morris stockholder may actually receive a combination of cash and shares of Provident common stock for such stockholder’s First Morris shares that is different than what such stockholder elected, depending on the elections made by other First Morris stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 50% of the total number of shares of First Morris common stock outstanding at the closing will be converted into Provident common stock and the remaining outstanding shares will be converted into cash.

Election of Cash or Stock Consideration

No later than 20 business days before the expected date of completion of the merger, Provident will send an election form to First Morris stockholders that such stockholders may use to indicate a preference for cash, Provident common stock, or a combination of cash and Provident common stock, or to indicate no preference for cash versus Provident common stock.

FIRST MORRIS STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM PROVIDENT’S EXCHANGE AGENT.

The merger agreement contains allocation and proration provisions that are designed to ensure that 50% of the outstanding shares of common stock of First Morris will be exchanged for shares of Provident common stock and the remaining outstanding shares of common stock of First Morris will be exchanged for cash.

Therefore, if the holders of more than 50% of the outstanding First Morris common stock elect to receive Provident common stock for such shares, the amount of Provident common stock that each such stockholder would receive from Provident will be reduced on a pro rata basis. As a result, these First Morris stockholders will receive cash consideration for any First Morris shares for which they do not receive Provident common stock.

Similarly, if the holders of more than 50% of the outstanding First Morris common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from Provident will be reduced on a pro rata basis. As a result, such stockholders will receive Provident common stock for any First Morris shares for which they do not receive cash.

THE DEADLINE FOR RETURNING THE ELECTION FORM IS THE CLOSE OF BUSINESS ON THE TWENTIETH DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM, NOT INCLUDING THE DATE OF MAILING, UNLESS FIRST MORRIS AND PROVIDENT MUTUALLY AGREE UPON ANOTHER DEADLINE DATE. IF YOU DO NOT MAKE AN ELECTION, YOU WILL BE ALLOCATED EITHER CASH OR PROVIDENT COMMON STOCK, OR A COMBINATION OF CASH AND PROVIDENT COMMON STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER FIRST MORRIS STOCKHOLDERS.

Cash In Lieu of Fractional Shares	First Morris stockholders will not receive fractional shares of Provident common stock in the merger. Instead they will receive, without interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of Provident common stock. For this purpose, Provident common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Dissenters’ Rights for First Morris Stockholders

Under New Jersey Banking Law, holders of First Morris common stock may have dissenters’ rights which give them the right to obtain an appraisal of the value of their shares of First Morris common stock in connection with the merger. To perfect dissenters’ rights, a First Morris stockholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under Sections 17:9A-140 through 17:9A-145 of the New Jersey Banking Law. These procedures are described more fully beginning on page 73.

A copy of the New Jersey Banking Law – Sections 17:9A-140 through 17:9A-145 — Dissenters’ Rights has been included as Appendix C to this document.

Federal Income Tax Consequences of the Merger

Provident and First Morris will not be required to complete the merger unless they receive legal opinions to the effect that the merger constitutes a tax-free reorganization for United States federal income tax purposes. We expect that, for United States federal income tax purposes, you will generally not recognize any taxable gain or loss with respect to the exchange of your shares of First Morris common stock if you receive only Provident common stock (except for cash received in lieu of any fractional shares). If you receive only cash in exchange for your shares of First Morris common stock, you will recognize a taxable gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of First Morris common stock exchanged.

If you receive a combination of Provident common stock and cash in exchange for your shares of First Morris common stock, you will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of:

(a) the excess, if any of:

(1) the sum of the cash and the fair market value of the Provident common stock you receive; over

(2) your tax basis in the First Morris common stock exchanged in the merger; or

(b) the cash that you receive in the merger.

Your tax basis in the Provident common stock that you receive in the merger will equal your tax basis in the First Morris common stock that you exchange in the merger, increased by the amount of any taxable gain you recognize in the merger and decreased by the amount of any cash received by you in the merger.

Your holding period for the Provident common stock that you receive in the merger will include your holding period for the shares of First Morris common stock that you exchange in the merger.

If you acquired different blocks of shares of First Morris common stock at different times and at different prices, any taxable gain or loss you recognize will be determined separately with respect to each block of shares of First Morris common stock, and the cash and Provident common stock you receive will be allocated pro rata to each such block of First Morris common stock. In addition, your basis and holding period in your Provident common stock may be determined with reference to each block of First Morris common stock exchanged.

FIRST MORRIS STOCKHOLDERS ARE URGED TO READ THE MORE COMPLETE DESCRIPTION OF THE MERGER’S MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ON PAGE 67 AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER APPLICABLE LAWS.

Reselling Shares Received in the Merger	The shares of Provident common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. First Morris has identified certain of its directors and executive officers who may be deemed “affiliates” of First Morris, and those persons have entered into agreements with Provident restricting their ability to transfer the shares they will receive in the merger.

Differences in Stockholders’ Rights	In the merger, each First Morris stockholder who receives Provident common stock will become a Provident stockholder. The rights of First Morris stockholders are currently governed by the New Jersey Banking Law and First Morris’ certificate of incorporation and by-laws. The rights of Provident stockholders are currently governed by Delaware Corporation Law and Provident’s certificate of incorporation and by-laws. The rights of First Morris and Provident stockholders differ with respect to voting requirements on certain matters and various other matters. See page 77.

Reasons for the Merger

On January 15, 2003, The Provident Bank completed its conversion from the mutual to stock form of ownership. Since the conversion, Provident has taken steps to deploy its capital and expand its franchise. In July of 2004, Provident completed the acquisition of First Sentinel Bancorp, Inc. and its subsidiary, First Savings Bank. Provident identified First Morris as a merger candidate that would add to its franchise by expanding its banking operations in Morris County, New Jersey, which Provident believes is an attractive market area.

First Morris entered into the merger agreement at the conclusion of a process in which First Morris determined that a merger with Provident was in the best interests of its stockholders. The First Morris board of directors believes that the merger is fair to First Morris stockholders, and that Provident brings additional retail and business banking products, proven lending capabilities and depth of capital that will add competitive strength to the combined entity.

Opinion of First Morris’ Financial Advisor

Keefe, Bruyette & Woods, Inc., First Morris’ financial advisor, has rendered its written opinion to First Morris’ board of directors that, as of the date of this Proxy Statement/Prospectus, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its opinion, the consideration to be received by First Morris’ stockholders in the merger with Provident is fair to such stockholders from a financial point of view. Holders of First Morris common stock are encouraged to carefully read Keefe, Bruyette & Woods, Inc.’s opinion in its entirety. A copy of the full text of Keefe, Bruyette & Woods, Inc.’s fairness opinion is included as Appendix B to this Proxy Statement/Prospectus. For information on how Keefe, Bruyette & Woods, Inc. arrived at its opinion, see the discussion starting on page 38. Keefe, Bruyette & Woods, Inc.’s opinion is not intended to be and does not constitute a recommendation to any holder of First Morris common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between First Morris and Keefe, Bruyette & Woods, Inc., First Morris agreed to pay a fee to Keefe, Bruyette & Woods, Inc.

Financial Interests of First Morris’ Directors and Officers in the Merger

Some of First Morris’ directors and executive officers have interests in the merger that are in addition to their interests as stockholders. The Provident and First Morris boards of directors considered these interests in deciding to approve the merger agreement.

Provident has agreed that one current director of First Morris will be appointed as a director of Provident when the merger is completed. Provident will also establish the Morris County advisory board consisting of those persons, other than the First Morris director appointed to the board of directors of Provident, who currently serve on the board of directors of First Morris.

In addition, Brian Giovinazzi, the President and Chief Executive Officer of First Morris, will receive a payment in consideration of the termination of his existing change in control agreement with First Morris, and certain other executive officers will each receive a payment in consideration of the termination of their existing change in control agreements with First Morris. Mr. Giovinazzi will also enter into a non-compete agreement with Provident, for which he will be compensated.

In addition, certain First Morris non-executive officers will receive severance payments after the completion of the merger.

Provident has agreed to indemnify the directors and officers of First Morris against certain liabilities for a six-year period following the merger.

On the Record Date, directors and executive officers of First Morris and their affiliates owned _______ shares or ___% of the First Morris common stock.

For additional information on the benefits of the merger to First Morris’ directors and officers, see page 55.

Conditions to the Merger	Completion of the merger is contingent on a number of conditions, including approval of the merger agreement by the holders of two-thirds (2/3) of the issued and outstanding common stock of First Morris at the special meeting.

Regulatory Approval	The merger is subject to the approval of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Applications have been filed to obtain the necessary regulatory approvals. As of the date of this document, the required approvals had not been received. Regulatory approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to First Morris stockholders.

Terminating the Merger Agreement	First Morris will be required to pay Provident a termination fee in the amount of $4.0 million if, among other things, in connection with First Morris’ receipt of a superior proposal (as defined in the merger agreement), First Morris (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

Additionally, if the average of the daily closing sales prices of Provident common stock for the twenty consecutive trading days immediately preceding the first date on which all regulatory approvals have been received is less than $15.37 and the decline in value of Provident common stock relative to the change in value of an index of financial institution holding companies over a similar period exceeds 17.5%, then First Morris can terminate the merger agreement unless Provident increases the consideration to be received by the holders of First Morris common stock utilizing the formula agreed to in the merger agreement. See Section 11.1.10 of the merger agreement for the specific formula referenced above. The merger agreement also may be terminated by either First Morris or Provident if the merger has not occurred by June 30, 2007. For a more complete description of these and other termination rights available to First Morris and Provident, see page 64.

Amending the Merger Agreement	The merger agreement may be amended by the written consent of Provident and First Morris at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of the merger consideration payable to First Morris stockholders and certain other types of amendments cannot be made following the approval of the merger agreement by First Morris stockholders without their consent.

Purchase Accounting Treatment of the Merger	Provident expects to account for the merger as a purchase for financial reporting purposes.

First Morris has Agreed Not to Solicit Alternative Transactions	In the merger agreement, First Morris has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Provident concerning an acquisition transaction involving First Morris.

This restriction may deter other potential acquirors of control of First Morris. However, First Morris may take certain of these actions if its board of directors determines that it should do so. This determination by the First Morris board of directors must be made after the First Morris board of directors consults with its legal counsel, and must be based on the First Morris board’s fiduciary duties.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

PROVIDENT FINANCIAL SERVICES, INC.

The summary information presented below at or for the years ended December 31, 2005, 2004 and 2003 is derived in part from and should be read in conjunction with the consolidated financial statements of Provident for the years ended December 31, 2005, 2004 and 2003 and the related notes thereto incorporated by reference in this Proxy Statement/Prospectus. The selected consolidated financial data at or for the nine months ended September 30, 2006 are derived from financial statements of Provident that have not been audited by independent accountants. However, in the opinion of management, the selected consolidated financial data for such periods includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the data. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2006. Prior to January 15, 2003, Provident had no significant assets, liabilities or operations, and accordingly, the data presented below represents the financial condition and results of operations of The Provident Bank for periods presented prior to January 15, 2003. On January 15, 2003, The Provident Bank completed its conversion from a mutual savings bank to a stock savings bank, and in connection with the conversion, Provident sold 59,618,300 shares of common stock at $10.00 per share which resulted in $567.2 million of net proceeds of which $293.2 million was used to acquire all of the outstanding common stock of The Provident Bank. In addition, Provident contributed $4.8 million in cash and 1,920,000 shares of its common stock to The Provident Bank Foundation. You should read this information in conjunction with Provident’s consolidated financial statements and related notes included in Provident’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Proxy Statement/Prospectus and from which this information is derived. See “Where You Can Find More Information” on page 86.

	At or for the Nine Months Ended September 30,	At or for the Year Ended December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in thousands except per share data)
Balance Sheet Summary:
Total assets	$5,823,997	$6,052,374	$6,433,322	$4,284,878	$3,919,208	$2,869,717
Total deposits	3,946,233	3,921,458	4,050,473	2,695,976	3,243,334	2,341,723
Securities available for sale, net	836,592	1,082,957	1,406,340	1,151,829	1,242,118	494,716
Loans receivable, net	3,725,539	3,707,142	3,673,445	2,216,736	2,031,869	1,994,636
Borrowings	783,755	970,108	1,166,064	736,328	323,081	195,767
Stockholders’ equity	1,013,162	1,076,295	1,136,776	817,119	326,009	292,130
Common shares outstanding	63,563,973	68,661,800	74,078,784	60,600,100	—	—

Earnings Summary:
Interest income	$211,155	$276,462	$229,543	$184,506	$177,307	$180,979
Interest expense	85,159	95,007	67,185	54,633	63,241	84,523

Net interest income	125,996	181,455	162,358	129,873	114,066	96,456
Provision for loan losses	1,220	600	3,600	1,160	12,800	1,900

Net interest income after provision for loan losses	124,776	180,855	158,758	128,713	101,266	94,556
Noninterest income	22,952	29,221	29,151	23,834	24,147	21,236
Noninterest expense	90,237	124,178	119,334	126,779	89,087	80,629

Income before tax expense	57,491	85,898	68,575	25,768	36,326	35,163
Income tax expense	17,186	27,399	19,274	7,024	9,231	11,083
Cumulative effect of change in accounting principle(1)	—	—	—	—	(519)	—

Net income	$40,305	$58,499	$49,301	$18,744	$26,576	$24,080

Performance Ratios(3):
Annualized return on average assets(2)	0.92%	0.94%	0.93%	0.46%	0.86%	0.88%
Annualized return on average stockholders’ equity(2)	5.15	5.32	5.06	2.31	8.71	8.70
Dividend payout	48.65	36.90	30.17	48.47	—	—
Average equity to average assets	17.82	17.68	18.34	19.73	9.92	10.10
Net interest rate spread	2.87	3.01	3.09	2.91	3.59	3.26
Net interest margin	3.28	3.34	3.40	3.37	3.96	3.97
Efficiency ratio(5)	60.58	58.94	62.31	66.87	64.46	68.51
Annualized noninterest income to average assets	0.52	0.47	0.55	0.58	0.78	0.77
Annualized noninterest expense to average assets	2.05%	2.00%	2.24%	3.08%	2.90%	2.94%

Asset Quality Ratios:
Allowance for loan losses to loans receivable, net	0.86%	0.86%	0.91%	0.92%	1.02%	1.09%
Nonperforming loans	$6,802	$6,005	$6,195	$6,128	$8,512	$8,084
Nonperforming loans to total loans	0.18%	0.16%	0.17%	0.27%	0.41%	0.40%
Nonperforming assets to total assets	0.12%	0.11%	0.10%	0.14%	0.22%	0.28%

Capital Ratios:
Regulatory Tier 1 leverage capital	11.52%	11.98%	11.88%	18.81%	8.98%	9.41%
Tier 1 risk-based capital	15.77%	17.59%	18.85%	30.54%	12.42%	13.06%
Total risk-based capital	16.60%	18.45%	19.80%	31.44%	13.32%	14.15%

Share Data:
Weighted average common shares outstanding (in thousands):
Basic	61,688,564	66,083,173	61,576,544	57,835,726	—	—
Diluted	62,424,568	66,836,536	61,932,173	57,965,640	—	—
Basic earnings per common share(4)	0.65	0.89	0.80	0.31	—	—
Diluted earnings per common share(4)	0.65	0.88	0.80	0.31	—	—
Cash dividends paid per common share	0.29	0.32	0.24	0.14	—	—
Book value per common share	15.94	15.68	15.35	13.48	—	—

Other Data:
Number of branch offices	76	76	78	54	49	48
Number of full-time equivalent employees	874	892	926	717	656	688

(footnotes on following page)

(1)	In accordance with FASB Statement No. 142, Provident performed a goodwill impairment test on the goodwill associated with the purchase of Provident Mortgage Corporation. It was determined that goodwill was impaired and a charge of $519,000 was recorded as a cumulative effect of change in accounting principle.
(2)	On January 15, 2003, Provident became the holding company for The Provident Bank following the completion of the conversion of The Provident Bank to a stock chartered savings bank. Concurrent with the conversion, Provident contributed an additional 1,920,000 shares of its common stock and $4.8 million in cash to The Provident Bank Foundation, resulting in a one time expense of $15.6 million, net of tax.
(3)	Computed using daily averages.
(4)	Basic and diluted earnings per share for the year ended December 31, 2003 includes the results of operations from January 15, 2003, the date The Provident Bank completed its conversion, in the amount of $17,755,000.
(5)	Represents the ratio of noninterest expense, excluding the $24,000,000 Provident Bank Charitable Foundation donation in 2003, divided by the sum of net interest income and noninterest income.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

FIRST MORRIS BANK AND TRUST

The summary information presented below at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from and should be read in conjunction with the audited consolidated financial statements of First Morris for the years ended December 31, 2005, 2004 and 2003 and the related notes thereto presented elsewhere in this Proxy Statement/Prospectus. The information at December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived in part from the audited financial statements of First Morris, which are not included herewith. The selected consolidated financial data at or for the nine months ended September 30, 2006 are derived from financial statements of First Morris that have not been audited by independent accountants. However, in the opinion of management, the selected consolidated financial data for such period includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the data. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2006. All share and per share amounts have been restated to reflect the two-for-one stock split First Morris declared October 3, 2005 and distributed on October 17, 2005, and all prior stock dividends.

	At or for the Nine Months Ended September 30,	At or for the Year Ended December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$572,294	$580,932	$539,036	$477,667	$405,718	$339,536
Loans	324,368	305,113	250,945	223,288	220,663	182,191
Allowance for loan losses	3,063	3,130	3,166	3,163	3,094	2,551
Investment securities	209,911	240,472	256,924	225,899	154,829	125,186
Deposits	511,401	524,157	485,746	427,940	364,071	306,230
Stockholders’ equity	41,029	34,902	32,955	29,098	25,597	22,569

Earnings Summary:
Interest income	$22,224	$26,176	$22,869	$20,058	$20,829	$20,237
Interest expense	10,576	9,748	6,334	5,635	7,225	9,537
Net interest income	11,648	16,428	16,535	14,423	13,604	10,700
Provision for loan losses	—	—	—	80	540	–
Noninterest income	875	2,377	1,821	1,942	1,624	1,372
Noninterest expense	10,490	13,585	11,904	10,471	10,101	9,099
Income tax expense	682	1,620	2,248	2,095	1,613	945
Net income	1,351	3,600	4,204	3,719	2,974	2,028

Per Share Data:
Net income	$0.43	$1.25	$1.46	$1.30	$1.04	$0.71
Stock dividends	—	110%	10%	10%	10%	10%
Book value	$13.14	$12.15	$11.47	$10.13	$8.91	$7.86
Weighted average shares	3,121,774	2,871,774	2,871,774	2,871,774	2,871,774	2,871,774

Selected Ratios:
Annualized return on average assets	0.31%	0.64%	0.81%	0.87%	0.79%	0.62%
Equity to assets at period end	7.17%	6.01%	6.11%	6.09%	6.31%	6.65%
Annualized return on average stockholders’ equity	4.57%	10.40%	13.71%	12.94%	12.47%	9.50%
Net interest margin	2.97%	3.19%	3.42%	3.70%	3.91%	3.61%
Allowance for loan losses to total loans	0.94%	1.03%	1.26%	1.42%	1.40%	1.40%
Non-performing loans to total loans	0.00%	0.34%	0.18%	0.23%	0.24%	0.01%

Capital Ratios:
Leverage ratio	7.44%	6.27%	5.92%	6.12%	6.21%	6.64%
Tier 1 risk-based ratio	11.89%	10.66%	10.88%	11.12%	10.34%	11.18%
Total risk-based ratio	12.74%	11.58%	11.93%	12.33%	11.59%	12.43%

COMPARATIVE PER SHARE DATA

The following table sets forth for Provident common stock and First Morris common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “Proposal I—The Proposed Merger—Accounting Treatment” on page 73. The information in the following table is based on, and should be read together with, the historical financial information that Provident has presented in its prior filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 86.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Provident Historical	First Morris Historical	Pro Forma Combined(1)		Per Equivalent First Morris Share(2)
Net Income Per Common Share:
For the Nine Months Ended September 30, 2006:
Basic	$0.65	$0.43	$0.62		$1.32
Diluted	0.65	0.43	0.61		1.30
For the Twelve Months Ended December 31, 2005:
Basic	0.89	1.25	0.86		1.83
Diluted	0.88	1.25	0.85		1.81
Cash Dividends Declared Per Common Share:
For the nine months ended September 30, 2006	0.29	—	0.30	(3)	0.64
For the twelve months ended December 31, 2005	0.32	—	0.31	(3)	0.66

Book Value Per Common Share:
As of September 30, 2006	15.94	13.14	16.07	(4)	34.29
As of December 31, 2005	15.68	12.15	15.81	(4)	33.73

(1)	Pro forma combined assumes the merger of First Morris was completed at the beginning of the period presented.
(2)	Per equivalent share of First Morris’ common stock is calculated by taking the product of the pro forma combined and an exchange ratio of 2.1337.
(3)	Pro forma cash dividends represent the pro forma combined dividends divided by the pro forma combined basic weighted average shares.
(4)	Pro forma book value per common share is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 50% of the outstanding shares of First Morris common stock into shares of Provident common stock at an implied exchange ratio of 2.1337.

RISKS RELATED TO THE MERGER

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Provident incorporated by reference into this document and listed in “Where You Can Find More Information” on page 86.

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are designed to ensure that the form of merger consideration that each First Morris stockholder will receive will be subject to proration so that 50% of the outstanding shares of common stock of First Morris will be exchanged for shares of Provident common stock and the remaining outstanding shares of common stock of First Morris will be exchanged for cash. Therefore, if the holders of more than 50% of the outstanding First Morris common stock elect to receive Provident common stock, the amount of Provident common stock that each such stockholder would receive from Provident will be reduced on a pro rata basis. As a result, these First Morris stockholders will receive cash consideration for any First Morris shares for which they do not receive Provident common stock. Similarly, if the holders of more than 50% of the outstanding First Morris common stock elect to receive cash, the amount of cash that each such stockholder would receive from Provident will be reduced on a pro rata basis. As a result, such stockholders will receive Provident common stock for any First Morris shares for which they do not receive cash. Accordingly, there is a risk that you will receive a portion of the merger consideration in a form that you did not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received).

Provident May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Provident’s ability to realize anticipated cost savings and to combine the businesses of The Provident Bank and First Morris in a manner that does not materially disrupt the existing customer relationships of First Morris or The Provident Bank or result in decreased revenues from any loss of customers. If Provident is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Provident and First Morris have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Provident’s or First Morris’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Provident to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of Provident Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of First Morris common stock will be converted into merger consideration consisting of shares of Provident common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by First Morris stockholders will be based on the price of Provident common stock immediately prior to the completion of the merger. Accordingly, at the time of the First Morris special meeting, First Morris stockholders will not necessarily know or be able to calculate the value of the merger consideration they would receive upon completion of the merger.

Any change in the price of Provident common stock prior to completion of the merger will affect the value of the merger consideration that a First Morris stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

First Morris’ Stockholders Will be Unable to Sell Their Shares in the Market After Making Their Election.

First Morris’ stockholders may elect to receive the merger consideration in the form of cash or stock. Stockholders making an election must send in their First Morris stock certificates with their election form. During the time between when the election is made and the merger is completed, First Morris stockholders will be unable to sell their First Morris common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. First Morris stockholders can shorten the period during which they cannot sell their shares by delivering their election form shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored.

First Morris’ Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

First Morris’ executive officers negotiated the merger agreement with Provident, and the First Morris board of directors approved the merger agreement and is recommending that First Morris stockholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that First Morris’ executive officers and directors have various interests in the merger besides being First Morris stockholders. See “Interests of Directors and Officers in the Merger.” These interests include:

•	the payment of certain severance benefits under existing change in control agreements;

•	the execution by Brian Giovinazzi of a noncompete agreement upon consummation of the merger;

•	the appointment of one director of First Morris to the board of directors of Provident;

•	the appointment of the remaining members of the First Morris board of directors to a newly created Morris County advisory board, for which each advisory board member will receive fees of $24,000 per year. The Morris County advisory board will continue for at least two years following the closing of the merger; and

•	the agreement by Provident to indemnify First Morris’ directors and officers.

Provident May Not Receive Required Regulatory Approvals. Such Approvals May be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals must be obtained from, or notifications submitted to, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Neither First Morris nor Provident can guarantee that it will receive all required regulatory approvals in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

The Merger Agreement Limits First Morris’ Ability To Pursue Alternatives To The Merger.

The merger agreement contains terms and conditions that make it more difficult for First Morris to sell its business to a party other than Provident. First Morris has agreed to take action necessary to convene and hold a meeting of stockholders of First Morris to consider and vote upon the approval and approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, First Morris’ board of directors is required to recommend such approval. The board of directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that (i) the board of directors determines in good faith that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the board of directors determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to First Morris’ stockholders from a financial point of view than the merger, (iii) First Morris promptly notifies Provident of such proposals and the material terms of the proposals and (iv) the special meeting of stockholders of First Morris has not yet occurred. If the board of directors determines that it desires to accept an acquisition proposal that satisfies the criteria described above, First Morris may terminate the merger agreement, subject to the obligation to pay a $4.0 million termination fee to Provident.

Provident required First Morris to agree to these provisions as a condition to Provident’s willingness to enter into the merger agreement. However, these provisions could discourage a third party that might have an interest in acquiring all or a significant part of First Morris from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Morris than it might otherwise have proposed to pay.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of both Provident and First Morris, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “Risks Related to the Merger” on page 21.

The ability of Provident and First Morris to predict results or the actual effects of their respective plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Provident or First Morris;

•	uncertainty related to the transaction and contractual restrictions imposed on First Morris and Provident while the transaction is pending;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Provident and First Morris;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. First Morris stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Provident or First Morris or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Provident and First Morris undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE FIRST MORRIS SPECIAL MEETING

This section contains information for First Morris stockholders about the special meeting of stockholders that First Morris has called to consider and approve the merger agreement.

Together with this document, First Morris is also sending you a notice of the First Morris special meeting of stockholders and a form of proxy that is solicited by its board of directors. The special meeting of stockholders will be held on                     , 2007 at              a.m., local time, at                                 , New Jersey. This Proxy Statement/ Prospectus is first being mailed to stockholders of First Morris on or about                      , 2007.

Matters to Be Considered

The purpose of the First Morris special meeting of stockholders is: (1) to vote on a proposal to approve the merger agreement, and (2) to vote upon any other matters that may properly be submitted to a vote at the First Morris special meeting, including a proposal to adjourn or postpone the First Morris special meeting for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

Each copy of this document mailed to First Morris stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the First Morris special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the First Morris special meeting. You can revoke your proxy at any time before the vote is taken at the First Morris special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the merger agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of First Morris prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Morris Bank & Trust

250 Madison Avenue

Morristown, New Jersey 07962-1920

Attention: Sidney Schlosser

Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies received by First Morris through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement. The First Morris board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, First Morris intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

First Morris stockholders should NOT send stock certificates with their proxy cards. First Morris stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. First Morris stockholders who do not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their First Morris stock certificates for the merger consideration.

Solicitation of Proxies

First Morris is soliciting proxies and will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, First Morris will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Morris common stock and secure their voting instructions, if necessary. First Morris will reimburse the record holders for their reasonable expenses in taking those actions. First Morris has also made arrangements with                                          to assist it in soliciting proxies and have agreed to pay them a fee of $             plus reasonable expenses for these services. If necessary, First Morris may use several of its regular employees, who will not be specially compensated, to solicit proxies from First Morris stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The First Morris board of directors has fixed the close of business on                     , 2007 as the record date for determining the First Morris stockholders entitled to receive notice of and to vote at the First Morris special meeting of stockholders. On                     , 2007,              shares of First Morris common stock were outstanding and held by approximately              holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Morris common stock is necessary to constitute a quorum at the First Morris special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Morris common stock entitled to vote at the First Morris special meeting. You are entitled to one vote for each share of First Morris common stock you held as of the record date.

Because the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Morris common stock entitled to vote at the First Morris special meeting is needed for First Morris and Provident to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the merger agreement. Accordingly, the First Morris board of directors urges First Morris stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of the record date, directors of First Morris and their affiliates had the right to vote              shares of First Morris common stock, or         % of the outstanding First Morris common stock at that date. At the time the merger agreement with Provident was signed, each director of First Morris entered into a separate letter agreement with Provident, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the merger agreement.

Recommendation of the Board of Directors

The First Morris board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The First Morris board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of First Morris and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

See “Proposal I—The Proposed Merger—Recommendation of the First Morris Board of Directors and Reasons for the Merger” on page 37 for a more detailed discussion of the First Morris board of directors’ recommendation.

Attending the First Morris Special Meeting

If you want to vote your shares of First Morris common stock held in street name in person at the First Morris special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of First Morris

The following table sets forth certain information as to those persons that First Morris believes are beneficial owners of more than 5% of First Morris’ outstanding common stock as of November 30, 2006. For purposes of the table below and the table set forth under “Security Ownership of First Morris Directors and Executive Officers,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after November 30, 2006. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	Kim Ann Deskovick 3 Colonial Road, Mendham, NJ 07945	306,323		9.97%
Common Stock	Robert R. Deskovick DeForest Investment Company, P. O. Box 2007, Morristown, NJ 07960	311,881	(2)	10.15%
Common Stock	Fredric J. Sirota Wiley, Malehorn and Sirota 250 Madison Avenue, Morristown, NJ 07960	188,955	(3)	6.15%
Common Stock	Stephen B. Wiley Wiley, Malehorn and Sirota 250 Madison Avenue, Morristown, NJ 07960	172,395	(4)	5.61%

(1)	This percentage has been calculated based upon 3,071,774 shares of common stock, the number of shares outstanding as of November 30, 2006.
(2)	Includes 152,539 shares owned by Louise J. Deskovick, Robert R. Deskovick’s spouse.
(3)	Includes 78,983 shares owned jointly with Joan E. Sirota, Fredric J. Sirota’s spouse, and 12,591 shares held in a trust for which Fredric J. Sirota is a trustee.
(4)	Includes 85,963 shares owned by Judith Wiley, Stephen B. Wiley’s spouse, and 2,400 shares held in Mr. Wiley’s Individual Retirement Account.

Security Ownership of First Morris Directors and Executive Officers

The following table sets forth the number of shares of First Morris common stock beneficially owned by each director, by each executive officer whose cash compensation (current salary plus bonus) exceeds $100,000, and by all directors and executive officers of First Morris as a group, as of November 30, 2006. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. Except as otherwise indicated, no person is known by First Morris to own more than 10% of First Morris’ outstanding common stock.

Name of Director or Executive Officer	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Sherry Amici	620		*
Dennis P. Baldassari	7,689	(2)	*
Kim Ann Deskovick	306,323		9.97%
Robert R. Deskovick	311,881	(3)	10.15%
Gregory Dubnansky	440		*
Brian Giovinazzi	18,074	(4)	*
William F. Keefe	17,000	(5)	*
Katharine Laud	20,386	(6)	*
Robert E. Mulcahy, III	12,059	(7)	*
Kathleen Owsiany	210		*
Sidney Schlosser	7,192	(8)	*
Fredric J. Sirota	188,955	(9)	6.15%
Stephen B. Wiley	172,395	(10)	5.61%
Total owned by directors and executive officers as a group (14 persons)	1,064,988		34.67%

*	Less than 1% of common stock outstanding.
(1)	This percentage has been calculated based upon 3,071,774 shares of common stock, the number of shares outstanding as of November 30, 2006.
(2)	Includes 6,582 shares owned by Eileen Baldassari, Dennis P. Baldassari’s spouse and 707 shares held in Mr. Baldassari’s Individual Retirement Account.
(3)	Includes 152,539 shares owned by Louise J. Deskovick, Robert R. Deskovick’s spouse.
(4)	Includes 11,421 shares owned jointly with Carol Giovinazzi, Brian Giovinazzi’s spouse, and 3,639 shares held in Mr. Giovinazzi’s Individual Retirement Account.
(5)	Includes 12,900 shares owned jointly with Michele Keefe, William F. Keefe’s spouse, 1,110 shares held in Mr. Keefe’s Individual Retirement Account, and 3,000 shares held in a trust for which Mr. Keefe is a trustee.
(6)	Includes 3,220 shares held in Mrs. Laud’s Individual Retirement Account, 532 shares owned jointly with Paul Laud, Katharine Laud’s spouse, and 1,748 shares owned by Paul Laud.
(7)	Includes 1,082 shares owned by Marie M. Mulcahy, Robert E. Mulcahy’s spouse, and 10,977 shares held in Mr. Mulcahy’s Individual Retirement Account.
(8)	Includes 3,500 shares owned by Deenie Schlosser, Sidney Schlosser’s spouse.
(9)	Includes 78,983 shares owned jointly with Joan E. Sirota, Fredric J. Sirota’s spouse, and 12,591 shares held in a trust for which Fredric J. Sirota is a trustee.
(10)	Includes 85,963 shares owned by Judith Wiley, Stephen B. Wiley’s spouse, and 2,400 shares held in Mr. Wiley’s Individual Retirement Account.

INFORMATION ABOUT THE COMPANIES

Provident Financial Services, Inc.

830 Bergen Avenue

Jersey City, New Jersey 07306-4599

(201) 333-1000

Provident Financial Services, Inc. is a Delaware corporation which became the holding company for The Provident Bank on January 15, 2003, following the completion of the conversion of The Provident Bank from a mutual savings bank to a stock chartered savings bank. On January 15, 2003, Provident issued an aggregate of 59,618,300 shares of its common stock, par value $0.01 per share, in a subscription offering and contributed cash and 1,920,000 shares of its common stock to The Provident Bank Foundation, a charitable foundation established by The Provident Bank. As a result of the conversion and its related stock offering, Provident raised $567.2 million in net proceeds, of which $293.2 million was used to acquire all of the outstanding shares of common stock of The Provident Bank. As of the completion of the conversion on January 15, 2003, Provident owned all of the outstanding common stock of The Provident Bank. On July 14, 2004, Provident completed its acquisition of First Sentinel Bancorp, Inc. At September 30, 2006, Provident had total consolidated assets of $5.8 billion, net loans of $3.7 billion, total deposits of $4.0 billion, and total stockholders’ equity of $1.0 billion.

Originally established in 1839, The Provident Bank is a New Jersey chartered capital stock savings bank headquartered in Jersey City, New Jersey. The Provident Bank is a community- and customer-oriented bank operating 75 full-service branch offices in the New Jersey counties of Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union, which it considers its primary market area. The Provident Bank emphasizes personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in Provident’s markets. The Provident Bank attracts deposits from the general public in the areas surrounding its banking offices and uses those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, commercial business loans, residential mortgage loans and consumer loans. The Provident Bank also invests in mortgage-backed securities and other permissible investments.

The Provident Bank is subject to regulation and supervision by the New Jersey Department of Banking and Insurance, its chartering agency, and by the Federal Deposit Insurance Corporation. As the holding company for The Provident Bank, Provident is a bank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System.

Provident routinely evaluates opportunities to expand through merger or acquisition. As a result, merger or acquisition discussions and, in some cases, negotiations may take place in the future, and mergers and acquisitions involving cash, debt or equity securities may occur.

Additional information about Provident and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page 86.

First Morris Bank & Trust

250 Madison Avenue

Morristown, New Jersey 07962-1920

(973) 267-0900

Originally established in 1969, First Morris Bank & Trust is a New Jersey chartered commercial bank with trust powers whose deposits are insured by the Federal Deposit Insurance Corporation. First Morris operates through 9 full-service banking offices in Morris County, New Jersey.

First Morris’ principal business consists of accepting retail deposits from the general public in the areas surrounding its branch offices and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, installment and commercial loans, mortgage-backed and mortgage related securities and various debt and equity securities. First Morris’ Wealth Management Services Division provides a full range of custodial, asset management, fiduciary and estate planning services. Financial products such as custody arrangements, investment management accounts, living and testamentary trusts, IRA rollovers and estate settlement are offered to individuals, institutions and not-for-profit organizations. First Morris’ revenues are derived principally from the interest income generated by its loan and investment portfolios, and, to a lesser extent, from retail banking fees. At September 30, 2006, First Morris had total consolidated assets of $572.3 million, net loans of $321.3 million, total deposits of $511.4 million and total stockholders’ equity of $41.0 million.

First Morris is subject to regulation and supervision by the New Jersey Department of Banking and Insurance, its chartering agency, and by the Federal Deposit Insurance Corporation.

Additional financial information about First Morris and its subsidiaries is included in Appendix D to this Proxy Statement/Prospectus.

PROPOSAL I — THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus sets forth the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus. You are encouraged to read the merger agreement.

General

Pursuant to the merger agreement, First Morris will merge with and into The Provident Bank, a subsidiary of Provident, with The Provident Bank as the surviving entity. Outstanding shares of First Morris common stock will be converted into the right to receive cash, shares of Provident common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of Provident common stock. See “—Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of First Morris will cease and The Provident Bank will succeed to all of the rights and be responsible for all of the obligations of First Morris.

First Morris Background of the Merger

In June 2006, certain members of the board of directors of First Morris discussed a possible sale of First Morris if a suitable purchaser could be located. On June 19, 2006, First Morris President Brian Giovinazzi met with three directors, Robert R. Deskovick, Stephen B. Wiley, and Fredric J. Sirota, who on behalf of the board of directors, asked Mr. Giovinazzi to make inquiries to determine the approximate value shareholders would receive if First Morris were sold. Following the meeting, Mr. Giovinazzi contacted two investment bankers, including Keefe Bruyette & Woods, Inc. (“KBW”), to discuss the marketing strategy to be implemented if First Morris were to be sold.

In late June 2006, Brian Giovinazzi, Robert R. Deskovick, Stephen B. Wiley, and Fredric J. Sirota met with KBW regarding the possible marketing and sale of First Morris. First Morris subsequently requested KBW to develop marketing strategies, identify preliminary buyer candidates, prepare a confidential information package, and manage the marketing process.

KBW prepared a confidential information package to be distributed to potential interested parties and initiated contact with 17 financial institutions to explore whether they had an interest in evaluating a potential affiliation with First Morris. As a result of KBW’s contact, eight financial institutions, including Provident, executed confidentiality agreements with KBW as agent for First Morris and received the confidential information package.

On August 30, 2006, First Morris received its first preliminary non-binding expression of interest from each of Company A and Provident. Company A’s expression of interest included a proposal to pay cash at a per share price of between $38.02 and $39.95. Provident’s expression of interest included a proposal to pay a mixture of cash and stock with an aggregate per share price of between $37.00 and $39.00. Company A and Provident were each invited to conduct due diligence during the week of September 11, 2006.

The board of directors of First Morris held a meeting on September 18, 2006 to review the preliminary proposals received from Company A and Provident with KBW and the results of due diligence with KBW and Thacher Proffitt & Wood LLP, First Morris’ special legal counsel (“Thacher Proffitt”). At the meeting, KBW summarized the two expressions of interest and presented a financial comparison of the terms of each. Thacher Proffitt discussed the fiduciary duties of the board of directors of First Morris in evaluating a potential sale of First Morris. After an extensive discussion, KBW reported that updated proposals based on the results of their due diligence review of First Morris had been requested and were expected from both Company A and Provident by September 22, 2006, which proposals would be presented to the board of directors at a meeting to be held on September 25, 2006.

On September 22, 2006, First Morris received updated non-binding expressions of interest from each of Company A and Provident. Company A’s updated expression of interest included a proposal to pay cash in the amount of $39.95 per share. Provident’s expression of interest included a proposal to pay a mixture of cash and stock with an aggregate per share price of $39.50.

On September 25, 2006, the board of directors of First Morris held a special meeting to review with KBW and Thacher Proffitt the two expressions of interest and to determine whether to proceed in negotiating with Company A and Provident. At the meeting, KBW summarized the two updated expressions of interest and presented a financial comparison of the terms of each. Thacher Proffitt again summarized the fiduciary duties of the board of directors. After an extensive discussion, First Morris’ board of directors authorized KBW to seek another expression of interest from Company A, including a request for an increase in the per share price. First Morris’ board of directors also authorized KBW to make every effort to ensure that Provident remained interested in pursuing a transaction with First Morris, while First Morris considered a transaction with Company A.

On September 27, 2006, the board of directors of First Morris held a special meeting to review with KBW and Thacher Proffitt the updated expression of interest received from Company A. In its expression of interest, Company A proposed to pay $40.29 in cash for each share of First Morris’ common stock. KBW also reported that Provident indicated a willingness to increase its proposed aggregate per share price, but not to the level proposed by Company A. The board of directors determined to proceed with the negotiation of a definitive agreement with Company A.

On October 3, 2006, Company A’s counsel circulated an initial draft of a merger agreement. First Morris and its advisors then began negotiating a merger agreement with Company A and its advisors. On October 5, 2006, First Morris and Thacher Proffitt conducted due diligence on Company A. On October 7, 2006, due to its dissatisfaction with the substance and pace of the negotiations with Company A, the Executive Committee of the board of directors authorized KBW to re-open negotiations with Provident. In discussions with Provident on October 8, 2006, KBW, at the request of First Morris, indicated to Provident that, due to the large number of issues remaining unresolved in negotiations with Company A, First Morris was interested in negotiating a definitive agreement with Provident.

On October 9, 2006, the board of directors of First Morris held a special meeting to discuss the status of negotiations of a definitive agreement with Company A. KBW and Thacher Proffitt reviewed with the board of directors several substantive issues that remained unresolved in negotiations with Company A. Several directors expressed concern that so many issues remained unresolved and questioned whether Company A remained interested in pursuing a transaction under the terms set forth in its expression of interest. KBW and Thacher Proffitt also reported on the status of the continuing contact with Provident. KBW reported that Provident intended to provide an initial draft merger agreement by October 10, 2006. KBW then reviewed the terms of Provident’s September 22, 2006 expression of interest with the board of directors. After an extensive discussion, First Morris’ board of directors authorized KBW to proceed with negotiations with both Company A and Provident.

On October 10, 2006, Provident’s counsel circulated an initial draft merger agreement. First Morris and its advisors and Provident and its advisors proceeded to negotiate the terms of the merger agreement.

On October 12, 2006, Company A notified First Morris that it was terminating its negotiations with First Morris. The board of directors held a special meeting to discuss the status of negotiations with both Company A and Provident and First Morris’ strategic alternatives. The board discussed several possibilities, including contacting Company A to propose a revival of negotiations, proceeding with the negotiations with Provident, or terminating the sale process. Following an extensive discussion, the board of directors authorized KBW and Thacher Proffitt to proceed with negotiations with Provident.

From October 12, 2006 through October 15, 2006, First Morris and its advisors negotiated the terms of the merger agreement with Provident. First Morris and its advisors conducted due diligence onsite at the offices of Provident on October 13, 2006.

On October 15, 2006, the board of directors of First Morris held a special meeting to discuss the final terms of the transaction with Provident, based on Provident’s offer to pay $39.75 per share for 50% of the outstanding shares of First Morris’ common stock and to set a fixed exchange ratio of 2.1337 shares of Provident common stock per share of First Morris’ common stock for 50% of First Morris’ outstanding shares. At this meeting, KBW and Thacher Proffitt updated the board of directors of First Morris on the material terms that had been resolved and discussed the interests of certain persons in the proposed transaction. Thacher Proffitt reviewed for First Morris’ board of directors the material terms of the definitive agreement, as well as the voting agreement to be entered into by each of the directors and certain executive officers of First Morris, and the legal duties of the board of directors of First Morris with respect to First Morris’ stockholders. KBW delivered its oral opinion (subsequently confirmed in writing) that as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Provident was fair from a financial point of view to First Morris’ stockholders. Accordingly, First Morris’ board of directors unanimously approved the definitive merger agreement and the transactions contemplated thereby.

Provident and First Morris executed the merger agreement on the evening of October 15, 2006 and issued a joint press release publicly announcing the transaction on the morning of October 16, 2006.

Recommendation of First Morris’ Board of Directors and Reasons for the Merger

First Morris’ board of directors believes that the merger is in the best interests of First Morris and its stockholders. Accordingly, First Morris’ board of directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, First Morris’ board of directors consulted with its outside legal counsel, Thacher Proffitt and its financial advisor KBW, and considered a variety of factors, including but not limited to the following which are not presented in order of priority:

•	a review of the historical financial statements of First Morris and Provident and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of First Morris and Provident;

•	the respective business strategies of First Morris and Provident, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of First Morris and Provident;

•	the historical performance of First Morris;

•	the current and prospective environment in which First Morris operates;

•	the merger consideration offered and the belief of the board of directors that the merger consideration is a fair amount and that the mixture of stock and cash is favorable and will result in long-term value for the First Morris’ stockholders;

•	the fact that First Morris’ stockholders will have the opportunity to elect to receive shares of Provident common stock or cash (subject to the requirement that 50% of First Morris’ common stock will be exchanged for Provident’s shares of common stock and 50% will be exchanged for cash);

•	the fact that the transaction is expected to be tax-free to First Morris’ stockholders, to the extent that First Morris’ stockholders receive shares of Provident’s common stock in exchange for shares of First Morris’ common stock;

•	the fact that Provident’s common stock has a favorable dividend yield;

•	the ability of Provident to pay the merger consideration;

•	the compatibility of the corporate cultures of First Morris and Provident;

•	the business and future prospects of Provident and the board of directors’ view of the quality of Provident’s common stock as an investment by First Morris’ stockholders;

•	the geographic fit of the branch networks of Provident and First Morris;

•	the anticipated effect of the acquisition on employees of First Morris (including the fact that First Morris employees who do not continue as employees of Provident will be entitled to receive severance benefits);

•	the effect on First Morris’ customers and the communities served by First Morris;

•	advice from First Morris’ financial advisors, KBW, that the per share merger consideration is fair to First Morris’ stockholders from a financial point of view;

•	the terms of the merger agreement, including but not limited to the representations and warranties of the parties, the covenants, the consideration, the benefits to employees, employee and executive termination benefit, and the ability of First Morris to terminate the merger agreement if required by the fiduciary duties of its board of directors;

•	the likelihood of obtaining the approvals necessary to complete the transaction;

•	a review of the terms, to the extent publicly available, of certain other transactions deemed by KBW to be relevant to its review of the proposed merger; and

•	a review of the prospects of First Morris remaining independent.

In reaching its determination to approve and recommend the merger, First Morris’ board did not assign any specific or relative weights to the factors under consideration, and individual directors may have given different weights to different factors.

On the basis of these considerations, First Morris’ board of directors unanimously approved the merger agreement.

THE BOARD OF DIRECTORS OF FIRST MORRIS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FIRST MORRIS APPROVE THE MERGER AGREEMENT.

Opinion of First Morris’ Financial Advisor

First Morris engaged KBW to render financial advisory and investment banking services. KBW assisted First Morris in analyzing, structuring and negotiating the merger of First Morris with and into The Provident Bank, a subsidiary of Provident. First Morris selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Morris and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On October 15, 2006, the First Morris board of directors held a meeting to evaluate the proposed merger with The Provident Bank, a subsidiary of Provident. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion that the consideration to be received by First Morris stockholders in the merger was fair to those stockholders from a financial point of view. The First Morris board approved the merger agreement at this meeting.

The full text of KBW’s opinion, dated October 15, 2006, is attached as Appendix B to this Proxy Statement/Prospectus. Holders of First Morris common stock are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with the rendering of its opinion. KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the First Morris board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to First Morris stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Morris shareholder as to how the stockholder should vote at the First Morris special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed the merger agreement;

•	reviewed certain historical financial and other information concerning Provident, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	reviewed certain historical financial and other information concerning First Morris, including Annual Reports to Stockholders;

•	held discussions with members of senior management of First Morris and Provident regarding each company’s respective past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed Provident’s earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of Provident;

•	reviewed First Morris’ earnings per share estimate for the year ending December 31, 2006 per First Morris’ budget and discussed it with management of First Morris;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of Provident and First Morris;

•	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared Provident and First Morris to those institutions;

•	compared the financial terms of the merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of First Morris and Provident as to the reasonableness and achievability of their respective financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Provident and First Morris are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of Provident or First Morris, or examine or review any individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	there has been no material change in Provident’s or First Morris’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under U.S. generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of First Morris common stock or shares of Provident common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Morris and Provident. Any estimates contained in the analyses performed by KBW are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Morris board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Morris board with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to the First Morris board on October 15, 2006, in connection with its oral opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the First Morris board of directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather KBW made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment, after considering the results of all its analyses taken as a whole. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.

Summary of Proposal. KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of First Morris common stock will receive $39.75 in cash or 2.1337 shares of Provident common stock with 50% of First Morris’ shares of common stock receiving cash and 50% of First Morris’ shares of common stock receiving Provident common stock. Based on Provident’s closing price of $18.65 on October 13, 2006, KBW calculated an implied transaction value of $39.77 per share.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of Provident to those of a group of comparable publicly traded Mid-Atlantic thrifts (excluding Mutual Holding Companies) with assets between $1 billion and approximately $30 billion. KBW compared the financial performance, financial condition and market valuations of First Morris to those of a group of comparable publicly traded New Jersey banks with assets between $300 million and $5 billion.

Companies included in Provident’s peer group were:

Hudson City Bancorp, Inc.

New York Community Bancorp, Inc.

Astoria Financial Corporation

First Niagara Financial Group, Inc.

Partners Trust Financial Group, Inc.

Dime Community Bancshares, Inc.

WSFS Financial Corporation

KNBT Bancorp, Inc.

TrustCo Bank Corp NY

Provident New York Bancorp

Flushing Financial Corporation

PennFed Financial Services, Inc.

OceanFirst Financial Corp.

ESB Financial Corporation

Parkvale Financial Corporation

Willow Grove Bancorp, Inc.

Companies included in First Morris’ peer group were:

Sun Bancorp, Inc.

Yardville National Bancorp

Lakeland Bancorp, Inc.

Peapack-Gladstone Financial Corporation

Center Bancorp, Inc.

Greater Community Bancorp

Unity Bancorp, Inc.

Community Partners Bancorp

Central Jersey Bancorp

Stewardship Financial Corporation

BCB Bancorp, Inc.

Sterling Bank

Boardwalk Bancorp, Inc.

1st Constitution Bancorp

Parke Bancorp, Inc.

Sussex Bancorp

To perform this analysis, KBW used financial information as of and for the latest quarter available. Market price information was as of October 13, 2006, and Provident’s 2006 and 2007 fiscal year earnings per share estimates were taken from First Call, a nationally-recognized earnings per share estimate consolidator. First Morris’ 2006 earnings per share estimates are based on First Morris’ management budgeted estimates of $0.84.

KBW’s analysis showed the following concerning Provident’s financial performance:

	Provident		Provident Peer Group Average	Provident Peer Group Median
Core Return on Average Assets (1)	0.92	%(3)	0.89%	0.89%
Core Return on Average Equity (1)	5.15	%(3)	10.26%	9.31%
Core Cash Return on Average Tangible Average Assets (1) (2)	1.17	%(3)	1.00%	1.01%
Core Cash Return on Average Tangible Average Equity (1) (2)	10.24	%(3)	15.13%	16.23%
Net Interest Margin	3.33%		2.70%	2.83%
Fee Income / Revenue (1)	14.6	%(3)	19.7%	18.7%
Efficiency Ratio (1)	59.9	%(3)	52.8%	55.0%

KBW’s analysis showed the following concerning Provident’s financial condition:

	Provident	Provident Peer Group Average	Provident Peer Group Median
Equity / Assets	17.47%	9.82%	8.63%
Tangible Equity / Tangible Assets	10.90%	6.94%	6.51%
Loans / Deposits	95.9%	107.8%	110.7%
Securities / Assets	22.7%	27.2%	23.2%
Loan Loss Reserve / Loans	0.86%	1.00%	0.96%
Nonperforming Assets / Loans plus Other Real Estate Owned	0.16%	0.34%	0.29%
Net Charge-Offs / Average Loans	0.02%	0.02%	0.00%

KBW’s analysis showed the following concerning Provident’s market valuations:

	Provident	Provident Peer Group Average	Provident Peer Group Median
Stock Price / Book Value per Share	1.18x	1.73x	1.51x
Stock Price / Tangible Book Value per Share	2.05x	2.39x	2.18x
Stock Price / 2006 Estimated GAAP EPS	21.0x	18.6x	17.0x
Stock Price / 2006 Estimated Cash EPS (2)	17.9x	18.0x	16.7x
Stock Price / 2007 Estimated GAAP EPS	18.3x	17.5x	15.6x
Stock Price / 2007 Estimated Cash EPS (2)	15.9x	17.0x	15.3x
Dividend Yield	2.1%	2.9%	2.8%
2006 Dividend Payout Ratio	44.9%	52.0%	52.6%

KBW’s analysis showed the following concerning First Morris’ financial performance:

	First Morris	First Morris Peer Group Average	First Morris Peer Group Median
Core Return on Average Assets (1)	0.42%	0.86%	0.85%
Core Return on Average Equity (1)	6.02%	10.04%	10.77%
Net Interest Margin	2.90%	3.78%	3.88%
Fee Income / Revenue (1)	14.9%	14.0%	11.1%
Efficiency Ratio (1)	79.0%	64.1%	64.4%

KBW’s analysis showed the following concerning First Morris’ financial condition:

	First Morris	First Morris Peer Group Average	First Morris Peer Group Median
Equity / Assets	6.69%	8.91%	8.58%
Tangible Equity / Tangible Assets	6.65%	7.36%	7.37%
Loans / Deposits	60.2%	86.3%	85.7%
Securities / Assets.	36.8%	22.1%	21.1%
Loan Loss Reserve / Loans	0.98%	1.09%	1.11%
Nonperforming Assets / Loans plus Other Real Estate Owned	0.00%	0.34%	0.28%
Net Charge-Offs / Average Loans	0.08%	0.04%	0.02%

KBW’s analysis showed the following concerning First Morris’ market valuations:

	First Morris	First Morris at September 13, 2006 (4)	First Morris Peer Group Average	First Morris Peer Group Median
Stock Price / Book Value per Share	2.69x	1.99x	1.70x	1.65x
Stock Price / Tangible Book Value per Share	2.71x	2.01x	2.07x	2.00x
Stock Price / 2006 Estimated GAAP EPS	39.2x / 30.7x(5)	29.0x / 22.8x(5)	17.8x	18.6x
Stock Price / 2007 Estimated GAAP EPS	na	na	16.5x	16.1x
Dividend Yield	0.0%	0.0%	1.3%	1.2%
2006 Dividend Payout Ratio	0.0%	0.0%	27.6%	29.6%

(1)	Excluded (i) revenue and expense items deemed non-recurring or extraordinary and (ii) gains or losses on the sale of investment securities
(2)	Cash income adjusted for non-cash expenses associated with core deposit intangible amortization, ESOP and other stock based benefit plans
(3)	Assumes the loss on sale of securities is exactly offset by the gain recognized on the call of FHLB advances
(4)	FMJE stock price had increased dramatically since this date, KBW assumes this is market speculation regarding a transaction
(5)	Adjusted for the $1.1 million of losses on the sale of securities

Notes: Assets and capital ratios pro forma for pending and recently completed acquisitions

Certain rations are annualized

Comparable Transaction Analysis. KBW reviewed certain financial data related to comparably sized acquisitions of bank holding companies and commercial banks in the Mid-Atlantic region that were announced after January 1, 2003, with announced aggregate transaction values between $50 million and $250 million. The transactions included in the group were:

Survivor	Acquired Entity
Conestoga Bancorp, Inc.	PSB Bancorp, Inc.
Alliance Financial Corporation	Bridge Street Financial, Inc.
Cathay General Bancorp, Inc.	Great Eastern Bank
F.N.B. Corporation	Legacy Bank
Susquehanna Bancshares, Inc.	Minotola National Bank
New York Community Bank, Inc.	Long Island Financial Corporation
NBT Bancorp Inc.	CNB Bancorp, Inc.
Willow Grove Bancorp, Inc.	Chester Valley Bancorp Inc.
Fulton Financial Corporation	SVB Financial Services, Inc.
Valley National Bancorp	Shrewsbury Bancorp
Valley National Bancorp	NorCrown Bank
F.N.B. Corporation	NSD Bancorp, Inc.
Fulton Financial Corporation	First Washington FinancialCorp
F.N.B. Corporation	Slippery Rock Financial Corporation
Omega Financial Corporation	Sun Bancorp
Sun Bancorp, Inc.	Community Bancorp of New Jersey

Survivor	Acquired Entity
Community Bank System, Inc.	First Heritage Bank
National Penn Bancshares, Inc.	Peoples First, Inc.
Susquehanna Bancshares, Inc.	Patriot Bank Corp.
Lakeland Bancorp, Incorporated	Newton Financial Corporation
Provident Bancorp, Inc. (MHC)	E.N.B. Holding Company, Inc.
Community Bank System, Inc.	Grange National Banc Corp.
United Bankshares, Inc.	Sequoia Bancshares, Inc.
KNBT Bancorp Inc.	First Colonial Group, Inc.
Fulton Financial Corporation	Premier Bancorp Inc.

For each precedent transaction, KBW derived and compared, among other things, the implied ratio of the price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day one month preceding the announcement of the transaction.

Additionally, KBW compared the core deposit premium paid in each transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

Transaction multiples for the merger were derived from the $39.77 per share price for First Morris (based on Provident’s closing share price on October 13, 2006). KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Provident/ First Morris Transaction	Comparable Transaction Average	Comparable Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	49.7x / 38.6x(1)	27.0x	24.8x
Deal Price / Book Value per Share	3.25x	2.70x	2.65x
Deal Price / Tangible Book Value per Share	3.28x	2.87x	2.83x
Core Deposit Premium	18.7%	21.6%	20.3%
One Day Market Premium	20.9%	32.1%	30.2%
One Month Market Premium	63.3%	38.7%	38.8%

(1)	Excludes the $1.1 million of losses on the sale of securities

No company or transaction used as a comparison in the above analysis is identical to First Morris, Provident or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

First Morris Discounted Cash Flow Analysis. KBW performed a dividend discount analysis to generate a range for the implied present value per share of First Morris common stock assuming First Morris continued to operate as a stand-alone entity.

This range was determined by adding (i) the present value of First Morris’ estimated future dividend stream for the years 2006 through 2010 and (ii) the present value of the terminal value of the First Morris common stock. Terminal values for First Morris were calculated based on a range of terminal multiples applied to the 2011 earnings per share estimate.

The earnings per share assumptions that formed the basis of the analysis were based on First Morris’ annualized fourth quarter 2006 budgeted earnings. For a projected dividend stream, KBW assumed First Morris would continue to not pay out any dividends.

KBW estimated the range for the implied present value per share of First Morris common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 earnings per share of 16.0x to 22.0x;

•	a range of post 2007 earnings per share growth of 10.0% to 20.0%; and

•	a range of discount rates of 12.0% to 14.0%.

This analysis resulted in a range for the implied present value per share of First Morris common stock of $20.60 to $43.77.

Provident Discounted Cash Flow Analysis. KBW performed a dividend discount analysis to generate a range for the implied present value per share of Provident common stock.

This range was determined by adding (i) the present value of the estimated future dividend stream that Provident could generate for the years 2006 through 2010 and (ii) the present value of the terminal value of Provident common stock. Terminal values for Provident were calculated based on a range of terminal multiples applied to the estimated 2011 cash earnings per share.

The earnings per share assumptions that formed the basis of the analysis were based on First Call estimated earnings per share for 2006 and 2007 and adjusted for non-cash expenses associated with core deposit intangible amortization, ESOP and other stock based benefit plans. For a projected dividend stream, KBW assumed Provident would maintain a dividend payout ratio of 40% of cash earnings per share post 2006.

KBW estimated reference ranges for the implied present value per share of Provident common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2011 cash earnings per share of 16.0x to 20.0x;

•	a range of post 2007 cash earnings per share growth of 6.0% to 10.0%; and

•	a range of discount rates of 10.0% to 12.0%.

This analysis resulted in a range for the implied present value per share of Provident common stock of $16.20 to $22.95.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Morris or Provident common stock.

Financial Impact Analysis. KBW analyzed certain pro forma effects of the merger on Provident. KBW made various assumptions regarding cost synergies, share repurchases, certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), and charges and transaction costs associated with the merger.

KBW’s analysis indicated that the transaction would be accretive to Provident’s GAAP and cash earnings per share estimate in 2007 and 2008. It further indicated that Provident would maintain well-capitalized capital ratios and thus had the financial ability to execute the merger.

For all of the above analyses, the actual results achieved by Provident following the merger will vary from the projected results, and the variations may be material.

Other Analysis. KBW compared the financial and market performance of First Morris and Provident to a variety of relevant industry peer groups and indices. KBW reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Provident and First Morris.

Miscellaneous. The First Morris board of directors retained KBW as an independent contractor to act as financial adviser to First Morris regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banks and bank securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First Morris and Provident. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Morris and Provident for KBW’s own account and for the accounts of its customers.

KBW has not provided investment banking services to First Morris in the past.

First Morris and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. First Morris has agreed to pay KBW a cash fee equal to 1.00% of the aggregate market value of the consideration paid in the merger at closing. Pursuant to the KBW engagement agreement, First Morris also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and certain related parties against certain expenses and liabilities, including liabilities under the federal securities laws.

Provident Board of Directors’ Reasons for the Merger

The Provident board of directors expects the merger to enhance Provident’s banking franchise and competitive position in New Jersey, in particular in Morris County, one of New Jersey’s most attractive banking markets. The merger also increases Provident’s operating and marketing scale. In addition, the merger is consistent with Provident’s plans to effectively deploy the capital raised in The Provident Bank’s mutual to stock conversion.

In evaluating the merger, the Provident board of directors consulted with Provident’s management, as well as its financial and legal advisors. In reaching its conclusion to approve the merger agreement, the Provident board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	the effectiveness of the merger as a method of implementing and accelerating Provident’s strategies for expanding Provident’s franchise in Morris County, one of the most desirable banking markets in New Jersey by acquiring the largest independent community bank in that market;

•	the effectiveness of the merger as a means of deploying a portion of the conversion proceeds of The Provident Bank’s mutual to stock conversion;

•	its understanding of Provident’s business, operations, financial condition, earnings and prospects and of First Morris’ business, operations, financial condition, earnings and prospects, including First Morris’ strong franchise in the Morris County, New Jersey market in which it operates;

•	the reports of Provident’s management, and discussions with Provident’s management and financial advisor, concerning the operations, financial condition and prospects of First Morris and the potential financial impact of the merger on the combined company;

•	the similarity between Provident’s and First Morris’ management, philosophies, approaches and commitments to the communities and customers they serve and their respective employees;

•	the proposed retention of key First Morris senior executives which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined companies; and

•	First Morris’ low loan-to-deposit ratio and the opportunity for Provident to leverage First Morris’ excess deposits.

The Provident board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating First Morris’ business, operations and workforce with those of Provident, the need to obtain First Morris’ stockholder approval and regulatory approvals to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The Provident board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Provident board of directors is not exhaustive, but includes the material factors considered by the Provident board of directors. In view of the wide variety of factors considered by the Provident board of directors in connection with its evaluation of the merger and the complexity of these matters, the Provident board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Provident board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by Provident’s board of directors.

Merger Consideration; Cash or Stock Election

Under the terms of the merger agreement, at the effective time of the merger each outstanding share of First Morris common stock (other than dissenting shares and shares held by Provident and First Morris) will be converted into the right to receive, at the election of the holder of such share, either:

•	$39.75 in cash (without interest), assuming payment solely of cash in exchange for a share of First Morris common stock; or

•	2.1337 shares of Provident common stock, assuming payment solely of Provident common stock in exchange for a share of First Morris common stock; or

•	a combination of cash plus Provident common stock.

No fractional shares of Provident common stock will be issued in connection with the merger. Instead, First Morris stockholders will receive, without interest, a cash payment from Provident equal to the fractional share interest they otherwise would have received, multiplied by the value of Provident common stock. For this purpose, Provident common stock will be valued at the average of its daily closing sales prices during the ten consecutive trading days immediately preceding the completion date of the merger.

Based on the closing price of $             per share of Provident common stock on                     , 2007, each share of First Morris common stock that is exchanged solely for Provident common stock would be converted into 2.1337 shares of Provident common stock having a value of $            . We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Provident common stock.

All elections by First Morris stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 50% of the outstanding shares of First Morris common stock will be converted into the right to receive Provident common stock, and the remaining outstanding shares of First Morris common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Morris stockholders in the aggregate elect to receive more or less of Provident common stock than Provident has agreed to issue. These procedures are summarized below.

•	If Provident common stock is oversubscribed: If First Morris stockholders elect to receive more Provident common stock than Provident has agreed to issue in the merger, then all First Morris stockholders who have elected to receive cash or who have made no election will receive cash for their First Morris shares and all stockholders who elected to receive Provident common stock will receive a pro rata portion of the available Provident shares plus cash for those shares not converted into Provident common stock.

•	If Provident common stock is undersubscribed: If First Morris stockholders elect to receive fewer shares of Provident common stock than Provident has agreed to issue in the merger, and

•

the number of shares as to which First Morris stockholders have made no election is less than or equal to this shortfall, then all First Morris stockholders who have elected to receive Provident common stock or who have made no election will receive Provident common stock, and all First

Morris stockholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus Provident shares for those First Morris shares not converted into cash; or if

•	the number of non-election shares is greater than the shortfall, then all First Morris stockholders who have elected to receive Provident common stock will receive Provident common stock, all First Morris stockholders who have elected to receive cash will receive cash, and all First Morris stockholders who made no election will receive a pro rata portion of the remaining available cash consideration plus Provident’s shares for those First Morris shares not converted into cash.

Notwithstanding these allocation procedures, in order for the transaction to qualify as a tax-free reorganization, if the aggregate value of the stock consideration less the amount of cash paid in lieu of fractional shares is less than 42.5% of the sum of (i) the aggregate value of all of the merger consideration; (ii) the value of any consideration described in Department of Treasury Regulation Section 1.368-1(e)(ii); (iii) cash paid to dissenting stockholders; and (iv) the value of the consideration paid by Provident to acquire First Morris common stock prior to the closing of the merger, Provident shall increase the number of shares of Provident common stock, and correspondingly decrease the amount of cash, that First Morris stockholders will receive upon the exchange of their shares, such that the aggregate value of the stock consideration to be delivered at the closing of the merger shall equal 42.5% of the sum described above. If this adjustment is necessary, stockholders who elect to receive cash or a combination of cash and stock may be required to receive a greater amount of Provident common stock than they otherwise would have received.

Neither First Morris nor Provident is making any recommendation as to whether First Morris stockholders should elect to receive cash or Provident common stock in the merger. Each First Morris stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Provident common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of First Morris common stock, an election form will be provided to you under separate cover. The election form will allow you to elect to receive cash, Provident common stock, or a combination of cash and Provident common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., New Jersey time, on the twentieth day following the mailing of the election form. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of First Morris common stock certificates for cash and/or Provident common stock. Shortly after the merger, the exchange agent will allocate cash and shares of Provident common stock among First Morris stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your First Morris stock certificates after the merger is completed. Please do not forward your First Morris stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of First Morris common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Provident common stock and/or cash for your First Morris common stock, you should complete and return the election form. If you do not make an election, you will be allocated Provident common stock and/or cash depending on the elections made by other First Morris stockholders.

If stock certificates for First Morris common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, First Morris shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged First Morris shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

First Morris stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of First Morris common stock designated as non-election shares.

First Morris stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

Provident will deposit with the exchange agent the merger consideration representing Provident’s common stock and cash to be issued to First Morris stockholders in exchange for their shares of First Morris common stock. Within five business days after the completion of the merger, the exchange agent will mail to First Morris stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their First Morris stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of First Morris common stock, together with the signed letter of transmittal, the First Morris stockholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Provident common stock (if any) determined in accordance with the exchange ratio; or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled; and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your First Morris stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Provident common stock into which your shares of First Morris common stock have been exchanged. No interest will be paid or accrued to First Morris stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of First Morris common stock. First Morris stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of Provident’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of Provident common stock made available to the exchange agent that remains unclaimed by First Morris stockholders for six months after the effective time of the merger will be returned to Provident. Any First Morris stockholder who has not exchanged shares of First Morris common stock for the merger consideration in accordance with the merger agreement before that time may look only to Provident for payment of the merger consideration for their shares and any unpaid dividends or distributions after that time. Nonetheless, Provident, First Morris, the exchange agent or any other person will not be liable to any First Morris stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

First Morris employees who become employees of Provident at the effective time of the merger shall become eligible to participate in Provident’s compensation and benefit plans as soon as practical following the effective time. Such continuing employees will be given credit for service at First Morris or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes) under Provident’s existing compensation and benefit plans (but no credit for prior service will be given for under Provident’s retiree health plan, which is frozen).

If a First Morris employee (i) is not offered employment with Provident at a rate of compensation no less than provided by First Morris or is offered employment with Provident but is terminated by Provident (except if terminated for cause) within one year of the closing of the merger or (ii) is not offered employment with Provident at a place of business within 20 miles from such person’s place of employment as of October 15, 2006 or is subsequently relocated to such place of employment (unless relocated to the Provident Loan Center in Woodbridge, New Jersey), Provident shall pay, or in the event of a termination prior to or at the closing of the proposed merger, First Morris shall pay if requested by Provident, a severance benefit to such employee pursuant to the terms of The Provident Bank Severance Policy for Employees without Contracts for Reduction in Force or Job Elimination in an amount which would cause such benefit to not be considered deferred compensation under Internal Revenue Code Section 409A.

In addition, First Morris may pay certain of its employees, as agreed to by Provident, at a time agreed to by the parties but in no event later than 90 days from the closing of the merger, so long as such employee remains employed by First Morris or Provident during this period, a retention bonus. The aggregate amount of all such retention bonuses shall not exceed $250,000.

See “—Interests of First Morris’ Directors and Officers in the Merger” below for a discussion of employment agreements.

Interests of First Morris’ Directors and Officers in the Merger

Some members of First Morris’ management and board of directors may have interests in the merger that are in addition to their interest as stockholders of First Morris generally. The First Morris board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

Change of Control Agreement with Mr. Giovinazzi. First Morris has entered into a change of control agreement with its President and Chief Executive Officer, Mr. Brian Giovinazzi. Generally, First Morris may terminate the employment of Mr. Giovinazzi, with or without cause, at any time prior to a change of control without obligation for severance benefits.

However, if First Morris signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate Mr. Giovinazzi’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to 2.999 times his “base amount” as defined in Section 280G of the Internal Revenue Code.

Change of Control Agreement with Messrs. Keefe, Dittrich, Dubnansky, Ms. Amici and Ms. Owsiany. First Morris has entered into change of control agreements with each of its Executive Vice President and Chief Financial Officer, Mr. William Keefe; its Senior Vice President and Director of Retail Banking, Mr. Greg Dittrich; its Executive Vice President and Senior Trust Officer, Mr. Gregory Dubnansky; its Senior Vice President and Senior Commercial Lender, Ms. Sherry Amici; and its Executive Vice President and Director of Operations, Ms. Kathleen Owsiany. Generally, First Morris may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if First Morris signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to 2.0 times such person’s “base amount” as defined in the change of control agreement. The change of control agreements determine “base amount” in a manner similar to Section 280G of the Internal Revenue Code, but utilize the sum of base salary, employer contributions to 401(k) and employer contributions to health and life insurance rather than Box 1 of IRS Form W-2.

Amendment and Termination of Change in Control Agreements. Under the merger agreement, First Morris and Provident agreed that, prior to the effective time of the merger, First Morris will amend the change in control agreements between First Morris and each of Messrs. Giovinazzi, Keefe, Dittrich, Dubnansky, Ms. Amici and Ms. Owsiany, to terminate each such agreement immediately prior to the effective time of the merger and to distribute, as of the effective time of the merger, to each of Messrs. Keefe, Dittrich, Dubnansky, Ms. Amici and Ms. Owsiany an amount equal to 2.0 times such person’s “base amount” as defined in their change of control agreements, and to distribute to Mr. Giovinazzi an amount equal to 2.999 times his “base amount” as defined in Section 280G of the Internal Revenue Code. Assuming that the effective time of the merger occurs in 2007, Mr. Keefe would receive a payment of approximately $306,772, Mr. Dittrich would receive a payment of approximately $151,915, Mr. Dubnansky would receive a payment of approximately $256,044, Ms. Amici would receive a payment of approximately $208,194, and Ms. Owsiany would receive a payment of approximately $184,586. If the effective time of the merger had occurred in 2006, Mr. Giovinazzi would have received a payment of approximately $586,124. The actual amount of the payment Mr. Giovinazzi would receive with an effective time of the merger in 2007 is not calculable because the payment is tied to the amount of his compensation for 2006, as reflected in Box 1 of IRS Form W-2, which is not yet available. However, if it is assumed that Mr. Giovinazzi’s 2006 Box 1, W-2 amount is identical to the amount for 2005, then the payment he would receive would be approximately $621,171. The lump sum cash payments to each of the executives will be reduced by applicable tax withholdings. At the time of the payments, each executive will enter into an acknowledgment and release, acknowledging that no further payments are due under the change in control agreements and releasing First Morris and Provident from any and all claims thereunder.

Noncompetition Agreement. At the closing of the merger, Mr. Giovinazzi will enter into a Noncompetition Agreement with Provident, pursuant to which Mr. Giovinazzi will agree not to compete against Provident or any of its subsidiaries through any enterprise or entity located in Morris County, New Jersey for a period of two years following the later of (i) the completion of the merger or (ii) Mr. Giovinazzi’s termination of employment. In addition, Mr. Giovinazzi will agree not to (1) solicit or induce any employee of Provident or any of its subsidiaries to leave the employment of such entities, or (2) solicit any customer of Provident or any of its subsidiaries to transact business with any competing business, or to reduce or refrain from doing any business with Provident or its subsidiaries, or to interfere with or damage any relationship between Provident or its subsidiaries and any such customers. In consideration of such agreements, Mr. Giovinazzi will receive a payment in the amount of $646,000 (less applicable withholding taxes) at the closing of the merger.

Indemnification. Pursuant to the merger agreement, Provident has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of First Morris or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Provident, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Morris or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, First Morris’ certificate of incorporation and bylaws, and Provident’s certificate of incorporation and bylaws. Provident will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. Provident has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of First Morris immediately prior to the effective date of the merger to continue to be covered by First Morris’ current directors’ and officers’ liability insurance policies (provided that Provident may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than First Morris’ current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Provident is not required to spend more than 200% of the annual cost currently incurred by First Morris for its insurance coverage.

Appointment of One First Morris Board Member to the Board of Directors of Provident. As of the closing of the merger, the number of persons constituting the board of directors of Provident will be increased by one person, and one person who is a director of First Morris and who has been designated by the board of directors of Provident shall be appointed and elected to the Provident board, to serve for a term of office determined by the Provident board.

Appointment to Advisory Board. Effective as of the closing of the merger, Provident shall establish the Morris County advisory board. Each person who served on the board of directors of First Morris as of October 15, 2006 as well as immediately prior to the closing of the merger will be appointed to the advisory board, except for the First Morris board member who joins the Provident board. The advisory board will meet quarterly. Each advisory board member will receive an annual advisory board fee of $24,000. The advisory board shall be continued for a period of at least two years.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of First Morris and Provident before the effective time of the merger. In general, the merger agreement obligates First Morris and Provident to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, First Morris has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Provident, it will not, among other things:

•	change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

•	enter into, amend in any material respect or terminate any material contract or agreement;

•	open or close any branch or automated banking facility;

•	change compensation or benefits, except for merit increases or bonuses consistent with past practice in the ordinary course of business;

•	purchase or acquire, or sell or dispose of, any assets or incur indebtedness other than in the ordinary course of business;

•	incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to binding commitments or necessary to maintain existing assets in good repair;

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States;

•	issue any additional shares of capital stock or declare or pay any dividend other than its regular quarterly dividend;

•	except for prior commitments previously disclosed to Provident, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $1,000,000;

•	purchase any equity securities or any security for its investment portfolio inconsistent with its current investment policy;

•	enter into, renew, extend or modify any transaction with an affiliate, other than pursuant to its existing Insider Loan Policy;

•	enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange, or any other agreement for purposes of hedging;

•	take any action that would give rise to a right of payment under an employment agreement or that would give rise to acceleration of a right of payment under any compensation or benefit plan;

•	make material changes to certain of its banking policies;

•	sell any participation interest in a loan without giving Provident the first opportunity to purchase the loan participation;

•	enter into any commitment for its account involving a payment of more than $50,000 or extending beyond 12 months from the date of the merger agreement;

•	settle any claim, other than in the ordinary course of business in an amount not in excess of $50,000 individually or $100,000 in the aggregate and that does not create precedent;

•	foreclose on any commercial real estate without conducting a Phase I environmental assessment or if such environmental assessment indicates the presence of materials of environmental concern; and

•	issue any broadly distributed communication of a general nature to employees or customers, without consultation with Provident except for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement.

Provident has also agreed that, without the prior written consent of First Morris, it will not, among other things:

•	take any action that would adversely affect the ability of Provident and First Morris to obtain necessary regulatory approvals, or materially increase the period of time necessary to obtain the approvals;

•	change or waive any provision of its certificate of incorporation or bylaws, except as required by law; or

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Provident and First Morris regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with or violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with banking regulators or the Securities and Exchange Commission;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, shall terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of Provident and First Morris to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation approvals of the merger and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of First Morris;

•	the absence of any litigation, statute, law, regulation, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement;

•	the receipt of tax opinions delivered by counsel to Provident and First Morris to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the New York Stock Exchange of the Provident common stock to be issued to First Morris stockholders; and

•	no stop order being issued suspending the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Morris and Provident have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approvals of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance

Corporation. Provident has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals. Provident and First Morris cannot assure you that the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. Provident and First Morris also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Provident and First Morris are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. Provident and First Morris presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, Provident and First Morris cannot assure you that any such additional approvals or actions will be obtained.

Federal Deposit Insurance Corporation. The merger is subject to approval by the Federal Deposit Insurance Corporation. Provident has filed the required application, but Provident has not yet received the Federal Deposit Insurance Corporation’s approval.

The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Federal Deposit Insurance Corporation must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. The Provident Bank and First Morris each has a satisfactory CRA rating. The Federal Deposit Insurance Corporation also must consider the effectiveness of each company involved in the proposed transaction in combating money-laundering activities.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Provident and The Provident Bank for approval of the merger and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Federal Deposit Insurance Corporation’s approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the merger’s competitive effects.

New Jersey Department of Banking and Insurance. The merger is subject to the prior approval of the New Jersey Department of Banking and Insurance under certain provisions of the New Jersey Banking Act of 1948. Provident has filed the required application with the New Jersey Department of Banking and Insurance for approval of the merger. In determining whether to approve such application, the New Jersey Department of Banking and Insurance may consider, among other factors whether the merger will be in the public interest and whether The Provident Bank, the surviving bank in the merger, has the minimum capital stock and surplus required under the New Jersey Banking Act of 1948. Provident has not yet received the approval of the New Jersey Department of Banking and Insurance.

No Solicitation

Until the merger is completed or the merger agreement is terminated, First Morris has agreed that it, its subsidiaries, its officers and its directors will not:

•	directly or indirectly initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire First Morris, whether by merger, acquisition of 25% or more of First Morris’ capital stock or 25% or more of the assets of First Morris or otherwise;

•	enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

•	agree to or endorse any such other acquisition proposal.

First Morris may, however, furnish information regarding First Morris to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	First Morris’ board of directors determines in good faith, after consultation with its financial and legal advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to First Morris’ stockholders from a financial point of view than the merger with Provident;

•	First Morris’ board of directors determines in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would likely cause First Morris’ directors to breach their fiduciary obligations under applicable law;

•	First Morris promptly notifies Provident of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The First Morris special meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by First Morris’ stockholders, as follows:

•	by mutual written agreement of Provident and First Morris;

•	by either Provident or First Morris if the closing of the merger has not occurred on or before June 30, 2007, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Provident or First Morris if the stockholders of First Morris do not approve the merger agreement;

•	by a non-breaching party if the other party materially breaches any covenants, agreements, representations or warranties contained in the merger agreement, if such breach has not been cured within thirty days after notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	by either party if any condition to the obligation of such party to complete the merger cannot be satisfied or fulfilled by June 30, 2007;

•	by Provident if First Morris shall have received a “superior proposal,” as defined in the merger agreement, and the First Morris board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement or fails to recommend that the stockholders of First Morris approve the merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to Provident; or

•	by First Morris in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by First Morris in compliance with the applicable terms of the merger agreement, provided that First Morris has notified Provident at least five business days in advance of any such action and has given Provident the opportunity during such period to negotiate amendments to the merger agreement which would permit First Morris to proceed with the proposed merger with Provident.

If the merger agreement is terminated, under either of the latter two scenarios described above, First Morris shall pay to Provident a fee of $4.0 million. The fee would also be payable to Provident if First Morris enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by Provident, due to a willful breach of a representation, warranty, covenant or agreement by First Morris or the failure of the stockholders of First Morris to approve the merger agreement after First Morris’ receipt of a third party acquisition proposal.

Additionally, First Morris may terminate the merger agreement if, at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of this merger have been received (disregarding any waiting period) (the “Determination Date”) if both of the following conditions are satisfied:

•	the average of the daily closing sales prices of Provident common stock for the twenty consecutive trading days immediately preceding the Determination Date (the “Provident Market Value”) is less than $15.37; and

•	the number obtained by dividing the Provident Market Value by the average of the daily closing sales prices of Provident common stock for the twenty consecutive trading days immediately preceding the public announcement of the merger agreement (the “Initial Provident Market Value”) is less than the quotient (the “Index Ratio”) obtained by dividing the sum of the average of the daily closing sales prices for the twenty consecutive trading days immediately preceding the determination date of the common stock of a group of financial institution holding companies listed in the merger agreement (the “Index Group”), multiplied by the appropriate weighting included in the merger agreement (the “Final Index Price”) by the sum of the daily closing sales prices of the common stock of those financial institution holding companies on the trading day immediately preceding the public announcement of the merger agreement multiplied by the appropriate weighting (the “Initial Index Price”), minus 0.175.

If First Morris elects to exercise its termination right as described above, it must give prompt written notice to Provident. During the five business-day period commencing with its receipt of such notice, Provident shall have the option to increase the consideration to be received by the holders of First Morris common stock who elect to receive Provident common stock by adjusting the exchange ratio from 2.1337 to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial Provident Market Value, 2.1337 and the Index Ratio minus 0.175 and the denominator of which is equal to the Provident Market Value on the Determination Date; or (ii) a quotient determined by dividing the Initial Provident Market Value by the Provident Market Value on the Determination Date, and multiplying the quotient by the product of 2.1337 and 0.825. If Provident elects, it shall give, within such five business-day period, written notice to First Morris of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified).

Because the formula is dependent on the future price of Provident’s common stock and that of the Index Group, it is not possible to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of Provident common stock issued, to take into account the extent of the decline in the value of Provident’s common stock as compared to the changes in the value of the common stock of the Index Group.

The parties may amend the merger agreement at any time before or after approval of the merger agreement by the First Morris stockholders. However, after such approval, no amendment may be made without the approval of First Morris’ stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to First Morris stockholders pursuant to the merger agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger between First Morris and Provident, First Morris will be merged into The Provident Bank and the separate existence of First Morris will cease. The directors and officers of Provident and The Provident Bank immediately prior to the merger will continue as directors and officers of Provident and The Provident Bank after the merger. Upon the closing of the merger, one First Morris director will be added to the board of Provident.

Effective Date of Merger

The parties expect that the merger will be effective during the latter part of the first quarter of 2007 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the New Jersey Department of Banking and Insurance. If the merger is not consummated by June 30, 2007, either First Morris or Provident may terminate the merger agreement, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” above.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of The Provident Bank will be the certificate of incorporation and bylaws of the combined entity which will retain the name of The Provident Bank. Provident, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by First Morris shall immediately become the property of Provident. Provident does not currently anticipate closing any branches of either bank. The net result of the merger will be a greater number of branches and a stronger presence in existing markets. Provident will also recognize cost savings through consolidation of back office functions.

Public Trading Markets

Provident common stock is currently traded on the New York Stock Exchange under the symbol “PFS.” First Morris common stock is currently traded on the OTC Bulletin Board under the symbol “FMJE.” Upon completion of the merger, First Morris common stock will cease trading on the OTC Bulletin Board. The shares of Provident common stock issued pursuant to the merger agreement will be traded on the New York Stock Exchange.

The shares of Provident common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of First Morris, as discussed in “—Resale of Provident Common Stock” on page 72.

Provident may from time to time repurchase shares of Provident common stock and purchase shares of First Morris common stock, and, if consented to by Provident, First Morris may from time to time repurchase shares of First Morris common stock and purchase shares of Provident common stock. During the course of the solicitation being made by this Proxy Statement/Prospectus, Provident may be bidding for and purchasing shares of First Morris common stock, but not for Provident common stock.

Provident and First Morris Dividend Policies

Provident currently pays a quarterly cash dividend of $0.10 per share, which is expected to continue, although the Provident board of directors may change this dividend policy at any time. First Morris does not currently pay a quarterly cash dividend. During 2005, Provident paid cash dividends totaling $0.32 per share and First Morris paid no cash dividends.

Provident stockholders will be entitled to receive dividends when and if declared by the Provident board of directors out of funds legally available for dividends. The Provident board of directors will periodically consider the payment of dividends, taking into account Provident’s financial condition and level of net income, Provident’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Fees and Expenses

Provident and First Morris will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by First Morris to Provident of a termination fee in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of The Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Morris common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of First Morris common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a First Morris stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a First Morris stockholder who received First Morris common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a First Morris stockholder who holds First Morris common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds First Morris common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by Provident and First Morris and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Provident, and Thacher Proffitt, counsel to First Morris, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by Provident or its subsidiaries or First Morris by reason of the merger;

•	you will not recognize gain or loss if you exchange your First Morris common stock solely for Provident common stock, except to the extent of any cash received in lieu of a fractional share of Provident common stock;

•	you will recognize gain or loss if you exchange your First Morris common stock solely for cash in the merger (or receive cash in lieu of fractional shares) in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of First Morris common stock;

•	subject to the following paragraph, you will recognize gain (but not loss) if you exchange your First Morris common stock for a combination of Provident common stock and cash in an amount equal to the lesser of:

•	the excess, if any, of:

•	the sum of the cash (excluding any cash received in lieu of a fractional share of Provident common stock) and the fair market value of the Provident common stock you receive (including any fractional share of Provident common stock you are deemed to receive and exchange for cash); over

•	your tax basis in the First Morris common stock surrendered in the merger; or

•	the cash that you receive in the merger.

•	your tax basis in the Provident common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the First Morris common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger; and

•	your holding period for the Provident common stock that you receive in the merger will include your holding period for the shares of First Morris common stock that you exchange in the merger.

If you acquired different blocks of First Morris common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of First Morris common stock, and the cash and Provident common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your Provident common stock may be determined with reference to each block of First Morris common stock exchanged.

Additional Considerations — Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of Provident or (ii) if taking into account constructive ownership rules, your percentage ownership in Provident after the merger is not less than 80% of what your percentage ownership would have been if you had received Provident common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional Provident common stock, a purchase of Provident common stock by a person related to you or a share repurchase by Provident from other Provident stockholders. The test for dividend treatment is made as though you received solely Provident common stock in the exchange, and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in your interest in the company (which should not be the case as long as you are a minority stockholder, taking into account the attribution rules under Section 318 of the Internal Revenue Code) or (ii) decreases your stock ownership in Provident by 20% or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Provident common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of First Morris common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal” beginning on page 73 and who receive cash in respect of their shares of First Morris common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Taxation of Capital Gain. Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your First Morris common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “—Tax Rate Changes.” The deductibility of capital losses is subject to limitations.

Holding Provident Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of Provident common stock after the merger. Any cash distribution paid by Provident out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “—Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by Provident in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your Provident common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of Provident common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of Provident common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the Provident common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “— Tax Rate Changes.”

Tax Rate Changes. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15%. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15%. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of First Morris common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each First Morris stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the election form transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Provident and the exchange agent.

Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Provident and First Morris, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the Internal Revenue Service is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge First Morris stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Provident Common Stock

All shares of Provident common stock received by First Morris stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of Provident common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of Provident or First Morris at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Provident or First Morris generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party.

Rule 145 will restrict the sale of Provident common stock received in the merger by affiliates of First Morris and certain of their family members and related interests. Generally speaking, during the one year period following the effective time of the merger, those persons who are affiliates of First Morris at the time of the First Morris special meeting, provided they do not become affiliates of Provident at or following the consummation of the merger, may publicly resell any amount of Provident common stock received by them in the merger, subject to certain limitations, including, among other things, that the amount of Provident common stock sold by them in any three-month period may not exceed the greater of 1% of the outstanding shares of Provident common stock or the average weekly reported volume of trading in Provident’s common stock, and that the stock must be sold through a registered broker/dealer. After the one-year period, such affiliates generally may resell their shares without such restrictions. Persons who are affiliates of Provident after the consummation of the merger may publicly resell the Provident common stock received by them in the merger subject to similar limitations (except that the restrictions do not lapse after the one-year period) and subject to certain filing requirements specified in Rule 144.

Affiliates of both parties have previously been notified of their status. First Morris has received a letter agreement from each person who is an affiliate of First Morris restricting the transferability of any shares of Provident common stock received in the merger.

This Proxy Statement/Prospectus does not cover resales of Provident common stock received by any person who may be deemed to be an affiliate of First Morris or Provident.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Provident will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of First Morris will be adjusted to fair value at the date of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Provident common stock to be issued to former First Morris stockholders at fair value, exceeds the fair value of the net assets including identifiable intangibles of First Morris at the merger date, that excess amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment periodically. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of First Morris being included in the consolidated income of Provident beginning from the date of consummation of the merger.

Rights of Dissenting Stockholders

Under New Jersey Banking Law, stockholders of First Morris have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Morris common stock instead of the merger consideration. First Morris stockholders electing to do so must comply with the provisions of Sections 17:9A-140 through 17:9A-145 of the New Jersey Banking Law in order to perfect their dissenters’ rights. A copy of the applicable New Jersey law is attached as Appendix C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A First Morris stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey banking law procedures that a First Morris stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of First Morris common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 17:9A-140 through 17:9A-145 of the New Jersey Banking Law, the full text of which appears in Appendix C of this Proxy Statement/Prospectus. First Morris is notifying each of the holders of record of its capital stock as of                      that dissenters’ rights are available and intends that this Proxy Statement/Prospectus constitutes this notice.

If you are a First Morris stockholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of First Morris no later than the third day prior to the First Morris special meeting of stockholders. Delivery of the notice of dissent may be made by registered mail or in person by the stockholder or his agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of First Morris within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the First Morris special meeting of stockholders where the merger agreement was approved by stockholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights. Delivery of the demand for payment may be made by registered mail or in person by the stockholder or his agent.

If you are a First Morris stockholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to: First Morris Bank & Trust, 250 Madison Avenue, Morristown New Jersey 07962-1920, Attention: Sidney Schlosser, Secretary.

The written demand for dissenters’ rights should state that the stockholder is demanding payment of the value of the stockholder’s shares and may specify the stockholder’s name, mailing address and the number of shares of common stock owned. Provident may within ten days of receipt of the demand for dissenters’ rights offer to pay the stockholder an amount for his shares that in the opinion of Provident does not exceed the amount which would be paid if First

Morris liquidated as of the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the special meeting of stockholders.

If a stockholder fails to accept the offer from Provident or if no offer is made, the stockholder must within three weeks after the receipt of the offer from Provident or within three weeks after the demand was made if no offer was made by Provident, initiate an action in New Jersey Superior Court. Provident has no obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of all stockholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Provident will then pay the dissenting stockholders of First Morris the judicially determined value of the First Morris shares plus a judicially determined interest rate. Provident will be responsible for paying the fees of the appraisers.

Stockholders considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under New Jersey banking law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

First Morris Stock Trading and Dividend Information

The common stock of First Morris Bank & Trust is traded over-the-counter and quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol FMJE. There were approximately [            ] stockholders of record on [            ], the most recent practicable date before the printing of this document.

On October 13, 2006, the last trading day before the public announcement of the merger, the closing price of First Morris’ common stock on the OTCBB was $32.89. On [                    ], 2007, the most recent practicable date before the printing of this document, the closing price of First Morris’ common stock on the OTCBB was $[            ].

The following table sets forth the high and low bid information for the common stock of First Morris as reported by the OTCBB during the periods indicated. First Morris did not pay cash dividends during the periods indicated and does not intend to pay cash dividends in the foreseeable future.

Year Ended December 31, 2006	Market Price
	High	Low
Fourth quarter	$	$
Third quarter	26.75	21.50
Second quarter	24.00	21.50
First quarter	24.00	20.20

Year Ended December 31, 2005	High	Low
Fourth quarter	26.00	23.00
Third quarter	27.50	25.00
Second quarter	28.50	26.50
First quarter	28.63	25.45

Year Ended December 31, 2004	High	Low
Fourth quarter	25.68	24.23
Third quarter	25.00	18.64
Second quarter	18.64	18.07
First quarter	18.07	15.39

Provident Stock Trading and Dividend Information

Provident common stock is currently listed on the New York Stock Exchange under the symbol “PFS.” The following table sets forth the high and low closing prices for a share of Provident common stock and cash dividends paid per share for the periods indicated. As of                     , 2007 there were              shares of Provident common stock issued and outstanding, and approximately              stockholders of record.

Year Ended December 31, 2006	High	Low	Cash Dividends Paid Per Share
Fourth quarter	$	$	$
Third quarter	18.88	17.50	0.10
Second quarter	18.61	17.65	0.10
First quarter	18.96	18.00	0.09

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Fourth quarter	19.00	16.42	0.09
Third quarter	18.23	17.22	0.08
Second quarter	17.88	16.03	0.08
First quarter	19.14	17.06	0.07

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Fourth quarter	19.64	17.01	0.06
Third quarter	17.90	16.91	0.06
Second quarter	18.75	16.55	0.06
First quarter	19.70	18.25	0.06

On October 13, 2006 the business day immediately preceding the public announcement of the merger, the closing price of Provident common stock as reported on the New York Stock Exchange was $18.65 per share. On                     , 2007 the closing price was $             per share.

Payment of dividends by Provident on its common stock is subject to various regulatory restrictions and guidelines. Because substantially all of the funds available for the payment of dividends are derived from The Provident Bank, future dividends will depend on the earnings of The Provident Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the board of directors deems appropriate. A discussion of the restrictions on Provident’s dividend payments is included in Part I, Item 1 Business, Regulation of Provident’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; see “Where You Can Find More Information” on page 86 of this Proxy Statement/Prospectus.

Comparison Of Stockholders’ Rights

Provident is incorporated under the laws of the State of Delaware and First Morris is incorporated under the banking laws of the State of New Jersey. Accordingly, Delaware law governs the rights of Provident stockholders and New Jersey banking law governs the rights of First Morris stockholders. As a result of the merger, First Morris stockholders who receive shares of common stock will become stockholders of Provident. Thus, following the merger, the rights of First Morris stockholders who become Provident stockholders in the merger will be governed by the laws of the State of Delaware and will also then be governed by the Provident certificate of incorporation and the Provident bylaws. The Provident certificate of incorporation and bylaws will be unaltered by the merger.

The following is a summary comparison of certain rights of a Provident stockholder under the Provident certificate of incorporation and the Provident bylaws (left column) and the rights of a First Morris stockholder under the First Morris certificate of incorporation and First Morris bylaws (right column). The rights of Provident and First Morris stockholders are substantially similar. The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Provident certificate of incorporation and Provident bylaws, and the First Morris certificate of incorporation and First Morris bylaws. Please see “Where You Can Find More Information” on page 86.

PROVIDENT	FIRST MORRIS

CAPITAL STOCK Authorized Capital

200 million shares of common stock par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. As of , 2007, there were shares of Provident common stock issued and outstanding and no shares of preferred stock issued and outstanding.	3,919,620 shares of common stock, par value $3.33 per share, and no shares of preferred stock. As of , 2007, there were shares of First Morris common stock issued and outstanding and no shares of preferred stock issued and outstanding.

BOARD OF DIRECTORS

Number of Directors

The number of directors of each of Provident and First Morris shall be such number as is fixed by the board of directors from time to time. Provident currently has fourteen directors and First Morris has nine directors. See “Proposal I-The Proposed Merger—Interests of First Morris’ Directors and Officers in the Merger” on page 55 for a description of the Provident board of directors after the merger.

Vacancies and Newly Created Directorships

Unless the board of directors determines otherwise, vacancies are filled by a majority vote of the directors then in office, even if less than a quorum. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.	Vacancies in the board of directors may be filled by the board of directors as long as there are not more than 25 directors. The board of directors may increase the number of directors by no more than two between annual meetings of stockholders.

Special Meeting of the Board

Special meetings of the board of directors may be called by one-third of the directors then in office, the Chairman of the board or the Chief Executive Officer.	Special meetings of the board of directors may be called by the Chairman or upon the written request of any two directors.

Special Meeting of Stockholders

Special meetings of the stockholders may be called by a resolution adopted by a majority of the total number of directors (whether or not there are vacancies on the board of directors).	Special meetings of the stockholders may be called at any time by the President or the board of directors or at the written request of not less than one tenth of all shares outstanding with voting rights.

Description of Capital Stock of Provident

Provident is authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At                     , 2007, there were              shares of Provident common stock issued and outstanding. Provident has no outstanding shares of preferred stock. Each share of Provident common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Provident represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Provident may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Provident is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of Provident will be entitled to receive and share equally in dividends as may be declared by the board of directors of Provident out of funds legally available for the payment of dividends. If Provident issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Provident have exclusive voting rights in Provident. They elect Provident’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Provident issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision in Provident’s certificate of incorporation limiting voting rights. This provision provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Provident are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation. In the event of any liquidation, dissolution or winding up of The Provident Bank, Provident, as the holder of 100% of The Provident Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of The Provident Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of The Provident Bank available for distribution. In the event of liquidation, dissolution or winding up of Provident, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Provident are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Provident’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Provident’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the Provident Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of Provident’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of Provident. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Provident’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Provident more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” on page 86 as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected each year. Thus, it would take at least two special elections to replace a majority of Provident’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at a special meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Provident’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares. Provident has authorized but unissued shares of common and preferred stock. See “Description Of Capital Stock Of Provident.” The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. Provident is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Provident. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Provident’s board of directors and also by a majority of the outstanding shares of Provident’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Provident;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the board of directors into three staggered classes;

(v)	The ability of the board of directors to fill vacancies on the board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the board of directors to amend and repeal the bylaws; and

(ix)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident.

The bylaws may be amended by the affirmative vote of a majority of the total number of directors which Provident would have if there were no vacancies on the board of directors of Provident or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”).

Business Combinations with Interested Stockholders

Provident’s certificate of incorporation provides that any “business combination” (as defined below) involving Provident and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “disinterested directors” (as defined in the certificate) of Provident has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate) of more than 10% of Provident outstanding common stock;

•	any affiliate of Provident which is the beneficial owner of more than 10% of Provident outstanding common stock during the prior two years; or

•	any transferee of any shares of Provident common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of Provident or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	the disposition of the assets of Provident or any subsidiary having an aggregate value of 25% or more of the combined assets of Provident and its subsidiaries to or with any interested stockholder of affiliate of an interested stockholder;

•	the issuance or transfer by Provident or any subsidiary of any of its securities to any Interested Stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of Provident and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an Interested Stockholder or affiliate of an interested stockholder; and

•	the approval of any plan for the liquidation or dissolution of Provident proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Provident. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Provident.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of Provident’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

PROPOSAL II: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the approval of the merger agreement at the time of the First Morris special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Morris at the time of the special meeting to be voted for an adjournment, if necessary, First Morris has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of First Morris unanimously recommends that its stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

EXPERTS

The consolidated financial statements of Provident Financial Services, Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Morris Bank & Trust and subsidiary as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Luse Gorman Pomerenk & Schick, P.C., counsel to Provident, will pass upon the validity of the common stock to be issued in the merger. Luse Gorman Pomerenk & Schick, P.C. and Thacher Proffitt & Wood LLP, counsel to First Morris, will each deliver its opinion to Provident and First Morris, respectively as to the United States federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, the First Morris board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

Provident has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to First Morris stockholders of the shares of Provident common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Provident and Provident’s common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, Provident files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Provident, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Provident with the Securities and Exchange Commission are also available at Provident’s internet worldwide web site. The address is http://www.providentnj.com.

The 2005 annual report and other information about First Morris are available at First Morris’ internet worldwide web site. The address is http://www.firstmorris.com. In addition, First Morris has filed a copy of its Certificate of Incorporation and Bylaws as exhibits to the registration statement filed with the Securities and Exchange Commission registering the distribution to First Morris stockholders of the shares of Provident common stock to be issued in connection with the merger. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission or through the internet website maintained by the Securities and Exchange Commission at http://www.sec.gov, as described above.

You should also be able to inspect reports, proxy statements and other information about Provident at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10004.

The Securities and Exchange Commission allows Provident to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Provident and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Provident (File No. 1-31566):

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Current Reports on Form 8-K dated ;

•	The description of Provident common stock set forth in the registration statement on Form 8-A, as amended, filed on December 12, 2002 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, Provident is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the First Morris special meeting of stockholders.

Neither Provident nor First Morris has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PROVIDENT FINANCIAL SERVICES, INC.

AND

FIRST MORRIS BANK AND TRUST

OCTOBER 15, 2006

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		6
2.1.	Merger	6
2.2.	Closing; Effective Time	7
2.3.	Certificate of Incorporation and Bylaws	7
2.4.	Directors and Officers of Surviving Corporation	7
2.5.	Additional Director	7
2.6.	Effects of the Merger	7
2.7.	Tax Consequences	7
2.8.	Possible Alternative Structures	8
2.9.	Additional Actions	8
ARTICLE III CONVERSION OF SHARES		8
3.1.	Conversion of FMBT Common Stock; Merger Consideration	8
3.2.	Election Procedures	10
3.3.	Procedures for Exchange of FMBT Common Stock	13
3.4.	Reservation of Shares	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FMBT		15
4.1.	Standard	15
4.2.	Organization	15
4.3.	Capitalization	16
4.4.	Authority; No Violation	16
4.5.	Consents	17
4.6.	Financial Statements	18
4.7.	Taxes	18
4.8.	No Material Adverse Effect	19
4.9.	Material Contracts; Leases; Defaults	19
4.10.	Ownership of Property; Insurance Coverage	20
4.11.	Legal Proceedings	21
4.12.	Compliance With Applicable Law	21
4.13.	Employee Benefit Plans	22
4.14.	Brokers, Finders and Financial Advisors	24
4.15.	Environmental Matters	24
4.16.	Loan Portfolio	26
4.17.	Securities Documents	27
4.18.	Related Party Transactions	27
4.19.	Deposits	27
4.20.	Antitakeover Provisions Inapplicable; Required Vote	27
4.21.	Registration Obligations	28
4.22.	Risk Management Instruments	28
4.23.	Fairness Opinion	28
4.24.	Intellectual Property	28
4.25.	Trust Accounts	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFS		29
5.1.	Standard	29

(i)

5.2.	Organization	29
5.3.	Capitalization	30
5.4.	Authority; No Violation	30
5.5.	Consents	31
5.6.	Financial Statements	32
5.7.	Taxes	32
5.8.	No Material Adverse Effect	33
5.9.	Ownership of Property; Insurance Coverage	33
5.10.	Legal Proceedings	33
5.11.	Compliance With Applicable Law	34
5.12.	Employee Benefit Plans	35
5.13.	Environmental Matters	36
5.14.	Loan Portfolio	37
5.15.	Securities Documents	37
5.16.	Deposits	37
5.17.	Antitakeover Provisions Inapplicable	37
5.18.	Risk Management Instruments	37
5.19.	Brokers, Finders and Financial Advisors	38
5.20.	Trust Accounts	38
5.21.	PFS Common Stock	38
5.22.	Intentionally Blank	38
5.23.	Material Contracts	38
5.24.	Intellectual Property	38
ARTICLE VI COVENANTS OF FMBT		39
6.1.	Conduct of Business	39
6.2.	Current Information	43
6.3.	Access to Properties and Records	44
6.4.	Financial and Other Statements	45
6.5.	Maintenance of Insurance	45
6.6.	Disclosure Supplements	45
6.7.	Consents and Approvals of Third Parties	45
6.8.	All Reasonable Efforts	46
6.9.	Failure to Fulfill Conditions	46
6.10.	No Solicitation	46
6.11.	Reserves and Merger-Related Costs	47
ARTICLE VII COVENANTS OF PFS		47
7.1.	Conduct of Business	47
7.2.	Financial and Other Statements	48
7.3.	Disclosure Supplements	48
7.4.	Consents and Approvals of Third Parties	48
7.5.	All Reasonable Efforts	48
7.6.	Failure to Fulfill Conditions	48
7.7.	Employee Benefits; Advisory Board	48
7.8.	Directors and Officers Indemnification and Insurance	50
7.9.	Stock Listing	52
7.10.	Stock and Cash Reserve	52

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		52
8.1.	Meeting of Stockholders	52
8.2.	Proxy Statement-Prospectus; Merger Registration Statement	53
8.3.	Regulatory Approvals	54
8.4.	Affiliates	54
ARTICLE IX CLOSING CONDITIONS		54
9.1.	Conditions to Each Party’s Obligations under this Agreement	54
9.2.	Conditions to the Obligations of PFS under this Agreement	55
9.3.	Conditions to the Obligations of FMBT under this Agreement	56
ARTICLE X THE CLOSING		57
10.1.	Time and Place	57
10.2.	Deliveries at the Pre-Closing and the Closing	57
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		57
11.1.	Termination	57
11.2.	Effect of Termination	62
11.3.	Amendment, Extension and Waiver	63
ARTICLE XII MISCELLANEOUS		63
12.1.	Confidentiality	63
12.2.	Public Announcements	63
12.3.	Survival	63
12.4.	Notices	64
12.5.	Parties in Interest	65
12.6.	Complete Agreement	65
12.7.	Counterparts	65
12.8.	Severability	65
12.9.	Governing Law	65
12.10.	Interpretation	65
12.11.	Specific Performance	66

Exhibit A	Form of Voting Agreement
Exhibit B	Affiliates Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 15, 2006, by and between Provident Financial Services, Inc., a Delaware corporation (“PFS”), and First Morris Bank and Trust, a New Jersey Bank (“FMBT”).

WHEREAS, the Board of Directors of each of PFS and FMBT (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, FMBT will merge with and into The Provident Bank, a wholly owned subsidiary of PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS to enter into this Agreement, each of the directors of FMBT have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of FMBT owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the Department and the FRB, which regulates The Provident Bank or FMBT, or any of their respective holding companies or subsidiaries, as the case may be.

“Certificate” shall mean a certificate evidencing shares of FMBT Common Stock.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by PFS, and reasonably acceptable to FMBT, which shall act as agent for PFS in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“First Morris Bank and Trust” or “FMBT” shall mean First Morris Bank and Trust, a New Jersey chartered stock bank, with its principal offices located at 250 Madison Avenue, Morristown, New Jersey 07962.

“FMBT Common Stock” shall mean the common stock, par value $3.33 per share, of FMBT.

“FMBT DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by FMBT to PFS specifically referring to the appropriate section of this Agreement.

“FMBT Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of FMBT as of December 31, 2005 and 2004 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FMBT for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in FMBT’s annual report for the year ended December 31, 2005 and (ii) the unaudited interim consolidated financial statements of FMBT as of the end of each calendar quarter following December 31, 2005 and for the periods then ended.

“FMBT Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“FMBT Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FMBT.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

“Material Adverse Effect” shall mean, with respect to PFS or FMBT, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and its Subsidiaries taken as a whole, or FMBT and its Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either PFS, on the one hand, or FMBT, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (e) any change in the value of the securities portfolio of PFS or FMBT, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole, (g) any charge or reserve taken by FMBT at the request of PFS pursuant to Section 6.11 of this Agreement, or (h) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of PFS and its subsidiaries pursuant to the employment agreements, plans and other arrangements described in Section 7.7 of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of FMBT with and into The Provident Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or PFS Common Stock, or combination thereof, in an aggregate per share amount to be paid by PFS for each share of FMBT Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of FMBT Common Stock in connection with the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NYSE” shall mean the New York Stock Exchange.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 830 Bergen Avenue, Jersey City, New Jersey 07306.

“PFS Common Stock” shall mean the common stock, par value $.01 per share, of PFS.

“PFS DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by PFS to FMBT specifically referring to the appropriate section of this Agreement.

“PFS Stock Benefit Plans” shall mean the 2003 Stock Option Plan and the 2003 Stock Award Plan.

“PFS Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of PFS as of December 31, 2005 and 2004 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS for each of the three years ended December 31, 2005, 2004 and 2003, as set forth in PFS’s annual report for the year ended December 31, 2005, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of each calendar quarter following December 31, 2005, and for the periods then ended, as filed by PFS in its Securities Documents.

“PFS Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PFS or The Provident Bank.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC or the Department.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean June 30, 2007.

“The Provident Bank” shall mean The Provident Bank, a New Jersey chartered stock savings bank, with its principal offices located at 830 Bergen Avenue, Jersey City, New Jersey 07306, which is a wholly owned subsidiary of PFS.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) FMBT shall merge with and into The Provident Bank, with The Provident Bank as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of FMBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FMBT shall be vested in and assumed by The Provident Bank. As part of the Merger, each share of FMBT Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than five business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of FMBT, or (iii) at such other date or time upon which PFS and FMBT mutually agree (the “Closing”); provided, however, that in no event shall the Closing occur prior to February 1, 2007. The Merger shall be effected by the filing of a certificate of merger with the Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Department, or as otherwise stated in the certificate of merger, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of The Provident Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of The Provident Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers of The Provident Bank immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director.

At the Effective Time, the Board of Directors of PFS, or the nominating and governance committee thereof, shall appoint to the Board of Directors of PFS, one person who is a director of FMBT.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the

Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, FMBT nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. PFS and FMBT each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time PFS shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinions contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of FMBT Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions.

If, at any time after the Effective Time, PFS or The Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS its right, title or interest in, to or under any of the rights, properties or assets of FMBT, or (ii) otherwise carry out the purposes of this Agreement, FMBT and its officers and directors shall be deemed to have granted to PFS and The Provident Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS or The Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of FMBT or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS and The Provident Bank are authorized in the name of FMBT or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of FMBT Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS and The Provident Bank, FMBT or the holders of any of the shares of FMBT Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of FMBT Common Stock held in the treasury of FMBT and each share of FMBT Common Stock owned by PFS or any direct or indirect wholly owned subsidiary of PFS or of FMBT immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of FMBT Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $39.75 in cash (the “Cash Consideration”); or (ii) 2.1337 shares (the “Exchange Ratio”) of PFS Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of FMBT Common Stock the holder of which has perfected his right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. FMBT shall give PFS prompt notice upon receipt by FMBT of any such demands for payment of the fair value of such shares of FMBT Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and PFS shall have the right to participate in all negotiations and proceedings with respect to any such demands. FMBT shall not, except with the prior written consent of PFS, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FMBT Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of FMBT Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of FMBT Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.7. In the event PFS changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PFS Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to PFS Common Stock if PFS issues additional shares of PFS Common Stock and receives fair market value consideration for such shares.

3.2. Election Procedures.

3.2.1. Holders of FMBT Common Stock may elect to receive shares of PFS Common Stock or cash (in either case without interest) in exchange for their shares of FMBT Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 50% of the total number of shares of FMBT Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of FMBT Common Stock shall be converted into the Cash Consideration. Shares of FMBT Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of FMBT Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of FMBT Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of FMBT Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of PFS Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as FMBT and PFS shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as PFS and FMBT shall mutually agree (the “Mailing Date”) to each holder of record of FMBT Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of FMBT Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s FMBT Common Stock and the Cash Consideration for the remaining part of such holder’s FMBT Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or PFS Common Stock for such shares (a “Non-Election”). A holder of record of shares of FMBT Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FMBT Common Stock held by such Representative for a particular beneficial owner. Any shares of FMBT Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of PFS Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as PFS and FMBT may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. FMBT shall make available up to two separate Election Forms, or such additional Election Forms as PFS may permit, to all persons who become holders (or beneficial owners) of FMBT Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. FMBT shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FMBT Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an FMBT stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of FMBT Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. PFS shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.7 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.7 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.7 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. Notwithstanding anything in this Article III to the contrary, if the aggregate value of the Stock Consideration to be delivered as of the Effective Time less the amount of cash paid in lieu of fractional shares of PFS Common Stock pursuant to Section 3.2.7 (the “Stock Value”) is less than 42.5% of the sum of (i) the aggregate value of the Merger Consideration to be delivered as of the Effective Time, plus (ii) the value of any consideration described in Treasury Regulations Section 1.368-1(e)(1)(ii), plus (iii) cash paid to holders of Dissenting Shares, plus (iv) the value of any consideration paid by PFS or any of its Subsidiaries (or any “related person” to PFS or any of its Subsidiaries within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to acquire shares of FMBT Common Stock prior to the Effective Time (such sum, the “Aggregate Value”), then PFS may reduce the number of shares of outstanding FMBT Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of FMBT Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to cause the Stock Value to equal 42.5% of the Aggregate Value.

3.2.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PFS. In lieu of the issuance of any such fractional share, PFS shall pay to each former holder of FMBT Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of FMBT Common Stock owned by a FMBT stockholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such FMBT stockholder.

3.3. Procedures for Exchange of FMBT Common Stock.

3.3.1. PFS to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FMBT Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of PFS Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of FMBT Common Stock) (such cash and certificates for shares of PFS Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. PFS shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FMBT Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of FMBT) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of FMBT common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding FMBT Common Stock shall have no rights, after the Effective Time, with respect to such FMBT Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of FMBT of the FMBT Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, PFS shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to PFS (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither PFS nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFS, the posting by such person of a bond in such amount as PFS may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FMBT Common Stock such amounts as the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FMBT Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

PFS shall reserve for issuance a sufficient number of shares of the PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the FMBT stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FMBT

FMBT represents and warrants to PFS that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the FMBT DISCLOSURE SCHEDULE delivered by FMBT to PFS on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. FMBT has made a good faith effort to ensure that the disclosure on each schedule of the FMBT DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FMBT DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Standard.

No representation or warranty of FMBT contained in this Article IV shall be deemed untrue or incorrect, and FMBT shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.6, 4.13.9, 4.13.10, 4.13.11 and 4.13.13, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. First Morris Bank and Trust is a New Jersey chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of First Morris Bank and Trust are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Morris Bank and Trust when due. First Morris Bank and Trust is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.2. FMBT DISCLOSURE SCHEDULE 4.2.2 sets forth each FMBT Subsidiary. Each FMBT Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.3. The respective minute books of FMBT and each other FMBT Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.4. Prior to the date of this Agreement, FMBT has made available to PFS true and correct copies of the certificate of incorporation or charter and bylaws of FMBT and each other FMBT Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of FMBT consists of 3,919,620 shares of FMBT Common Stock, of which 3,121,774 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 24,868 shares of FMBT Common Stock held by FMBT as treasury stock. Neither FMBT nor any FMBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FMBT Common Stock, or any other security of FMBT or any securities representing the right to vote, purchase or otherwise receive any shares of FMBT Common Stock or any other security of FMBT.

4.3.2. FMBT owns all of the capital stock of the FMBT Subsidiaries, free and clear of any lien or encumbrance. Except for the FMBT Subsidiaries and as set forth in FMBT Disclosure Schedule 4.2.2, FMBT does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To FMBT’s Knowledge, except as set forth on FMBT DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FMBT Common Stock, except for equity interests held in the investment portfolios of FMBT or its Subsidiary, equity interests held by any FMBT Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of FMBT or its Subsidiaries, including stock in the FHLB.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FMBT’s stockholders may vote has been issued by FMBT and are outstanding.

4.4. Authority; No Violation.

4.4.1. FMBT has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by FMBT’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FMBT and the completion by FMBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FMBT. This Agreement has been duly and validly executed and delivered by FMBT, and subject to approval by the stockholders of FMBT and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of FMBT, enforceable against FMBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by PFS with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by FMBT, (B) subject to receipt of Regulatory Approvals, and FMBT’s and PFS’s compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FMBT, the consummation of the transactions contemplated hereby, and (C) compliance by FMBT with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of FMBT or any FMBT Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FMBT or any FMBT Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FMBT or FMBT Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FMBT or FMBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FMBT and the FMBT Subsidiaries taken as a whole.

4.5. Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of FMBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to FMBT’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FMBT, and the completion by FMBT of the Merger. FMBT has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. FMBT has previously made available to PFS the FMBT Financial Statements. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.6.1, the FMBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FMBT and the FMBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as would be permitted by interim period financial statements under SEC Regulation S-X.

4.6.2. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the FMBT Financial Statements, FMBT did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FMBT Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7. Taxes.

FMBT and the FMBT Subsidiaries that are at least 80 percent owned by FMBT are members of the same affiliated group within the meaning of Code Section 1504(a). FMBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to FMBT and each Significant Subsidiary of FMBT on or prior to the Closing Date, taking into account any extensions (all such returns, to FMBT’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FMBT and any Significant Subsidiary of FMBT by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, FMBT has received no written notice of, and to FMBT’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FMBT or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where FMBT or any of its Significant Subsidiaries do not file tax returns that FMBT or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.7, FMBT and its Significant

Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FMBT and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FMBT and each of its Significant Subsidiaries, to FMBT’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

FMBT and the FMBT Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2005 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FMBT and the FMBT Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.1, neither FMBT nor any FMBT Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of FMBT or any FMBT Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FMBT or any FMBT Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FMBT or any FMBT Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by FMBT or any FMBT Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FMBT or any FMBT Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS or any PFS Subsidiary; (vi) any other agreement, written or oral, that obligates FMBT or any FMBT Subsidiary for the payment of more than $100,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FMBT or any FMBT Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in FMBT DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FMBT nor any FMBT Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to PFS on or before the date hereof, are listed on FMBT DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FMBT or any FMBT Subsidiary is a party or under which FMBT or any FMBT Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FMBT or any FMBT Subsidiary or upon the occurrence of a subsequent event; or (y) requires FMBT or any FMBT Subsidiary to provide a benefit in the form of FMBT Common Stock or determined by reference to the value of FMBT Common Stock.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.10.1, FMBT and each FMBT Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FMBT or each FMBT Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent FMBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an FMBT Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FMBT and the FMBT Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FMBT and the FMBT Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FMBT Financial Statements.

4.10.2. With respect to all material agreements pursuant to which FMBT or any FMBT Subsidiary has purchased securities subject to an agreement to resell, if any, FMBT or such FMBT Subsidiary, as the case may be, has a lien or security interest (which to FMBT’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. FMBT and each Significant Subsidiary of FMBT currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FMBT nor any Significant Subsidiary of FMBT has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FMBT or any Significant Subsidiary of FMBT under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FMBT and each Significant Subsidiary of FMBT has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FMBT DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by FMBT and each Significant Subsidiary of FMBT as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in FMBT DISCLOSURE SCHEDULE 4.11, neither FMBT nor any FMBT Subsidiary is a party to any, and there are no pending or, to FMBT’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FMBT or any FMBT Subsidiary, (ii) to which FMBT or any FMBT Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FMBT to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To FMBT’s Knowledge, each of FMBT and each FMBT Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FMBT nor any FMBT Subsidiary has received any written notice to the contrary.

4.12.2. Each of FMBT and each FMBT Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FMBT, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3. For the period beginning January 1, 2005, neither FMBT nor any FMBT Subsidiary has received any written notification or, to FMBT’s Knowledge, any other communication from any Bank Regulator (i) asserting that FMBT or any FMBT Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FMBT or any FMBT Subsidiary; (iii) requiring or threatening to require FMBT or any FMBT Subsidiary, or indicating that FMBT or any FMBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FMBT or any FMBT Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of FMBT or any FMBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither FMBT nor any FMBT Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to FMBT as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1. FMBT DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by FMBT or any FMBT Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of FMBT or any FMBT Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.1, neither FMBT nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, FMBT has made available to PFS true and correct copies of the Compensation and Benefit Plans. There are no available or outstanding unvested or unexercised options or awards under any FMBT Compensation and Benefit Plan.

4.13.2. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.2, all FMBT Compensation and Benefit Plans that are subject to Section 409A have been amended, to the extent necessary, to comply with that Section.

4.13.3. FMBT has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4. Intentionally omitted.

4.13.5. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.5, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FMBT or any FMBT Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FMBT’s consolidated financial statements to the extent required by GAAP. FMBT and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.6. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.6, neither FMBT nor any FMBT Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.6, there has been no communication to employees by FMBT or any FMBT Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.7. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.7, FMBT and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

4.13.8. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.13.8, with respect to each Compensation and Benefit Plan, if applicable, FMBT has provided or made available to PFS copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

4.13.9. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

4.13.10. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.10, neither FMBT nor any FMBT Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.11. Except as disclosed in FMBT DISCLOSURE SCHEDULE 4.13.11, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of FMBT or any FMBT Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.12. There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.13. FMBT DISCLOSURE SCHEDULE 4.13.13 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FMBT or any FMBT Subsidiary for the benefit of officers, employee or directors of FMBT or any FMBT Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated as of January 1, 2007 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14. Brokers, Finders and Financial Advisors.

Neither FMBT nor any FMBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe, Bruyette & Woods, Inc., a copy of which is attached in FMBT DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in FMBT DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to FMBT and each FMBT Subsidiary:

(A) Each of FMBT and the FMBT Subsidiaries, the Participation Facilities, and, to FMBT’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) FMBT has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FMBT’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the FMBT Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the FMBT Subsidiaries or any Participation Facility;

(C) FMBT has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FMBT’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FMBT or any of the FMBT Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To FMBT’s Knowledge, the properties currently owned or operated by FMBT or any FMBT Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither FMBT nor any FMBT Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To FMBT’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FMBT or any of the FMBT Subsidiaries or any Participation Facility, and to FMBT’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FMBT or any of the FMBT Subsidiaries or any Participation Facility; and

(G) To FMBT’s Knowledge, during the period of (s) FMBT’s or any of the FMBT Subsidiaries’ ownership or operation of any of their respective current properties or (t) FMBT’s or any of the FMBT Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FMBT’s Knowledge, prior to the period of (x) FMBT’s or any of the FMBT Subsidiaries’ ownership or operation of any of their respective current properties or (y) FMBT’s or any of the FMBT Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility”

means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in the notes to FMBT’s audited consolidated statement of financial condition at December 31, 2005 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in FMBT’s Securities Documents for periods ending after December 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2. FMBT DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified FMBT or any other FMBT Subsidiary during the past twelve months of, or has asserted against FMBT or any other FMBT Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of FMBT, each borrower, customer or other party which has given FMBT or any other FMBT Subsidiary any oral notification of, or orally asserted to or against FMBT or any other FMBT Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FMBT or any other FMBT Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $250,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $250,000 that have been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of FMBT and the FMBT Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FMBT’s or the appropriate FMBT Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in FMBT DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of FMBT, the loans, discounts and the accrued interest reflected on the books of FMBT and the FMBT Subsidiaries are subject to no defenses, set-offs or counterclaims

(including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in FMBT DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by FMBT or the appropriate FMBT Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Securities Documents.

FMBT has made available to PFS copies of all annual reports provided to its stockholders for the years ended December 31, 2005, 2004 and 2003, and any proxy materials used in connection with its meetings of stockholders held in 2006, 2005 and 2004.

4.18. Related Party Transactions.

Except as set forth in FMBT DISCLOSURE SCHEDULE 4.18, neither FMBT nor any FMBT Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FMBT or any FMBT Subsidiary. Except as described in FMBT’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FMBT or any FMBT Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to FMBT’s loan modification policy that is applicable to all Persons. Neither FMBT nor any FMBT Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FMBT is inappropriate.

4.19. Deposits.

None of the deposits of any FMBT Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of FMBT Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law.

4.21. Registration Obligations.

Neither FMBT nor any FMBT Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FMBT’s own account, or for the account of one or more of FMBT’s Subsidiaries or their customers (all of which are set forth in FMBT DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FMBT and each FMBT Subsidiary, with counterparties believed to be financially responsible at the time; and to FMBT’s and each FMBT Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of FMBT or such FMBT Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FMBT nor any FMBT Subsidiary, nor, to the Knowledge of FMBT, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

FMBT has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of FMBT pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

FMBT and each Significant Subsidiary of FMBT owns or, to FMBT’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither FMBT nor any Significant Subsidiary of FMBT has received any notice of conflict with respect thereto that asserts the rights of others. FMBT and each Significant Subsidiary of FMBT have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.25. Trust Accounts.

FMBT and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FMBT nor any FMBT Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS

PFS represents and warrants to FMBT that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS DISCLOSURE SCHEDULE delivered by PFS to FMBT on the date hereof. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PFS DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1. Standard.

No representation or warranty of PFS contained in this Article V shall be deemed untrue or incorrect, and PFS shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. PFS has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. The Provident Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of The Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Provident Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. PFS DISCLOSURE SCHEDULE 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary (other than The Provident Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of PFS and each PFS Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, PFS has made available to FMBT true and correct copies of the certificate of incorporation or charter and bylaws of PFS and The Provident Bank and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of 200,000,000 shares of PFS Common Stock, of which 64,299,907 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“PFS Preferred Stock”), none of which are outstanding. There are 15,579,110 shares of PFS Common Stock held by PFS as treasury stock. Neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS, other than shares issuable under the PFS Stock Benefit Plans.

5.3.2. PFS owns all of the capital stock of The Provident Bank free and clear of any lien or encumbrance. Either PFS or The Provident Bank owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of PSB Funding Corporation, PFS owns 100% of the common securities and less than 100% of the preferred securities.

5.3.3. Except as set forth in PFS DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of PFS, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock, except for equity interests held in the investment portfolios of PFS or its subsidiaries, equity interests held by any PFS Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of PFS or its Subsidiaries, including stock in the FHLB.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PFS’s stockholders may vote has been issued by PFS and are outstanding.

5.4. Authority; No Violation.

5.4.1. PFS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and the completion by PFS of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PFS, and no other corporate proceedings on the part of PFS are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by PFS, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof, constitutes the valid and binding obligations of PFS and The Provident Bank, enforceable against PFS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. (A) The execution and delivery of this Agreement by PFS, (B) subject to receipt of the Regulatory Approvals, and compliance by FMBT and PFS with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FMBT, the consummation of the transactions contemplated hereby, and (C) compliance by PFS with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary or the charter and bylaws of The Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS, The Provident Bank or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.5. Consents.

Except for the regulatory approvals referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of FMBT, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PFS, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by PFS and the completion by PFS of the Merger. PFS has no reason to believe that (i) any Regulatory

Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6. Financial Statements.

5.6.1. PFS has previously made available to FMBT the PFS Financial Statements. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the PFS Financial Statements, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7. Taxes.

PFS and the PFS Subsidiaries that are at least 80 percent owned by PFS are members of the same affiliated group within the meaning of Code Section 1504(a). PFS has duly filed all federal, state and material local tax returns required to be filed by or with respect to PFS and each Significant Subsidiary of PFS on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of PFS, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from PFS and any Significant Subsidiary of PFS by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PFS has received no notice of, and to the Knowledge of PFS, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PFS or any of its Significant Subsidiaries, and no claim has been made by any authority in a jurisdiction where PFS or any of its Significant Subsidiaries do not file tax returns that PFS or any such Significant Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PFS DISCLOSURE SCHEDULE 5.7, PFS and its Significant Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. PFS and each of its Significant Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PFS and each of its Significant Subsidiaries, to the Knowledge of PFS, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

PFS and the PFS Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2005 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PFS and the PFS Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. PFS and each Significant Subsidiary of PFS has good and, as to real property, marketable title to all material assets and properties owned by PFS or each Significant Subsidiary of PFS in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Significant Subsidiary of PFS acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PFS and the Significant Subsidiaries of PFS, as lessee, have the right under valid and subsisting leases of real and personal properties used by PFS and the Significant Subsidiaries of PFS in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. PFS and each Significant Subsidiary of PFS currently maintain insurance considered by PFS to be reasonable for their respective operations. Neither PFS nor any Significant Subsidiary of PFS has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years PFS and each Significant Subsidiary of PFS has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies except as disclosed in PFS DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as disclosed in PFS DISCLOSURE SCHEDULE 5.10, neither PFS nor any PFS Subsidiary is a party to any, and there are no pending or, to the Knowledge of PFS, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PFS or any PFS Subsidiary, (ii) to which PFS or any PFS Subsidiary’s assets are or may be subject,

(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PFS to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of PFS, each of PFS and each PFS Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither PFS nor any PFS Subsidiary has received any written notice to the contrary.

5.11.2. Each of PFS and each PFS Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3. For the period beginning January 1, 2005, and except as set forth in PFS DISCLOSURE SCHEDULE 5.11.3, neither PFS nor any PFS Subsidiary has received any written notification or, to the Knowledge of PFS, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring or threatening to require PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither PFS nor any PFS Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to The Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. PFS DISCLOSURE SCHEDULE 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary and in which employees in general may participate (the “PFS Compensation and Benefit Plans”). Each PFS Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the PFS Compensation and Benefit Plans, if applicable, PFS has provided or made available to FMBT copies of the most recent summary plan description (or other such summary of the terms of the plan).

5.12.2. To the Knowledge of PFS and except as disclosed in PFS DISCLOSURE SCHEDULE 5.12.2, each PFS Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PFS Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS, and PFS is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PFS, threatened action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, no PFS Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each PFS Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such PFS Defined Benefit Plan as of the end of the most recent plan year with respect to the respective PFS Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such PFS Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any PFS Defined Benefit Plan within the 12-month period ending on the date hereof. Neither PFS nor any of its Subsidiaries has provided, or is required to provide, security to any PFS Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither PFS, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of PFS, there is no pending investigation or enforcement action by any Bank Regulator with respect to any PFS Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PFS or any PFS Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PFS’s consolidated financial statements to the extent required by GAAP. PFS and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of PFS, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has received any written notice from any Person that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the PFS.

5.14. Loan Portfolio.

The allowance for loan losses reflected in PFS’s audited consolidated statement of condition at December 31, 2005 was, and the allowance for loan losses shown on the balance sheets in PFS’s Securities Documents for periods ending after December 31, 2005 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Securities Documents.

PFS has made available to FMBT copies of its (i) annual report on Form 10-K for the year ended December 31, 2005, (ii) quarterly report on Form 10-Q for the quarters ended March 31 and June 30, 2006 and (iii) proxy materials used or for use in connection with its meeting of stockholders held in 2006. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16. Deposits.

None of the deposits of any PFS Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.17. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Delaware General Corporation Law applicable to PFS.

5.18. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more of PFS’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS and each PFS Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PFS or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor any PFS Subsidiary, nor to the Knowledge of PFS any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.19. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Banc of America Securities LLC by PFS and the fee payable pursuant thereto.

5.20. Trust Accounts.

The Provident Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither The Provident Bank nor any other PFS Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account, except as disclosed in PFS DISCLOSURE SCHEDULE 5.20.

5.21. PFS Common Stock.

The shares of PFS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.22. Intentionally Blank.

5.23. Material Contracts.

Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither PFS nor any PFS Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations any be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.24. Intellectual Property.

PFS and each PFS Subsidiary owns or, to PFS’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in PFS DISCLOSURE SCHEDULE 5.24, and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.25 Internal Controls.

5.25.1.1 PFS has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to PFS, including its consolidated Company Subsidiaries, is made known to PFS’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting PFS’s principal executive officer and principal financial officer to material information required to be included in PFS’s periodic reports required under the Exchange Act.

5.25.1.2 PFS and PFS Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Exchange) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of PFS’s financial reporting and the preparation of Company financial statements for external purpose din accordance with GAAP. PFS has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to PFS’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect PFS’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. PFS has made available to FMBT a summary of any such disclosure made by management to PFS’s auditors and its audit committee.

ARTICLE VI

COVENANTS OF FMBT

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent will not be unreasonably withheld, conditioned or delayed, FMBT will, and it will cause each FMBT Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the regulatory approvals referenced in Section 8.3 or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. FMBT agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FMBT Subsidiaries not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of FMBT Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FMBT Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) other than as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on FMBT DISCLOSURE SCHEDULES 4.9.1 and 4.13.1 or as required pursuant to Section 7.8 of this Agreement, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2006, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and consistent therewith through December 31, 2006 and provided that such bonuses are consistent, as to amount and persons covered, with past practice, and (iv) First Morris Bank and Trust may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, FMBT may agree to pay employees of FMBT, who are identified by FMBT and agreed to by PFS, at a time agreed to by the parties but in no event later than 90 days from the Closing (the “Retention Period”), so long as such employee remains employed by FMBT or PFS for such Retention Period, a retention bonus in an individual amount, with the aggregate amount equal to $250,000 as to all retention bonuses, to be agreed to by the parties.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate FMBT or any FMBT Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FMBT or any FMBT Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FMBT, or any FMBT Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FMBT Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of FMBT or sell or otherwise dispose of any asset of FMBT or of any FMBT Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FMBT or of any FMBT Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I) take any action which would result in any of the representations and warranties of FMBT set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FMBT;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FMBT or any FMBT Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with FMBT’s or any FMBT Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the FMBT DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1.0 million; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within two business days of receipt by PFS of a request by FMBT to exceed such limit along with all financial or other data that PFS may reasonably request in order to evaluate such loan.

(N) except as set forth on the FMBT DISCLOSURE SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to FMBT’s existing Insider Loan Policy;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any FMBT Compensation and Benefit Plan;

(S) except as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in FMBT DISCLOSURE SCHEDULE 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless The Provident Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FMBT of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(Z) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, FMBT will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. FMBT will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FMBT or any FMBT Subsidiary.

6.2.2. FMBT and The Provident Bank shall meet on a regular basis to discuss and plan for the conversion of FMBT’s data processing and related electronic informational systems to those used by The Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by FMBT of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FMBT in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FMBT shall not be obligated to take any such action prior to the Effective Time and, unless FMBT otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that FMBT takes, at the request of The Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, The Provident Bank shall indemnify First Morris Bank and Trust for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by FMBT, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. FMBT shall provide PFS, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, FMBT shall provide PFS with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. FMBT shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FMBT or any FMBT Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, FMBT shall permit PFS reasonable access upon reasonable notice to its properties and those of the FMBT Subsidiaries, and shall disclose and make available to PFS during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FMBT reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PFS may have a reasonable interest; provided, however, that FMBT shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FMBT’s reasonable judgment, would interfere with the normal conduct of FMBT’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FMBT shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS shall use commercially reasonable efforts to minimize any interference with FMBT’s regular business operations during any such access to FMBT’s property, books and records. FMBT and each FMBT Subsidiary shall permit PFS, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by FMBT or any FMBT Subsidiary.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, FMBT will furnish to PFS copies of each annual, interim or special audit of the books of FMBT and the FMBT Subsidiaries made by its independent accountants and copies of all internal control reports submitted to FMBT by such accountants in connection with each annual, interim or special audit of the books of FMBT and the FMBT Subsidiaries made by such accountants.

6.4.2. Within 25 days after the end of each month, FMBT will deliver to PFS a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. FMBT will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FMBT or any of the FMBT Subsidiaries.

6.4.4. With reasonable promptness, FMBT will furnish to PFS such additional financial data that FMBT possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

FMBT shall maintain, and cause the FMBT Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, FMBT will promptly supplement or amend the FMBT DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FMBT DISCLOSURE SCHEDULE or which is necessary to correct any information in such FMBT DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such FMBT DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

FMBT shall use all commercially reasonable efforts, and shall cause each FMBT Subsidiary to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FMBT shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, FMBT agrees to use, and agrees to cause FMBT Subsidiaries to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that FMBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

From and after the date hereof until the termination of this Agreement, neither FMBT, nor any FMBT Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FMBT or any of the FMBT Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FMBT shall notify PFS orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to FMBT’s Knowledge, investment banker, financial advisor, attorney, accountant or other representative of FMBT may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of FMBT from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FMBT determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FMBT’s stockholders from a financial point of view than the Merger; (B) the Board of Directors of FMBT determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); (C) FMBT promptly notifies PFS of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FMBT or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that FMBT and PFS entered into; and (D) the FMBT Stockholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FMBT or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FMBT and the FMBT Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FMBT or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11. Reserves and Merger-Related Costs.

On or before the Effective Time, and to the extent consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, FMBT shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FMBT to those of PFS (as such practices and methods are to be applied to FMBT from and after the Closing Date) and PFS’s plans with respect to the conduct of the business of FMBT following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FMBT, provided, however, that FMBT shall not be required to take such action unless PFS agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods). No action shall be required to be taken by FMBT pursuant to this Section 6.11 if, in the opinion of FMBT’s independent auditors, such action would contravene GAAP.

ARTICLE VII

COVENANTS OF PFS

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of FMBT, which consent will not be unreasonably withheld, conditioned or delayed, PFS will, and it will cause each PFS Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Certificate of Incorporation or Charter, except as required by law; or (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PFS or The Provident Bank.

7.2. Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, PFS will deliver to FMBT the Securities Documents filed by it with the SEC under the Securities Laws. PFS will advise FMBT promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PFS or any of the PFS Subsidiaries.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS DISCLOSURE SCHEDULE or which is necessary to correct any information in such PFS DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PFS DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

PFS and The Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, PFS agrees to use and agrees to cause The Provident Bank to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that PFS or The Provident Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FMBT.

7.7. Employee Benefits; Advisory Board.

7.7.1 In the event employee compensation and/or benefits as currently provided by FMBT are changed or terminated by PFS, in whole or in part, PFS shall provide Continuing Employees (as defined below in Section 7.7.5) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated

PFS employees (as of the date any such compensation or benefit is provided). Subject to the terms of this Section 7.7.1, its is agreed that all Continuing Employees shall become eligible to participate in any applicable PFS Compensation and Benefit Plans as soon as practicable following the Closing. All FMBT Employees who become participants in an PFS Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FMBT prior to the Effective Time, provided, however, that Continuing Employees will enter PFS’s tax-qualified employee plans on the applicable entry dates set forth in said plan documents, and provided further, that credit for prior service shall not be given under the PFS retiree health plan. This Agreement shall not be construed to limit the ability of PFS or The Provident Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.7.2 Prior to the Effective Time, FMBT shall amend the change in control agreements listed on FMBT DISCLOSURE SCHEDULE 4.13.13 to terminate each such agreement immediately prior to the Effective Time and to distribute as of the Effective Time to each executive who is a party to said agreement an amount equal to 2.0 of such person’s “base amount” as defined in the change in control agreements, except Brian Giovanazzi, who will receive 2.999 of his “base amount” as defined in Section 280G of the Code. At the time of payment of the amounts set forth above, each officer or employee receiving payment thereunder shall enter into an acknowledgment and release, satisfactory in form to PFS, acknowledging that no further payments are due under such sections and releasing FMBT, PFS and The Provident Bank and their respective officers, directors and employees from any and all claims arising thereunder.

7.7.3 In the event an FMBT employee (i) is not offered employment with PFS at a rate of compensation no less than provided by FMBT or is offered employment with PFS but is terminated by PFS (other than a termination for cause) within one year of the Effective Time or (ii) is not offered employment with PFS at a place of business within 20 miles from such person’s place of employment as of the date of this Agreement or is subsequently relocated to such place of employment (although this Section 7.7.3(ii) shall not apply if the place of business is the PFS Loan Center in Woodbridge, New Jersey), PFS shall pay, or in the event of a termination prior to or at the Effective Time, FMBT shall pay if requested by PFS, a severance benefit pursuant to the terms of The Provident Bank Severance Policy for Employees without Contracts for Reduction in Force of Job Elimination in an amount which would cause such benefits to not be considered deferred compensation under Code Section 409A; provided, however, that the persons listed on FMBT DISCLOSURE SCHEDULE 7.7.3 shall be considered “Senior Management” for purposes of such plan.

7.7.4 At the Closing, PFS and Brian Giovinazzi shall enter into the non-compete agreement attached as PFS DISCLOSURE SCHEDULE 7.7.4.

7.7.5 In the event of any termination of any FMBT health plan or consolidation of any such plan with any PFS or The Provident Bank health plan, PFS shall make available to employees of FMBT who continue employment with PFS or a PFS Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to PFS employees. Unless a Continuing Employee affirmatively terminates coverage under a FMBT health plan prior to the time that such Continuing Employee becomes eligible to participate in the PFS health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FMBT health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PFS and their dependents. In the event of a termination or consolidation of any FMBT health plan, terminated FMBT employees and qualified beneficiaries will have the right to continued coverage under group health plans of PFS in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any FMBT health plan, or consolidation of any FMBT health plan with any PFS health plan, any coverage limitation under the PFS health plan due to any pre-existing condition shall be waived by the PFS health plan to the degree that such condition was covered by the FMBT health plan and such condition would otherwise have been covered by the PFS health plan in the absence of such coverage limitation. All FMBT Employees who cease participating in an FMBT health plan and become participants in a comparable PFS health plan shall receive credit for any co-payment and deductibles paid under FMBT’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the PFS health plan, upon substantiation, in a form satisfactory to PFS that such co-payment and/or deductible has been satisfied.

7.7.6 Effective as of the Closing Date, PFS shall establish the Morris County, New Jersey Advisory Board (the “Advisory Board”). Each person who serves on the Board of Directors of FMBT (except for the director who may join the PFS Board of Directors pursuant to Section 2.5 of this Agreement) both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and each advisory board member shall receive an annual advisory board fee of $24,000. The Advisory Board shall be continued for a period of at least two years.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. PFS shall maintain, or shall cause The Provident Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by FMBT (provided, that PFS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall PFS be required to expend pursuant to this Section 7.9.1 more than 200% of the annual cost currently expended by FMBT with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, FMBT agrees in order for PFS to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.8.2. In addition to Section 7.8.1, for a period of six years after the Effective Time, PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FMBT or an FMBT Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FMBT or a FMBT Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware (to the extent not prohibited by federal law), PFS’s Certificate of Incorporation and Bylaws, and under FMBT’s Certificate of Incorporation and Bylaws. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) PFS shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption PFS shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PFS elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between PFS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and PFS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, PFS shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) PFS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of FMBT or any FMBT Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of FMBT or any FMBT Subsidiary. Such determination shall be made in accordance with the New Jersey Banking Laws.

7.8.3. In the event that either PFS or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of PFS shall assume the obligations set forth in this Section 7.8.

7.8.4. The obligations of PFS provided under this Section 7.8 are intended to be enforceable against PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS. PFS shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to PFS by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

PFS agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders.

FMBT will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FMBT’s reasonable judgment, necessary or desirable (the “FMBT Stockholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the FMBT Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FMBT stockholders; and (iii) cooperate and consult with PFS with respect to each of the foregoing matters.

8.2. Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1. For the purposes (x) of registering PFS Common Stock to be offered to holders of FMBT Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the FMBT Stockholders Meeting, PFS shall draft and prepare, and FMBT shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FMBT to the FMBT stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall provide FMBT and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. PFS shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of PFS and FMBT shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FMBT shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FMBT shall furnish all information concerning FMBT and the holders of FMBT Common Stock as may be reasonably requested in connection with any such action.

8.2.2. PFS shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. PFS will advise FMBT promptly after PFS receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of PFS Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and PFS will provide FMBT with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FMBT may reasonably request.

8.2.3. FMBT and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FMBT shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and FMBT shall mail a Proxy Statement-Prospectus to FMBT’s stockholders.

8.3. Regulatory Approvals.

Each of FMBT and PFS will cooperate with the other and use all reasonable efforts to promptly prepare and, within 60 days after the date hereof or as soon thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and the Department and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. FMBT and PFS will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FMBT or PFS to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. FMBT shall have the right to review and approve in advance all characterizations of the information relating to FMBT and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, FMBT and PFS shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4. Affiliates.

8.4.1. FMBT shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of FMBT to deliver to PFS, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the FMBT Stockholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of PFS Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of FMBT.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of PFS, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of FMBT and PFS or otherwise materially impair the value of FMBT to PFS.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.1.6. Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, PFS shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to PFS, and FMBT shall have received an opinion of Thacher Proffitt & Wood LLP, reasonably acceptable in form and substance to FMBT, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of PFS and FMBT and their respective Subsidiaries.

9.2. Conditions to the Obligations of PFS under this Agreement.

The obligations of PFS under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of FMBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and FMBT shall have delivered to PFS a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FMBT as of the Effective Time.

9.2.2. Agreements and Covenants. FMBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of FMBT by the Chief Executive Officer and Chief Financial Officer of FMBT to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. FMBT and the FMBT Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of FMBT Common Stock shall have served a written notice of dissent from this Agreement to FMBT under New Jersey Banking Laws.

FMBT will furnish PFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as PFS may reasonably request.

9.3. Conditions to the Obligations of FMBT under this Agreement.

The obligations of FMBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of PFS set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and PFS shall have delivered to FMBT a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of PFS as of the Effective Time.

9.3.2. Agreements and Covenants. PFS shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FMBT shall have received a certificate signed on behalf of PFS by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of PFS to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. PFS and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on PFS and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide FMBT with a certificate evidencing such delivery.

PFS will furnish FMBT with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as FMBT may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which PFS and FMBT mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and FMBT the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, PFS shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FMBT:

11.1.1. At any time by the mutual written agreement of PFS and FMBT;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FMBT) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FMBT) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and FMBT; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of FMBT shall have voted at the FMBT Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of PFS if FMBT has received a Superior Proposal and the Board of Directors of FMBT has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to PFS.

11.1.9. By the Board of Directors of FMBT if FMBT has received a Superior Proposal and the Board of Directors of FMBT has made a determination to accept such Superior Proposal; provided that FMBT shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following PFS’s receipt of written notice advising PFS that FMBT has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether FMBT intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, FMBT shall provide a reasonable opportunity to PFS during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable FMBT to proceed with the Merger on such adjusted terms.

11.1.10 By FMBT, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five business-day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) The PFS Market Value on the Determination Date is less than $15.37, adjusted as indicated on the last sentence of this Section 11.1.10; and

(ii) the number obtained by dividing the PFS Market Value on the Determination Date by the Initial PFS Market Value (“PFS Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.175;

subject, however, to the following three sentences. If FMBT elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to PFS. During the five business day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of FMBT Common Stock who elect to receive PFS Common Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial PFS Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.175, and the denominator of which is equal to PFS Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial PFS Market Value by the PFS Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .825. If PFS so elects, it shall give, within such five business-day period, written notice to FMBT of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of the relevant companies; or (iv) an agreement or commitment by the relevant companies to take any action referenced above.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in a transaction with a value exceeding 25% of the acquiror’s market capitalization based on the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Index Group and Initial Index Price

Ticker	Company	Shares Outstanding (‘000)	Share Weighting	Closing Price	Weighted by Shares Outstanding
FNFG	First Niagara Financial Group, Inc.	110,529	12.96%	$14.62	$1.90
NAL	NewAlliance Bancshares, Inc.	109,719	12.87	15.52	2.00
WFSL	Washington Federal, Inc.	87,258	10.23	23.25	2.38
TRST	TrustCo Bank Corp NY	75,024	8.80	11.14	0.98
BKMU	Bank Mutual Corporation	60,138	7.05	12.56	0.89
BBX	BankAtlantic Bancorp, Inc.	56,473	6.62	13.60	0.90
PRTR	Partners Trust Financial Group, Inc.	44,975	5.28	11.02	0.58
PBNY	Provident New York Bancorp	42,625	5.00	14.30	0.71
DCOM	Dime Community Bancshares, Inc.	36,712	4.31	14.80	0.64
UCFC	United Community Financial Corp.	30,950	3.63	12.96	0.47
KNBT	KNBT Bancorp, Inc.	27,725	3.25	16.91	0.55
PFB	PFF Bancorp, Inc.	24,547	2.88	34.20	0.98
FBTX	Franklin Bank Corp.	23,424	2.75	21.70	0.60
ABCW	Anchor BanCorp Wisconsin Inc.	21,929	2.57	29.28	0.75
FFIC	Flushing Financial Corporation	21,111	2.48	18.03	0.45
TONE	TierOne Corporation	18,150	2.13	33.66	0.72
FPFC	First Place Financial Corp.	17,463	2.05	24.47	0.50
PFSB	PennFed Financial Services, Inc.	12,849	1.51	18.08	0.27
OCFC	OceanFirst Financial Corp.	12,318	1.44	22.26	0.32
FFCH	First Financial Holdings, Inc.	12,000	1.41	35.02	0.49
WSFS	WSFS Financial Corporation	6,652	0.78	62.35	0.49

	Weighted Index Share Price:				$17.56

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

“Initial PFS Market Value” means the average of the daily closing sales prices of a share of PFS Common Stock, as reported on the NYSE, for the twenty consecutive trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.

“PFS Market Value” shall be the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the twenty consecutive trading days immediately preceding the Determination Date.

If PFS or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of PFS’s willingness, and in order to induce PFS to enter into this Agreement, and to reimburse PFS for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FMBT hereby agrees to pay PFS, and PFS shall be entitled to payment of, a fee of $4.0 million (the “Fee”), within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) FMBT terminates this Agreement pursuant to Section 11.1.9 or PFS terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by FMBT relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FMBT within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by PFS pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by FMBT or any FMBT Subsidiary; or (ii) the failure of the stockholders of FMBT to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then PFS will not have any other rights or claims against FMBT or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS against FMBT and its Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FMBT), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FMBT, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to FMBT’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS and FMBT mutually agree to be bound by the terms of the confidentiality agreement dated July 14, 2006 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

FMBT and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FMBT nor PFS shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.7, 2.9, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 7.9, 7.10, 12.1 and 12.11.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to FMBT, to:	Brian Giovinazzi President and Chief Executive Officer First Morris Bank and Trust 250 Madison Avenue Morristown, New Jersey 07962 Fax: (973) 267-2879

With required copies to:	Matthew Dyckman, Esq. Thacher Profitt & Wood LLP 1700 Pennsylvania Avenue, NW Suite 800 Washington, DC 20006 Fax: (202) 626-1930

If to PFS, to:	Paul M. Pantozzi Chairman of the Board and Chief Executive Officer Provident Financial Services, Inc. 830 Bergen Avenue Jersey City, New Jersey 07306 Fax: (866) 353-3167

With required copies to:

John F. Kuntz, Esq.

General Counsel

Provident Financial Services, Inc.

830 Bergen Avenue

Jersey City, New Jersey 07306

Fax: (866) 353-3204

and

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand;

(b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.8 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of

“Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, PFS and FMBT have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: October 15, 2006	By:	/s/ Paul M. Pantozzi
		Name:	Paul M. Pantozzi
		Title:	Chairman and Chief Executive Officer

First Morris Bank and Trust

Dated: October 15, 2006	By:	/s/ Brian Giovinazzi
		Name:	Brian Giovinazzi
		Title:	President and Chief Executive Officer

APPENDIX B

October 15, 2006

The Board of Directors

First Morris Bank & Trust

250 Madison Avenue

Morristown, NJ 07962

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of First Morris Bank & Trust (“First Morris”) of the consideration offered in the proposed merger (“the Merger”) with Provident Financial Services, Inc. (“Provident”) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2006, among First Morris and Provident (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $3.33 per share, of First Morris (the “Common Shares”) will be converted into $39.75 in cash or 2.1337 shares of Provident common stock, par value $0.01 per share, with 50% of the Common Shares receiving cash and 50% of the Common Shares receiving Provident common stock (the “Merger Consideration”). Holders of the Common Shares may elect to receive shares of Provident common stock, cash or a combination thereof, but the total Merger Consideration each holder may receive is subject to an allocation process as set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, First Morris and Provident, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, securities of First Morris and Provident for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion, we have disclosed it to you. KBW has also disclosed to you that we may seek to earn investment banking fees from Provident in the future. We have acted exclusively for you, the Board of Directors of First Morris, in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of First Morris as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from First Morris for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Morris and Provident and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	reviewed the Agreement;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

ii.	reviewed certain historical financial and other information concerning Provident, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii.	reviewed certain historical financial and other information concerning First Morris, including Annual Reports to Stockholders;

iv.	held discussions with members of senior management of First Morris and Provident regarding past and current business operations, regulatory matters, financial condition and future prospects;

v.	reviewed earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed them with management of Provident;

vi.	reviewed the earnings per share estimate for the year ending December 31, 2006 per First Morris’s budget and discussed it with management of First Morris;

vii.	reviewed and studied the historical stock prices and trading volumes of the common stock of Provident and First Morris;

viii.	analyzed certain publicly available financial information and valuation multiples of other financial institutions deemed comparable or otherwise relevant, and compared Provident and First Morris to those institutions;

ix.	compared the financial terms of the Merger with the financial terms of certain other transactions deemed comparable or otherwise relevant; and

x.	performed other studies and analyses that we considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the respective managements of First Morris and Provident as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Provident and First Morris are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any properties of Provident or First Morris, or examine or review any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in First Morris’s or Provident’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that First Morris and Provident will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or

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modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Morris and Provident; (ii) the assets and liabilities of First Morris and Provident; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

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Appendix C

17:9A-140. Rights of dissenting stockholders; settlement by agreement

A. A stockholder who

(1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

17:9A-141. Appointment of appraisers

If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

17:9A-142. Duties of appraisers; report; objections; compensation; vacancies

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The

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bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

17:9A-143. Assignment of stock to bank

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

17:9A-144. Effect of stockholder’s failure to act

A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

17:9A-145. Obligation of bank to pay stockholder

An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

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APPENDIX D

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

OF FIRST MORRIS BANK & TRUST

The summary information presented below at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from and should be read in conjunction with the audited consolidated financial statements of First Morris for the years ended December 31, 2005, 2004 and 2003 and the related notes thereto presented elsewhere in this proxy statement-prospectus. The information at December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived in part from the audited financial statements of First Morris, which are not included herewith. The selected consolidated financial data at or for the nine months ended September 30, 2006 and 2005 is derived from financial statements of First Morris that have not been audited by independent accountants. However, in the opinion of management, the selected consolidated financial data for such periods includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the data. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006. All share and per share amounts have been restated to reflect the two-for-one stock split First Morris declared October 3, 2005 and distributed on October 17, 2005, and all prior stock dividends.

	At or For the Nine Months Ended September 30,		At or For The Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Dollars in thousands, except per share data)
Balance Sheet Summary:
Total assets	$572,294	$574,957	$580,932	$539,036	$477,667	$405,718	$339,536
Loans	324,368	288,714	305,113	250,945	223,288	220,663	182,191
Allowance for loan losses	3,063	3,140	3,130	3,166	3,163	3,094	2,551
Investment securities	209,911	253,300	240,472	256,924	225,899	154,829	125,186
Deposits	511,401	519,836	524,157	485,746	427,940	364,071	306,230
Shareholders’ equity	41,029	34,952	34,902	32,955	29,098	25,597	22,569

Income Statement Summary:
Net interest income	$11,648	$12,475	$16,428	$16,535	$14,423	$13,604	$10,700
Provision for loan losses	—	—	—	—	80	540	—
Other non-interest income	875	1,704	2,377	1,821	1,942	1,624	1,372
Other non-interest expense	10,490	10,172	13,585	11,904	10,471	10,101	9,099
Income tax expense	682	1,275	1,620	2,248	2,095	1,613	945
Net income	1,351	2,732	3,600	4,204	3,719	2,974	2,028

Per Share Data:
Net income	$0.43	$0.95	$1.25	$1.46	$1.30	$1.04	$0.71
Stock dividends	—	110%	10%	10%	10%	10%	10%
Book value	$13.14	$12.17	$12.15	$11.47	$10.13	$8.91	$7.86
Weighted average shares	3,121,774	2,871,774	2,871,774	2,871,774	2,871,774	2,871,774	2,871,774

Selected Ratios:
Annualized return on average assets	0.31%	0.66%	0.64%	0.81%	0.87%	0.79%	0.62%
Annualized return on average Shareholders’ equity	4.57%	10.83%	10.40%	13.71%	12.94%	12.47%	9.50%
Net interest margin	2.97%	3.28%	3.19%	3.42%	3.70%	3.91%	3.61%
Allowance for loan losses to total loans	0.94%	1.09%	1.03%	1.26%	1.42%	1.40%	1.40%
Non-performing loans to total loans	0.00%	0.01%	0.34%	0.18%	0.23%	0.24%	0.01%
Equity to assets at period end	7.17%	6.08%	6.01%	6.11%	6.09%	6.31%	6.65%

Capital Ratios:
Leverage ratio	7.44%	6.27%	6.27%	5.92%	6.12%	6.21%	6.64%
Tier 1 risk-based ratio	11.89%	10.93%	10.66%	10.88%	11.12%	10.34%	11.18%
Total risk-based ratio	12.74%	11.89%	11.58%	11.93%	12.33%	11.59%	12.43%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help you understand the financial performance of First Morris through a discussion of the factors affecting its financial condition at September 30, 2006 (unaudited), December, 31, 2005 and December 31, 2004 and its consolidated results of operations for the nine months ended September 30, 2006 (unaudited) and 2005 (unaudited) and for the years ended December 31, 2005 and 2004. This section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page [__] of this proxy statement-prospectus. The results of operations reported at September 30, 2006 (unaudited) and for the nine-month period ending September 30, 2006 (unaudited) are not necessarily indicative of the results of operations that will result for the fiscal year ended December 31, 2006.

General

First Morris Bank and Trust, (“First Morris”), formed in 1969, is a commercial bank headquartered in the Township of Morris, Morris County, New Jersey. It operates nine retail bank branches, a Wealth Management Services Division and First Morris’ subsidiary, First Morris Investment Corporation. First Morris’ consolidated results of operations depend primarily on net interest income. Net interest income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Interest-earning assets consist primarily of real estate mortgage loans, installment loans, commercial loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit and money market accounts, NOW accounts, and savings account deposits, and borrowings from the Federal Home Loan Bank of New York. The consolidated results of operations also are impacted by provisions for loan losses, non-interest income and non-interest expense. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income includes service fees and charges, and gains (losses) on sales of securities.

Overview

First Morris recorded net income of $1.35 million, or $0.43 per share, for the nine months ended September 30, 2006, including the impact of both the balance sheet restructuring initiative and the stock offering that closed in January 2006, discussed below. This compares to net income of $2.73 million, or $0.95 per share for the nine months ended September 30, 2005. Results in 2006 have been adversely impacted by the historically low level of interest rates, the flat to inverted yield curve, increased operating costs, and heightened competition for deposits.

First Morris initiated a balance sheet restructuring in the second quarter of 2006, which allowed First Morris to shift from lower-earning investments into higher-yielding investments. As part of the restructuring, First Morris sold $34 million of investment securities, yielding an average of 3.50%. The sale resulted in a pretax loss of $1.0 million. First Morris also reclassified all remaining securities, or approximately $114 million, from held-to-maturity into the available-for-sale portfolio and recorded the fair value adjustment, net of taxes, in shareholders’ equity as a component of comprehensive income.

On January 9, 2006, First Morris issued 250,000 shares of common stock in the form of a Rights Offering to existing shareholders. Through the offering, an additional $5.0 million in capital was raised. First Morris realized approximately $4.9 million in net proceeds from the sale after the direct costs of issuance.

Summary of Critical Accounting Policies

Management’s discussion and analysis of First Morris’ financial condition is based on the consolidated financial statements which are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While First Morris bases its estimates on historical experience, current information and other factors deemed to be relevant, could make actual results differ from those estimates.

First Morris considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations: the allowance for loan losses and provision for loan losses, other than temporary impairment of securities, and accounting for income taxes.

In addition to the informational disclosure in the Notes to the Consolidated Financial Statements, each of these accounting policies is described in detail in the applicable sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Allowance for loan losses. The allowance for loan losses represents management’s estimate of an amount deemed adequate to provide for probable losses which may be incurred on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the portfolio after consideration of prevailing economic conditions, the volume and nature of the loan portfolio, historical loan loss experience and individual credit situations.

The allowance for loan losses is comprised of specific allocations for individual loans plus a general allocation which is determined by loss factors associated with each loan type (i.e. commercial, consumer or mortgage) and allocated accordingly. The allocated portion of the allowance for loan losses is calculated quarterly and compared to the total allowance balance to determine adequacy. The commercial loan allowance requirement is based on individual loans reviewed, historical loss levels, delinquency trends, economic cycles, and other pertinent factors. The consumer and mortgage loan allowance requirements are based on historical trends.

Other than temporary impairment of securities. First Morris evaluates all of its investment securities on an individual basis no less frequently than quarterly for “other-than-temporary” impairment. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than- temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of First Morris to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Income Taxes. First Morris recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities, using enacted tax rates expected to be applied to taxable income in the years in which the differences are expected to be settled. The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management’s judgment. A valuation reserve is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items.

Average Balance Sheet and Analysis of Net Interest Income and Rates

The following tables set forth certain information for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. Average balances are daily averages. The tax-equivalent adjustment was computed based on an assumed statutory Federal income tax rate of 34 percent. Adjustments were made for interest earned on securities of state and political subdivisions.

	For the Nine Months Ended September 30,			For the Nine Months Ended September 30,
	2006			2005
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
ASSETS:
Interest-earning assets:
Federal funds sold and money market securities	$4,287	$150	4.68%	$3,887	85	2.92%
Securities:
Taxable	191,769	6,013	4.19	225,531	6,162	3.65
Tax-exempt	33,490	1,349	5.39	29,650	1,175	5.30

Total securities	225,259	7,362	4.37	255,181	7,337	3.84
Loans, net of unearned discount:
Commercial	187,134	9,749	6.97	170,192	8,459	6.65
Residential mortgage	70,472	2,789	5.29	48,883	1,884	5.15
Consumer	55,394	2,590	6.25	44,993	1,748	5.19

Total loans	313,000	15,128	6.46	264,068	12,091	6.12

Total interest-earning assets	542,546	22,640	5.58	523,136	19,513	4.99
Non-interest-earning assets:
Cash and due from banks	11,134			10,853
Allowance for loan losses	(3,105)			(3,160)
Other assets	26,623			22,455

Total non-interest-earning assets	34,652			30,148

Total assets	$577,198			$553,284

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing demand deposits	$132,766	2,833	2.85	$115,679	1,559	1.80
Savings deposits	159,938	2,567	2.15	185,372	1,904	1.37
Time deposits	154,105	4,511	3.91	125,344	2,720	2.90

Total interest-bearing deposits	446,809	9,911	2.97	426,395	6,183	1.94
Borrowed funds	21,955	665	4.05	21,917	497	3.03

Total Interest-bearing liabilities	468,764	10,576	3.02	448,312	6,680	1.99
Noninterest-bearing liabilities:
Demand deposits	67,746			70,124
Other liabilities	1,144			1,263

Total non-interest-bearing liabilities	68,890			71,387
Shareholders’ equity	39,544			33,585

Total liabilities and shareholders’ equity	$577,198			$553,284

Net interest spread		$12,064			$12,833

Tax-equivalent basis adjustment		(416)			(358)
Net interest income		11,648	2.56%		12,475	3.00%
Net interest margin			2.97%			3.28%

	For the Year Ended December 31,
	2005			2004			2003
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Federal funds sold and money market securities	$4,008	$120	2.99%	$15,929	$218	1.37%	$8,714	$91	1.04%
Securities:
Taxable	222,915	8,167	3.66	225,426	7,657	3.40	154,120	4,977	3.23
Tax-exempt	30,855	1,655	5.36	17,299	946	5.47	13,364	743	5.56

Total securities	253,770	9,822	3.87	242,725	8,603	3.54	167,484	5,720	3.42
Loans, net of unearned discount:
Commercial	172,960	11,498	6.65	158,052	10,653	6.74	147,616	10,495	7.11
Residential mortgage	53,738	2,782	5.18	35,221	1,855	5.27	35,222	2,177	6.18
Consumer	46,464	2,477	5.33	40,383	1,827	4.52	37,063	1,798	4.85
Total loans	273,162	16,757	6.13	233,656	14,335	6.14	219,901	14,470	6.58
Total interest-earning assets	530,940	26,699	5.03	492,310	23,156	4.70	396,099	20,281	5.12
Non-interest-earning assets:
Cash and due from banks	10,961			12,738			17,217
Allowance for loan losses	(3,154)			(3,165)			(3,159)
Other assets	22,913			18,255			16,797

Total non-interest-earning assets	30,720			27,828			30,855
Total assets	561,660			520,138			426,954

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing demand deposits	122,624	2,575	2.10	110,291	1,109	1.01	67,723	493	0.73
Savings deposits	181,807	2,620	1.44	170,721	1,856	1.09	140,147	1,490	1.06
Time deposits	127,298	3,861	3.03	119,762	2,885	2.41	108,729	3,126	2.88
Total interest-bearing deposits	431,729	9,056	2.10	400,774	5,850	1.46	316,599	5,109	1.61
Borrowed funds	22,211	692	3.12	18,063	484	2.67	17,944	526	2.93

Total Interest-bearing liabilities	$453,940	9,748	2.15	$418,837	6,334	1.51	$334,543	5,635	1.68

Non-interest-bearing liabilities:
Demand deposits	71,186			68,094			62,426
Other liabilities	1,930			2,547			1,239
Total non-interest-bearing liabilities	73,116			70,641			63,665
Shareholders’ equity	34,604			30,660			28,746
Total liabilities and shareholders’ equity	561,660			520,138			426,954
Net interest spread		16,951			16,822			14,646
Tax-equivalent basis adjustment		(523)			(287)			(223)
Net interest income		16,428	2.88		16,535	3.19		14,423	3.44%
Net interest margin			3.19			3.42			3.70%

Rate/Volume Analysis. The following tables show how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected First Morris’ net interest income, on a tax-equivalent basis, for the periods ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) interest changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate. The tax-equivalent adjustment was computed based on an assumed statutory Federal income tax rate of 34 percent. Adjustments were made for interest earned on securities of state and political subdivisions.

	Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005 Increase/(Decrease)			Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 Increase/(Decrease)			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 Increase/(Decrease)
	Due to			Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
				(In thousands)
Interest-earning assets:
Federal funds sold and money market securities	$5	$60	$65	$(171)	$73	$(98)	$74	53	$127
Securities:
Taxable	(932)	782	(150)	(85)	595	510	2,304	376	2,680
Tax-exempt	152	22	174	741	(32)	709	219	(16)	203
Total securities	(780)	804	24	656	563	1,219	2,523	360	2,883
Loans:
Commercial	842	448	1,290	1,005	(160)	845	$742	(584)	158
Residential mortgage	832	74	906	975	(48)	927	—	(322)	(322)
Consumer	404	438	842	275	375	650	161	(132)	29
Total loans	2,078	960	3,038	2,255	167	2,422	903	(1,038)	(135)

Total interest-earning assets	1,303	1,824	3,127	2,740	803	3,543	3,499	(625)	2,875

Interest-bearing liabilities:
Interest-bearing demand deposits	231	1,043	1,274	124	1,342	1,466	311	307	618
Savings deposits	(261)	924	663	121	643	764	325	40	365
Time deposits	666	1,126	1,792	182	794	976	294	(535)	(241)
Total interest-bearing deposits	636	3,093	3,729	427	2,779	3,206	929	(188)	742
Borrowed funds	1	166	167	111	97	208	3	(46)	(43)

Total interest-bearing liabilities	637	3,259	3,896	538	2,876	3,414	932	(234)	699

Change in net interest income	$666	$(1,435)	$(769)	$2,202	$(2,073)	$129	$2,567	$(391)	$2,176

Comparison of Financial Condition at September 30, 2006 and December 31, 2005

At September 30, 2006, total assets equaled $572 million, a decline of less than 2% from the $581 million in total assets reported at December 31, 2005. Total loans increased $19 million to $324 million, and were funded through a combination of overnight liquidity, investment securities, deposits and capital. Total investment securities equaled $210 million, representing a decrease of $30 million compared to $240 million at December 31, 2005, largely due to maturities of and paydowns on mortgage-backed securities. Total deposits stood at $511 million, at September 30, 2006, representing a decrease of $13 million from the $524 million in total deposits at December 31, 2005. Total shareholders’ equity increased from $35 million at December 31, 2005 to $41 million at September 30, 2006, largely due to the proceeds received from the rights offering.

Loans. Total loans were $324 million, up $19 million, or 6% from December 31, 2005. The majority of the increase was experienced in commercial lending, residential mortgage and consumer lending. The following table summarizes total loans outstanding by loan category and amount at September 30, 2006 and December 31, 2005:

	At September 30, 2006	At December 31, 2005
	(In thousands)
Loan Type:
Commercial	$54,614	$47,997
Commercial Mortgage	136,294	136,517
Residential	73,181	66,108
Residential construction	2,036	1,707
Home equity loans	34,265	24,367
Home equity lines of credit	22,808	27,407
Consumer loans	1,170	1,010

Total Loans	$324,368	$305,113
Allowance for loan losses	(3,063)	(3,130)

Net Loans	$321,305	$301,983

Loan demand across all major loan sectors had been stable for the first nine months of 2006 as affordable interest rates, new hires in commercial and residential lending and focused marketing in the consumer lending business, combined to expand the portfolio.

Investment Securities. At September 30, 2006, the total investment portfolio equaled $210 million and represented a decrease of $30 million from $240 million in investment securities at December 31, 2005. The majority of the decline was attributed to maturities of and paydowns on mortgage-backed securities. As a result of the balance sheet restructuring executed in the second quarter of 2006, the entire held-to-maturity sector of the portfolio, approximately $114 million, was reclassified from held-to-maturity into the available-for-sale portfolio, with the corresponding fair value adjustment recorded in shareholders’ equity as a component of comprehensive income. Securities classified as available-for-sale equaled $209.9 million at September 30, 2006. As part of the restructuring, First Morris sold $34 million of investment securities, yielding an average of 3.5%. The sale resulted in a pretax loss of $1.0 million. The proceeds from the sale were reinvested into a mix of securities with average lives of less than four years, at an average yield of 5.75%.

Deposits. Total deposits decreased $13 million to $511 million at September 30, 2006, from $524 million at December 31, 2005. The decrease in deposits was primarily the result of lower non-interest bearing demand accounts that decreased $16 million to $65 million at September 30, 2006 from $81 million at December 31, 2005, due to temporary deposits of $7.0 million representing proceeds from the rights offering. Interest-bearing demand deposits decreased $10 million to $131 million at September 30, 2006 from $141 million at December 31, 2005. Savings accounts decreased $12 million to $152 million at September 30, 2006 from $164 million at December 31, 2005. Time deposits increased $27 million to $164 million at September 30, 2006 from $137 million at December 31, 2005. Traditionally, during periods of increasing interest rates, including the magnitude of the increase in short-term rates, depositors will shift funds from core or low cost accounts into time deposits to increase returns.

One of First Morris’ primary deposit strategies is the attraction and retention of core deposits. Core deposits are defined as all deposits, except certificates of deposit in excess of $100,000. Core deposits as a percent of total deposits equaled 89% at September 30, 2006, and 90% at December 31, 2005.

The following table summarizes categories of First Morris’s deposits at September 30, 2006 and December 31, 2005:

	At September 30, 2006		At December 31, 2005
	Amount	% of Total	Amount	% of Total
	(In thousands)
Noninterest-bearing demand deposits	$64,980	12.7%	$80,996	15.5%
Interest-bearing deposits:
Demand	130,799	25.6	141,332	27.0
Savings	151,721	29.7	164,420	31.4
Time	106,902	20.9	86,454	16.5
Time deposits over $100,000	56,999	11.1	50,955	9.7

Total interest-bearing deposits	$446,421	87.3	$443,161	84.5
Total Deposits	$511,401	100.0%	$524,157	100.0%

Borrowed Funds. First Morris raises funds through a variety of sources including retail deposits, certificates of deposit, Federal Home Loan Bank advances, repurchase agreements, federal funds purchased, long-term debt and stock transactions. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions, management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet. Total borrowed funds equaled $19 million at September 30, 2006, down $2 million from $21 million at December 31, 2005

Shareholders’ Equity. Shareholders’ equity at September 30, 2006 and December 31, 2005 was $41 million and $35 million, respectively, which represented 7.2% of total assets as of September 30, 2006 and 6.0% of total assets as of December 31, 2005. The change is primarily comprised of net income of $1.35 million for the nine months ended September 30, 2006, and the net proceeds received in connection with the rights offering, offset in part by the $111 thousand decrease in the fair value adjustments recorded on the available-for-sale portfolio recognized through other comprehensive income.

Non-performing Assets. First Morris reported no non-performing assets, defined as loans on non-accrual status and other real estate acquired through foreclosure, at September 30, 2006, compared to $1.0 million at December 31, 2005. The decrease was due to several loans being brought current by the borrowers or was paid off entirely. Loans on non-accrual status equaled less than 1% of total loans at December 31, 2005. A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection), or First Morris does not expect the loan to be fully repaid according to the terms of the loan agreement. Interest is not accrued on loans 90 days or more past due, except on certain residential first mortgage loans that contain adequate equity. A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid or it otherwise becomes well secured. First Morris did not own or hold any other real estate acquired through foreclosure as of September 30, 2006 or December 31, 2005.

Subsequent to September 30, 2006, First Morris identified 4 potential problem loans to two borrowers approximating $3.0 million. These loans were not on non-accrual status as of September 30, 2006. However, First Morris will continue to monitor the credits and they may become non-accrual loans at some point in the future.

Allowance for Loan Losses and Related Provision. The allowance for loan losses equaled $3.0 million at September 30, 2006, or 0.94% of total loans, compared to $3.1 million, or 1.03% of total loans at December 31, 2005.

First Morris did not record a provision for loan losses for the nine months ended September 30, 2006 nor for the same period in 2005. Despite experiencing strong loan growth since September 30, 2005, the majority of the loan growth occurred in residential mortgages and consumer installment lending, which have historically incurred nominal charge-offs.

The allowance for loan losses is determined through a regular review of the loan portfolio in which management considers historical loss factors as well as qualitative factors, which may cause actual losses to differ from past trends. These qualitative factors include, but are not limited to, prevailing economic conditions, the volume and trends of nonperforming loans, concentrations of credit risk and changes in loan policies or underwriting standards.

The allowance for loan losses is comprised of specific allocations for individual loans plus a general allocation which is determined by loss factors associated with each loan type (i.e. commercial, consumer or mortgage) and allocated accordingly. The allocated portion of the allowance for loan losses is calculated quarterly and compared to the total allowance balance to determine adequacy. The commercial loan allowance requirement is based on individual loans reviewed, historical loss levels, delinquency trends, economic cycles, and other pertinent factors. The consumer and mortgage loan allowance requirements are based on historical trends.

While First Morris believes the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change. The adequacy of the allowance is reviewed quarterly by the Board of Directors.

Comparison of Operating Results for Nine Months Ended September 30, 2006 and September 30, 2005

General. Net income was $1.35 million, or $0.43 per share, for the nine months ended September 30, 2006 compared to $2.73 million, or $0.95 per share, for the same period in 2005. Net interest income was $11.6 million for the nine months ended September 30, 2006, compared to $12.5 million for the same period in 2005.

Interest Income. Tax-equivalent interest income increased $3.1 million or 16% to $22.6 million for the nine months ended September 30, 2006, compared to $19.5 million for the same period in 2005. The tax-equivalent yield on earning assets increased 59 basis points to 5.58% in the nine months ended September 30, 2006, from 4.99% for the same period in 2005. The increase in total interest income was due to a $19 million increase in the volume of interest-earning assets that contributed $1.3 million of the increase, while higher interest rates increased interest income by $1.8 million.

Interest Expense. Interest expense for the nine months ended September 30, 2006 increased $3.9 million to $10.6 million from $6.7 million during the comparable 2005 period. The increase was attributable to an increase of 103 basis points in the average cost of interest-bearing liabilities to 3.02% for the nine months ended September 30, 2006 from 1.99% for the same period in 2005. In addition, the average balance of total interest-bearing liabilities increased $21 million and increased interest expense by $637 thousand, while higher interest rates contributed to the higher cost of funds and increased interest expense by $3.3 million.

As the rates paid on time deposits increased, customers shifted funds from lower cost core deposits into higher cost time deposits. Management believes that in a period of rising rates, rate sensitive customers will continue to move funds into time deposits and money market-based savings accounts, resulting in a higher cost of deposits.

Net Interest Income. Tax-equivalent net interest income was $12.0 million for the nine months ended September 30, 2006, compared to $12.9 million for the same period in 2005. The tax-equivalent net interest margin was 2.97% for the nine months ended September 30, 2006 compared to 3.28% for the same period in 2005. The decrease in the margin was the result of a higher cost of funds tied to the rise in the level of general market interest rates that began in June 2004. The tax-equivalent net interest margin declined due to higher interest rates enacted by the Board of Governors of the Federal Reserve System through June 2006. Although the Board of Governors of the Federal Reserve System did not raise rates in August, September, October or December 2006, the continued compression in the net interest margin can be attributed to higher deposit costs and increases in the cost of borrowings, without a proportional increase in the yields on loans and investments.

Non-interest Income. Non-interest income decreased to $875 thousand for the nine months ended September 30, 2006, compared to $1.70 million earned during the same period in 2005, due to the loss incurred on the restructuring of the investment portfolio. Service charges on deposits and other income increased as First Morris continued to focus on new strategies and products to drive alternative sources of revenues.

Service charges on deposit accounts increased 24% to $925 thousand for the nine months ended September 30, 2006, from $746 thousand for the same period in 2005. Platinum Overdraft Protection fee income accounted for $196 thousand of the increase. The increase was partially offset by a decline of $17 thousand in routine service charges on demand deposits based on the decision to offer no-fee ATM service.

Other service charge income, consisting of Wealth Management Services fees, check printing fees, safe deposit fees, ATM fees, and merchant credit card income increased $100 thousand, or 10%, to $1.06 million for the nine months ended September 30, 2006, compared to $960 thousand reported for the nine months ended September 30, 2005. The majority of the increase was attributable to Wealth Management fee income which increased $88 thousand, or 20%, to $532 thousand for 2006 compared to $444 thousand in 2005, on a 31% increase in assets under management. Higher levels of fees collected from debit card usage and the introduction of lockbox processing accounted for the remainder of the increase.

In recent years First Morris has introduced various products and services designed to increase convenience and access for customers. First Morris supports these initiatives with targeted marketing campaigns to create awareness and stimulate usage of these products and services. For example, First Morris now offers customers a full complement of electronic banking access to conduct their banking needs. Customers can access their accounts through automated teller machines, via the telephone, and also through the internet with First Morris Direct or Online Business Banking.

Non-interest Expense. Non-interest expense for the nine months ended September 30, 2006 was $10.5 million compared to $10.2 million for the same period in 2005. The majority of the increase was attributable to expense categories associated with growing the organization, offset in part by lower levels of discretionary spending, such as marketing and advertising.

The largest component of non-interest expense is salary and benefits costs. For the nine months ended September 30, 2006, this category of expense equaled $5.60 million compared to $5.39 million for the same period in 2005, due to annual merit increases and higher benefits expense. Salary and benefits costs equaled 53.3% of total non-interest expense for the nine months ended September 30, 2006, compared to 52.9% for the same period in 2005.

Occupancy expense for the nine months ended September 30, 2006 equaled $828 thousand, compared to $755 thousand for the same period in 2005, due to higher real estate taxes and utility charges. Furniture and equipment expense for the nine months ended September 30, 2006 equaled $810 thousand compared to $754 thousand for the same period in 2005, due to an increase in equipment service costs. Marketing expense for the nine months ended September 30, 2006 equaled $723 thousand compared to $841 thousand for the same period in 2005, due to reductions in marketing and advertising campaigns.

Other expense consists mainly of corporate insurance, director fees, computer processing costs, professional fees, regulatory examination expense and other processing costs. Other expense for the nine months ended September 30, 2006 declined 8% to $1.67 million compared to $1.81 million for the same period in 2005, due in part to lower postage expense arising from the implementation of check imaging for returned checks.

Income Taxes. For the nine months ended September 30, 2006, First Morris recorded a tax provision of $682 thousand, compared to $1.28 million for the same period in 2005. The effective tax rate was 33.6% for the nine months ended September 30, 2006 compared to 31.8% for the nine months ended September 30, 2005.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

At December 31, 2005, total assets equaled $581 million, an 8% increase from the $539 million in total assets reported at December 31, 2004. Total loans equaled $305 million, up 22% from year end 2004. Total investment securities equaled $240 million, representing a decrease of $17 million compared to $257 million at December 31, 2004. Total deposits increased to $524 million at December 31, 2005, representing an increase of $38 million over the $486 million in total deposits at December 31, 2004. Shareholders’ equity increased $2.0 million or 6% to $34.9 million at December 31, 2005.

Loans. Total loans equaled $305 million, up 22% from year end 2004. The increase was experienced in all sectors of the loan portfolio.

The following table summarizes total loans outstanding by loan category and amount at December 31, 2005 and 2004:

	At December 31, 2005	At December 31, 2004
	(In thousands)
Loan Type:
Commercial	$47,997	$41,645
Commercial Mortgage	136,517	128,663
Residential	66,108	37,270
Residential construction	1,707	1,557
Home equity loans	24,367	13,469
Home equity lines of credit	27,407	27,386
Consumer loans	1,010	955

Total Loans	$305,113	250,945
Allowance for loan losses	(3,130)	(3,166)

Net Loans	$301,983	$247,779

Loan demand in 2005 was very strong, primarily as a result of a robust residential mortgage market that was further supported by attractive low long-term mortgage rates. Commercial lending and commercial mortgage lending were equally strong based on active commercial development in the markets where the bank operates. Home equity lending was strengthened by low interest rates and appreciable increases in homeowner equity in Morris County that encouraged customers to borrow against such equity.

Investment Securities. At December 31, 2005 the total investment portfolio equaled $240 million and represented a decrease of $17 million compared to $257 million at December 31, 2004. The decline was attributable to redirecting cash flows from investments into loans to improve the mix of earning assets to capture improving yields and enhance profitability.

Deposits. Total deposits increased to $524 million at December 31, 2005, representing an increase of $38 million over the $486 million in total deposits at December 31, 2004. The increase in deposits was primarily the result of special marketing campaigns designed to increase core deposits, plus the August 2004 purchase of the Mendham branch that added $15 million in total deposits. Non-interest-bearing demand deposits increased $11 million to $81 million at December 31, 2005, from $70 million at December 31, 2004, of which $7.0 million was considered temporary due to subscription proceeds received in connection with the rights offering. Interest-bearing demand deposits increased $36 million to $141 million at December 31, 2005 from $105 million at December 31, 2004, based on targeted marketing campaigns. Savings accounts decreased $26 million to $164 million at December 31, 2005, from $190 million at December 31, 2004, which was attributable to low rates offered on these account types. Time deposits, including those $100,000 and over, increased $17 million to $137 million at December 31, 2005 from $120 million at December 31, 2004, primarily as a result of higher short-term interest rates.

One of First Morris’ primary deposit strategies is the attraction and retention of core deposits. Core deposits are defined as all deposits except certificates of deposit in excess of $100,000. Core deposits as a percent of total deposits equaled 90% at December 31, 2005 and 91% at December 31, 2004.

The following table summarizes categories of First Morris’ deposits at December 31, 2005 and 2004:

	At December 31, 2005		At December 31, 2004
	Amount	% of Total	Amount	% of Total
	(In thousands)
Noninterest-bearing demand deposits	$80,996	15.5%	$69,909	14.4%
Interest-bearing deposits:
Demand	141,332	27.0	105,451	21.7
Savings	164,420	31.4	190,312	39.2
Time	86,454	16.5	74,556	15.3
Time deposits over $100,000	50,955	9.7	45,518	9.4

Total interest-bearing deposits	$443,161	84.5	$415,837	85.6
Total Deposits	$524,157	100.0%	$485,746	100.0%

Borrowed Funds. First Morris raises funds through a variety of sources including retail deposits, certificates of deposit, Federal Home Loan Bank advances, repurchase agreements, federal funds purchased, long-term debt and stock transactions. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet. Total borrowed funds equaled $20.6 million at December 31, 2005, up from $19.2 million at December 31, 2004 as First Morris continued to use borrowings to fund loan growth.

Shareholders’ Equity. Shareholders’ equity at December 31, 2005 and 2004 was $35 million and $33 million, respectively, which represented 6.01% of total assets as of December 31, 2005 and 6.11% of total assets as of December 31, 2004. The change is primarily comprised of net income of $3.6 million for the year ended December 31, 2005, offset by the decrease of $1.6 million change in other comprehensive income, attributable to the fair value adjustment recorded for the available-for-sale investment securities portfolio.

First Morris’ book value per common share at December 31, 2005, increased 5.9% to $12.15 compared to $11.47 at December 31, 2004. The increase in book value per share was due to retained net income plus the change in other comprehensive income noted above.

Non-performing Assets. Non-performing assets, defined as loans on non-accrual status and other real estate acquired through foreclosure, totaled $1.0 million at December 31, 2005 and $456 thousand at December 31, 2004. Loans on non-accrual status equaled less than 1% of total loans in each period. A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or First Morris does not expect the loan to be fully repaid according to the terms of the loan agreement. Interest is not accrued on loans 90 days or more past due, except on certain residential first mortgage loans that contain adequate equity A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid or it otherwise becomes well secured. First Morris did not own or hold any other real estate acquired through foreclosure as of December 31, 2005 or December 31, 2004

Allowance for Loan Losses and Related Provision. The allowance for loan losses equaled $3.1 million at December 31, 2005 or 1.03% of total loans, compared to $3.2 million or 1.26% of total loans at December 31, 2004.

First Morris did not record a provision for loan losses for the years ended December 31, 2005 and 2004. Despite experiencing strong loan growth since December 31, 2004, the majority of the loan growth occurred in residential mortgages and consumer installment lending, which have historically incurred nominal charge-offs.

Comparison of Operating Results for Years Ended December 31, 2005 And 2004

General. Net income was $3.6 million, or $1.25 per share, for the year ended December 31, 2005 compared to $4.2 million, or $1.46 per share, for the year ended 2004. Net interest income was $16.4 million for the year ended December 31, 2005, compared to $16.5 million for the year ended 2004.

Interest Income. Tax-equivalent interest income increased $3.5 million, or 15%, to $26.7 million for the year ended December 31, 2005, compared to $23.2 million for the year ended 2004. The most significant component contributing to the increase in interest income was a $39 million increase in the volume of earning assets augmented by a more profitable mix of earnings assets and higher yields.

Interest Expense. Interest expense for the year ended December 31, 2005 increased $3.4 million to $9.7 million from the year ended 2004. This was attributable to an increase of 64 basis points in the average cost of interest-bearing liabilities to 2.15% for the year ended December 31, 2005, from 1.51% for the year ended 2004. In addition, the average balance of total interest-bearing liabilities increased $35 million to $454 million for the year ended December 31, 2005, from $419 million for the year ended 2004.

As the rates paid on time deposits increased, customers shifted funds out of lower cost core deposits, into higher cost time deposits. Management believes that in a period of rising rates, rate sensitive customers will continue to move funds into time deposits, resulting in a higher cost of funds.

Net Interest Income. Tax-equivalent net interest income was $17.0 million for the year ended December 31, 2005, compared to $16.8 million for the year ended 2004. The net interest margin on a tax equivalent basis was 3.19% for the year ended December 31, 2005, compared to 3.42% for the year ended 2004. The decrease in the margin was the result of a higher cost of funds tied to the rise in the level of general market interest rates that began in June 2004. The net interest margin declined quarter-to-quarter for each quarter of 2005 due to interest rate increases enacted by the Board of Governors of the Federal Reserve System.

The tax-equivalent yield on earning assets increased 33 basis points to 5.03% for the year ended December 31, 2005, from 4.70% for 2004. The increase in yields was attributable to the shift in the mix of investment securities to favor mortgage-backed securities that typically carry higher yields, in addition to a higher volume of tax-exempt municipal securities.

Non-interest Income. Non-interest income increased $556 thousand to $2.4 million for the year ended December 31, 2005, compared to the year ended 2004, as First Morris continued to focus on new strategies and products such as Overdraft Protection, lockbox processing, and increased revenues from Wealth Management Services.

Service charges on deposit accounts increased 58% to $1.1 million for the year ended December 31, 2005, from $700 thousand for the year ended 2004. Platinum Overdraft Protection accounted for the majority of the increase. The increase was partially offset by a decline in routine service charges on demand deposits as customers maintained higher account balances to offset account charges.

Other income, consisting of check printing fees, safe deposit fees, ATM fees, and merchant credit card income increased to $660 thousand for the year ended December 31, 2005, as lower levels of ATM fees for non-customer usage and fee reimbursements for First Morris’ customers utilizing other bank

ATM machines and lower safe deposit box rental fees, were offset, in part, by higher fees collected on merchant credit card usage.

In recent years, First Morris has introduced various products and services designed to increase convenience and access for customers. First Morris supported these initiatives with targeted marketing campaigns to create awareness and stimulate usage of these products and services.

Total Wealth Management fee income increased 58% to $602 thousand for the year ended December 31, 2005 compared to $380 thousand earned for the year ended 2004. The increase in fees was driven by a 15% increase in assets under management to $98.5 million from $85.5 million at December 31, 2004 and the introduction of a new fee pricing structure.

Non-interest Expense. Non-interest expense for the year ended December 31, 2005 was $13.6 million, compared to $11.9 million for 2004. The increase was attributed to all sectors of expense base reflecting the higher costs of maintaining and marketing a larger institution.

The largest component of non-interest expense is salary and benefit costs. For the year ended December 31, 2005, this category equaled $7.3 million compared to $6.5 million for the year ended 2004, due to an increase in full-time equivalent employees, annual merit increases, higher payroll taxes and employee benefits costs. Salary and benefits costs equaled 53.6% of total non-interest expense for the year ended December 31, 2005 compared to 54.7% for the year ended 2004.

Occupancy expense for the year ended December 31, 2005 equaled $1.0 million, compared to $971 thousand for the year ended 2004, due to increased costs for real estate taxes, utilities and building depreciation charges. Equipment expense for the year ended December 31, 2005 equaled $1.0 million compared to $947 thousand for the year ended December 31, 2004, due to higher repair and maintenance costs and depreciation charges for equipment. Marketing expense for the year ended December 31, 2005 equaled $1.2 million, compared to $746 thousand for the year ended December 31, 2004, due to expanded marketing campaigns supported by media and newspaper advertising.

Other expense consists mainly of corporate insurance, director fees, professional fees, regulatory examination expense and other processing costs. Other expense for the year ended December 31, 2005 equaled $2.2 million, compared to $1.9 million for the year ended 2004, due to an increase in professional services, corporate insurance premiums and other expense categories.

Income Taxes. For the year ended December 31, 2005, First Morris recorded a tax provision of $1.6 million, compared to $2.2 million for the year ended 2004. The effective tax rate was 31.0% for the year ended December 31, 2005, compared to 34.8% for the year ended December 31, 2004, as a result of increased tax-exempt income.

Comparison of Operating Results for Years Ended December 31, 2004 And 2003

General. Net income was $4.2 million, or $1.46 per share, for the year ended December 31, 2004 compared to $3.7 million, or $1.30 per share, for the year ended December 31, 2003. Net interest income was $16.5 million for the year ended December 31, 2004, compared to $14.4 million for the year ended December 31, 2003.

Interest Income. Tax-equivalent interest income increased $2.9 million, or 14%, to $23.2 million for the year ended December 31, 2004, compared to $20.3 million for the year ended December 31, 2003. The most significant component contributing to the increase in interest income was a $96.2 million increase in the volume of earning assets. These increases were offset in part, by lower yields on interest-earning assets as the tax-equivalent yield on earning assets decreased 42 basis points to 4.70% for the year ended December 31, 2004, from 5.12% for the year ended December 31, 2003. The decrease in the yields was attributable to the addition of commercial and consumer loans at yields lower than the existing average of the portfolios coupled with significant customer refinance activity within the residential mortgage sector of the loan portfolio.

Interest Expense. Interest expense increased $699 thousand to $6.3 million for the year ended December 31, 2004 from $5.6 million for the year ended December 31, 2003. This increase was attributable to an $84.3 million increase in interest-bearing liabilities to $418.8 million for the year ended December 31, 2004 from $334.5 million for the year ended December 31, 2003. The average cost of interest-bearing liabilities declined 17 basis points to 1.51% for 2004 compared to 1.68% for December 31, 2003, due to a higher concentration of low cost average deposits.

Net Interest Income. Tax-equivalent net interest income was $16.8 million for the year ended December 31, 2004, compared to $14.6 million for the year ended December 31, 2003. The net interest margin on a tax equivalent basis was 3.42% for the year ended December 31, 2004, compared to 3.70% for the year ended December 31, 2003. The decrease in the margin was the result of adding incremental loans and investments at narrower interest rate spreads.

Non-interest Income. Non-interest income decreased $121 thousand to $1.8 million for the year ended December 31, 2004, compared to $1.9 million for the year ended December 31, 2003. The decline was attributable to a combination of lower mortgage investor fee income and a lower level of service charges on deposit accounts. These increases were offset, in part, by growth in Wealth Management revenues due to the growing balance of assets under management and the introduction of new fee structure.

Service charges on deposit accounts decreased 5% to $679 thousand for the year ended December 31, 2004, from $715 thousand for the year ended December 31, 2003 as customers maintained higher account balances to offset minimum account balance charges.

Other income, consisting of check printing fees, safe deposit fees, ATM fees, and merchant credit card income decreased 5% to $638 thousand for the year ended December 31, 2004, due to lower levels of ATM fees for non-customer usage and lower safe deposit box rental fees.

Total Wealth Management fee income increased 34% to $380 thousand for the year ended December 31, 2004 compared to $283 thousand for the year ended December 31, 2003. The increase in fee income was driven by a 15% increase in assets under management.

Non-interest Expense. Non-interest expense for the year ended December 31, 2004 was $11.9 million, compared to $10.5 million for the year ended December 31, 2003. The 14% increase was attributable to higher salaries and employee benefits expense due to the hiring of key executives in Finance, Lending and Wealth Management, as well as support staff in operational support areas.

The largest component of non-interest expense is salary and employee benefit costs. For the year ended December 31, 2004, salary and employee benefits expense amounted to $6.5 million as compared to $5.7 million for the year ended December 31, 2003. The 15% increase is due to an increase in full-time equivalent employees, annual merit increases plus higher payroll taxes and employee benefits costs. Salary and benefits costs equaled 54.7% of total non-interest expense for the year ended December 31, 2004 compared to 54.2% for the year ended December 31, 2003.

Occupancy expense for the year ended December 31, 2004 amounted to $971 thousand, compared to $928 thousand for the year ended December 31, 2003, due to increased costs for real estate taxes, utilities and building depreciation charges. Equipment expense for the year ended December 31, 2004 amounted to $947 thousand as compared to $825 thousand for the year ended December 31, 2003, due to higher repair and maintenance costs and depreciation charges for equipment. Marketing expense for the year ended December 31, 2004 amounted to $746 thousand, compared to $523 thousand for the year ended December 31, 2003, due to expanded marketing campaigns supported by media and newspaper advertising.

Other expense consists mainly of corporate insurance, director fees, professional fees, regulatory examination expense and other processing costs. Other expense for the year ended December 31, 2004 amounted to $1.9 million, as compared to $2.0 million for the year ended December 31, 2003, due to a decrease in other sundry expense categories.

Income Taxes. For the year ended December 31, 2004, First Morris recorded a tax provision of $2.2 million, compared to $2.1 million for the year ended December 31, 2003. The effective tax rate was 34.8% for the year ended December 31, 2004, compared to 36.0% for the year ended December 31, 2003, as a result of an increase in tax-exempt income.

Liquidity and Capital Resources.

First Morris reviews capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base supports growth and expansion and protects against unexpected losses that cannot be covered by current year earnings. Capital is generated through retained earnings and the issuance of common stock.

FDIC regulations require banks to maintain levels of regulatory capital. Under the regulations in effect First Morris was required to maintain (i) a minimum leverage ratio of Tier I capital to average quarterly assets of 4.0 percent and (ii) minimum ratios of Tier I and total capital to risk-weighted capital of 4.0 percent and 8.0 percent, respectively. Under its prompt corrective action regulations, the FDIC is required to take certain regulatory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage Tier I capital ratio of 5.0 percent; a Tier I risk-based capital ratio of at least 6 percent; and a total risk-based capital ratio of at least 10 percent.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors. Management believes that First Morris meets all capital adequacy requirements to which it is subject.

The following is a summary of First Morris’s actual capital accounts and ratios as of September 30, 2006, December 31, 2005 and December 31, 2004, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution.

	FDIC Requirements
	Bank Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2006
Leverage (Tier I Capital)	$42,719	7.44%	$22,965	4.00%	$28,706	5.00%
Risk-based capital:
Tier I	42,719	11.89%	14,376	4.00%	21,564	6.00%
Tier II	45,782	12.74%	28,752	8.00%	35,940	10.00%

December 31, 2005
Leverage (Tier I Capital)	$36,449	6.27%	$23,249	4.00%	$29,062	5.00%
Risk-based capital:
Tier I	36,449	10.66%	13,672	4.00%	20,508	6.00%
Tier II	39,579	11.58%	27,334	8.00%	34,180	10.00%

December 31, 2004
Leverage (Tier I Capital)	$32,815	5.92%	$22,181	4.00%	$27,727	5.00%
Risk-based capital:
Tier I	32,815	10.88%	12,060	4.00%	18,091	6.00%
Tier II	35,981	11.93%	24,121	8.00%	30,151	10.00%

Liquidity represents First Morris’ ability to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis. An important component of First Morris’ asset and liability management structure is the level of liquidity available to meet the needs of its customers and the requirements of creditors. Maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

During past years, liquidity needs were primarily met by growing deposits and cash flows from the loan and investment portfolios. First Morris maintains a level of short-term liquidity in the form of cash on hand and short-duration investments which management believes is adequate.

At September 30, 2006, cash and cash equivalents equaled $13.2 million, compared to $12.7 million and $12.6 million at December 31, 2005 and 2004, respectively.

Changes in cash are measured by the three major classifications of cash defined as operating, investing and financing activities.

At September 30, 2006, net cash provided by operating activities equaled $2.9 million that consisted of net income adjusted for non-cash charges and the net change in other assets and other liabilities. Net cash provided by investing activities equaled $7.2 million that consisted of $85.0 million of cash received from proceeds of maturities and sales of investment securities offset by the purchase of investment securities of $56.0 million, $19.3 million of net loan growth and $2.5 million of incremental capital expenditures. Net cash used in financing activities equaled $9.6 million and consisted mainly of a decrease in deposits, repayment of other borrowings, offset in part, by the net proceeds received from the rights offering.

At December 31, 2005, net cash provided by operating activities equaled $5.3 million that consisted of net income adjusted for non-cash charges and the net change in other assets and other liabilities. Net cash used in investing activities consumed $45.0 million that consisted of $75.5 million of cash received from proceeds of maturities and sales of investment securities offset by the purchase of investment securities of $62.4 million, $54.2 million of net loan growth and $3.9 million of incremental capital expenditures. Net cash provided from financing activities equaled $39.7 million and consisted mainly of growth in deposits which when combined with cash provided by operating activities offset entirely the net cash used in investing activities.

First Morris was contractually obligated to make payments as of December 31, 2005 as follows:

	Within 1 Year	After 1 Year But Within 3 Years	After 3 Years But Within 5 Years	After 5 Years	Total
	(In thousands)
Lease Obligations
Operating Lease Obligations	$107,791	$216,560	$—	$—	$324,351

Borrowings
Federal Home Loan Bank	$1,342	$5,969	$938	$380	$8,629

Credit Commitments
Available lines of credit	$82,434	$—	$—	$—	$82,434
Other loan commitments	17,338	—	—	—	17,338
Letter of Credit	701	—	—	—	701

Total credit commitments	100,473	—	—	—	100,473

Total	$209,606	$222,529	$938	$380	$433,453

Off-Balance Sheet Arrangements

In the normal course of meeting the financing needs of its customers and reducing exposure to fluctuating interest rates, First Morris is a party to financial instruments with off-balance sheet risk. These financial instruments, which consist of commitments to originate loans and commitments to purchase loans, include elements of credit risk in excess of the amount recognized in the consolidated financial statements included in this prospectus. These financial instruments do not have, nor are they reasonably likely to have a current or future material effect on First Morris’ financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Management of Market Risk

As a financial institution, First Morris’ primary market risk is interest rate risk since substantially all transactions are denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposure. The primary objective of First Morris’ asset/liability management activities is to increase net interest income while undertaking acceptable levels of interest rate risk. The Executive Committee actively manages interest rate risk by establishing policies to limit its exposure to interest rate risk. These policies require the use of sophisticated risk analysis tools in order to understand, measure, and monitor interest rate risk positions and to ensure compliance with policy guidelines. These policies are reviewed and approved annually by the Board of Directors.

Interest rate risk can be defined either by the effect it has on profits or how it affects the value of capital. Profits are affected by changes in interest rates and net interest income due to the re-pricing characteristics and maturity structure of interest-sensitive assets and liabilities. Changes in the value of capital are measured by calculating the economic value of assets and liabilities under various rate environments. To maintain consistent profit performance and acceptable levels of economic capital in changing interest rate environments, First Morris actively monitors and manages the re-pricing characteristics and maturity structure of assets and liabilities within established policy guidelines.

Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as “Gaps.” A bank is considered liability-sensitive when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets.

However, assets and liabilities with similar re-pricing and maturity characteristics may not re-price at the same time or to the same degree. Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income.

The following table reflects First Morris Interest Sensitivity Gap position at September 30, 2006.

Statement of Interest Sensitivity Gap

(dollars in thousands)	90 Days or less	91 to 180 Days	181 to 365 Days	1 to 5 Years	Thereafter	Total
Rate sensitive assets:
Federal funds sold and short-term investments	$1,560	—	—	—	—	$1,560
Investment securities	15,998	17,233	16,490	94,868	65,334	209,911
Loans, net of unearned income
Mortgage	2,178	1,600	6,058	35,263	30,118	75,217
Commercial	47,567	12,408	10,114	105,915	14,906	190,910
Consumer	23,769	773	1,565	11,572	20,563	58,242

Total rate sensitive assets	$91,062	$32,014	$34,227	$247,616	$130,921	$535,840

Rate sensitive liabilities:
Deposits:
Interest-bearing demand deposits	$54,364	$865	$3,894	$53,757	$17,919	$130,799
Savings	34,759	7,081	10,690	81,375	17,816	151,721
Time	57,622	47,396	32,668	26,215	—	163,901
Borrowed funds	11,874	—	—	—	—	11,874
Long-term debt	124	1,616	724	4,423	82	6,969

Total rate sensitive liabilities	$158,743	$56,958	$47,696	$165,770	$35,817	$465,264

Period gap	$(67,681)	$(24,944)	$(13,749)	$81,846	$95,104	$70,576

Cumulative gap	$(67,681)	$(92,625)	$(106,374)	$(24,528)	$70,576	$141,152

Cumulative gap to total assets	(11.8)%	(16.2)%	(18.6)%	(4.3)%	12.3%	24.7%

First Morris believes that the simulation of net interest income and the economic value of capital over varying interest rate cycles provide a more meaningful measure of interest rate risk.

First Morris uses simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates. First Morris projects net interest income based on a flat rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period. First Morris’ modeling assumptions include contractual maturity and re-pricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other imbedded options of certain assets and liabilities.

Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

Based on First Morris’ modeling results, an increase, or decrease, in interest rates of 200 basis points over a twelve-month period may reduce net interest income by approximately $997 thousand, or 6.5% or increase net interest income by approximately $957 thousand, or 6.3%. An immediate and permanent change of 200 basis points results in a 17.2% reduction in the value of capital if rates rise and a less than 1% increase in the value of capital if rates fall by 200 basis points. At September 30, 2006, these results were acceptable under First Morris policy guidelines. First Morris cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.

The following table sets forth the estimated effects on First Morris’ net interest income for the periods indicated and reflects such change as a percentage of projected net interest income for the subsequent 12-month period.

Interest Rate Sensitivity

	200 Basis Point Rate Increase	200 Basis Point Rate Decrease
September 30, 2006	(6.5)%	6.3%
December 31, 2005	(5.5)%	4.8%

The income simulation analysis was based upon a variety of assumptions. These assumptions include but are not limited to balance sheet growth, asset mix, prepayment speeds, the timing and level of interest rates, and the shape of the yield curve. As market conditions vary from the assumptions in the income simulation analysis, actual results will differ. As a result, the income simulation analysis does not serve as a forecast of net interest income, nor do the calculations represent any actions that management may undertake in response to changes in interest rates.

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” established, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because SFAS No. 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS No. 156 is effective in the first fiscal year beginning after September 15, 2006 with earlier adoption permitted. First Morris does not expect the adoption of SFAS No. 156 to have a material impact on its financial condition, results of operations or financial statement disclosures.

FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was released in July 2006. FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized or, may continue to be recognized, upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year. FIN 48 is effective for fiscal years beginning after December 15,

2006. Accordingly, First Morris plans to adopt FIN 48 on January 1, 2007. First Morris is evaluating the impact of adoption of FIN 48 and is unable, at this time, to quantify the impact, if any, to retained earnings at the time of adoption.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in Generally Accepted Accounting Principles, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. First Morris is in the process of evaluating the potential impact on its financial condition, results of operations or financial statement disclosures.

Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying notes of First Morris have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of First Morris’ operations. Unlike industrial companies, First Morris’ assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

First Morris Bank and Trust

Consolidated Statements of Condition

(Dollars in thousands)

	9/30/2006	12/31/2005
ASSETS:
Cash and due from banks	$11,611	$10,420
Federal funds sold and money markets	1,560	2,317

Total cash and cash equivalents	$13,171	$12,737

Investment securities held to maturity	$—	$125,843
Investment securities available for sale, at estimated market value	209,911	114,629

Total investment securities	$209,911	$240,472

Loans:	$324,368	$305,113
Allowance for loan losses	(3,063)	(3,130)

Total net loans	$321,305	$301,983

Premises and equipment	$22,729	$20,923
Accrued interest receivable	2,830	2,940
Other assets	2,348	1,877

Total Assets	$572,294	$580,932

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand and NOW	$195,779	$222,328
Savings & MMDA	151,721	164,420
Time, under $100,000	106,902	86,454
Time, $100,000 and over	56,999	50,955

Total deposits	$511,401	$524,157

Borrowed funds	$18,843	$20,579
Accrued expenses and other liabilities	1,021	1,294

Total liabilities	$531,265	$546,030

Shareholders’ equity:
Common stock, par value $3.33	$10,396	$9,563
Treasury stock, at cost	(479)	(479)
Additional paid-in capital	22,770	18,716
Retained earnings	10,275	8,924
Accumulated other comprehensive (loss)	(1,933)	(1,822)

Total Shareholders’ Equity	$41,029	$34,902

Total Liabilities and Shareholders’ Equity	$572,294	$580,932

Share data at period end:
Authorized	3,919,620	3,919,620
Issued	3,121,774	2,871,774
Treasury	24,868	24,868

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the nine months ended September 30,
	2006	2005
INTEREST INCOME:
Interest and fees on loans	$15,128	$12,091
Interest and fees on investments	6,946	6,979
Interest and fees on federal funds and money markets	150	85

Total interest income	$22,224	$19,155

INTEREST EXPENSE:
Interest on savings, NOW and time deposits	$8,407	$5,335
Interest on time deposits, $100,000 and over	1,504	847
Interest on borrowed funds	665	498

Total interest expense	$10,576	$6,680

Net interest income	$11,648	$12,475
Provision for loan losses	—	—

Net interest income after provision for loan losses	$11,648	$12,475

OTHER NON-INTEREST INCOME:
Service charges-deposits	$925	$746
(Loss) on the sale of securities	(1,110)	(2)
Other income	1,060	960

Non-interest income	$875	$1,704

OTHER NON-INTEREST EXPENSE:
Salaries and employee benefits	$5,595	$5,385
Occupancy, net	828	755
Furniture and equipment	810	754
Computer processing	868	630
Marketing and advertising	723	841
Other expense	1,666	1,807

Total Operating Expenses	$10,490	$10,172

Income before taxes	$2,033	$4,007
Provision for federal and state income taxes	682	1,275

Net Income	$1,351	$2,732

Earnings per share	$0.43	$0.95
Weighted average shares outstanding	3,121,774	2,871,774

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the nine months ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,351	$2,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	712	714
Net amortization of premium on investment securities	262	676
Deferred income tax benefit	(57)	(375)
Loss on the sale of securities	1,110	2
Decrease (Increase) in accrued interest receivable	110	(150)
(Increase) decrease in other assets	(358)	711
Decrease in other liabilities	(273)	(218)

Net cash provided by operating activities:	$2,857	$4,092

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and principal payments of securities available for sale	$38,447	$16,617
Proceeds from maturities and principal payments of securities held to maturity	—	34,128
Proceeds from sales of securities held to maturity	—	2,348
Proceeds from sales of securities available for sale	46,510	98
Purchases of securities available for sale	(55,935)	(29,956)
Purchases of securities held to maturity	—	(21,391)
Net increase in loans	(19,322)	(37,794)
Capital expenditures, net	(2,518)	(2,328)

Net cash provided by (used in) investing activities:	$7,182	$(38,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	$(12,756)	$34,091
Net (repayments on) proceeds from other borrowings	(1,736)	52
Net proceeds from issuance of common stock	4,887	—

Net cash (used in) provided by financing activities:	$(9,605)	$34,143

Net increase (decrease) in cash and cash equivalents:	$434	$(43)

Cash and cash equivalents at beginning of year	12,737	12,678

Cash and cash equivalents at end of year	$13,171	$12,635

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
NON-CASH INVESTING ACTIVITIES:
Transfer of investments held to maturity to available for sale	$113,679	$—
Cash paid during the period for:
Interest on deposits and other borrowings	$1,272	$834
Income taxes	$10,219	$6,641

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Notes to Unaudited Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of First Morris Bank & Trust and subsidiary.

The interim unaudited consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the periods presented. The results of operations for nine months ended September 30, 2006, are not necessarily indicative of the results of operations that may be expected for all of 2006.

Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain prior period amounts have been reclassified to correspond with the current period presentations.

Note 2. Loans and Allowance for Loan Losses

Loans receivable at September 30, 2006 and December 31, 2005 are summarized as follows (in thousands):

	September 30, 2006	December 31, 2005
	(In thousands)
Loan Type:
Commercial	$54,614	$47,997
Commercial Mortgage	136,294	136,517
Residential	73,181	66,108
Residential construction	2,036	1,707
Home equity loans	34,265	24,367
Home equity lines of credit	22,808	27,407
Consumer loans	1,170	1,010

Total Loans	$324,368	$305,113
Allowance for loan losses	(3,063)	(3,130)

Net Loans	$321,305	$301,983

(Note 2 continues on page D-29)

First Morris Bank and Trust

Notes to Unaudited Consolidated Financial Statements

Note 2. Loans and Allowance for Loan Losses, cont.

The activity in the allowance for loan losses for the nine months ended September 30, 2006 and 2005 is summarized as follows (in thousands):

	Nine Months Ended September 30,
	2006	2005
Balance at beginning of period	$3,130	$3,166
Provision charged to operations	—	—
Recoveries of loans previously charged off	22	5
Loans charged off	(89)	(30)

Balance at end of period	$3,063	$3,141

Note 3. Deposits

Deposits at September 30, 2006 and December 31, 2005 are summarized as follows (in thousands):

	At September 30, 2006		At December 31, 2005
	Amount	% of Total	Amount	% of Total
	(In thousands)
Noninterest-bearing demand deposits	$64,980	12.7%	$80,996	15.5%
Interest-bearing deposits:
Demand	130,799	25.6	141,332	27.0
Savings	151,721	29.7	164,420	31.4
Time	106,902	20.9	86,454	16.5
Time deposits over $100,000	56,999	11.1	50,955	9.7

Total interest-bearing deposits	$446,421	87.3	$443,161	84.5
Total Deposits	$511,401	100.0%	$524,157	100.0%

Note 4. Impact of Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” established, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because SFAS No. 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS No. 156 is effective in the first fiscal year beginning after September 15, 2006 with earlier adoption permitted. First Morris does not expect the adoption of SFAS No. 156 to have a material impact on its financial condition, results of operations or financial statement disclosures.

(Note 4 continues on page D-30)

First Morris Bank and Trust

Notes to Unaudited Consolidated Financial Statements

Note 4. Impact of Recent Accounting Pronouncements, cont.

FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was released in July 2006. FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized or, may continue to be recognized, upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, First Morris plans to adopt FIN 48 on January 1, 2007. First Morris is evaluating the impact of adoption of FIN 48 and is unable, at this time, to quantify the impact, if any, to retained earnings at the time of adoption.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in Generally Accepted Accounting Principles, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. First Morris does not expect the adoption of SFAS No. 157 to have a material impact on its financial condition, results of operations or financial statement disclosures.

First Morris Bank and Trust

Consolidated Statements of Condition

(Dollars in thousands)

	December 31,
	2005	2004
ASSETS:
Cash and due from banks	$10,420	$12,596
Federal funds sold and money markets	2,317	82

Total cash and cash equivalents	12,737	12,678
Investment securities held to maturity (Estimated market value $123,868 at December 31, 2005 and $153,629 at December 31, 2004)	125,843	153,829
Investment securities available for sale, at estimated market value	114,629	103,095
Loans:
Real estate mortgage	204,354	167,375
Installment	52,785	41,810
Commercial	47,974	41,760

Total loans	305,113	250,945
Less - Allowance for loan losses	3,130	3,166

Net loans	301,983	247,779
Premises and equipment	20,923	17,934
Accrued interest receivable	2,940	2,643
Other assets	1,877	1,078

Total Assets	$580,932	$539,036

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits:
Demand	$80,996	$69,909
NOW	141,332	105,451
Savings	164,420	190,312
Time	86,454	74,556
Certificates of deposit - $100,000 and over	50,955	45,518

Total deposits	524,157	485,746
Other borrowed funds	20,579	19,240
Accrued expenses and other liabilities	1,294	1,095

Total liabilities	546,030	506,081

Commitments and contingencies
Shareholders’ equity:
Capital stock, par value $3.33 per share, (3,919,620 shares authorized in 2005 and 2,658,802 in 2004; 2,871,774 shares issued in 2005 and 2,610,956 in 2004)	9,523	4,307
Treasury stock, at cost, 24,868 shares in 2005 and 2004	(479)	(479)
Additional paid-in capital	18,756	16,858
Retained earnings	8,925	12,446
Accumulated other comprehensive (loss), net of tax benefit	(1,823)	(177)

Total Shareholders’ Equity	34,902	32,955

Total Liabilities and Shareholders’ Equity	$580,932	$539,036

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Years ended December 31,
	2005	2004	2003
INTEREST INCOME:
Interest and fees on loans	$16,756	$14,335	$14,470
Interest on investment securities:
Taxable	8,172	7,657	4,977
Tax exempt	1,132	659	520
Interest on Federal funds sold	116	218	91

Total interest income	26,176	22,869	20,058

INTEREST EXPENSE:
Interest on savings, NOW and time deposits	8,070	4,985	4,276
Interest on certificates of deposit $100,000 or more	1,221	865	833
Interest on other borrowings	457	484	526

Total interest expense	9,748	6,334	5,635

Net interest income	16,428	16,535	14,423
Provision for loan losses	—	—	80
Net interest income after provision for loan losses	16,428	16,535	14,343

OTHER NON-INTEREST INCOME:
Service charges on deposit accounts	1,075	679	715
Wealth Management Services Income	602	380	283
Mortgage investor fee income	42	99	272
(Loss) gain on sale of securities	(2)	25	—
Other income	660	638	672

Total other non-interest income	2,377	1,821	1,942

OTHER NON-INTEREST EXPENSE:
Salaries and employee benefits	7,277	6,512	5,672
Occupancy expense, net	1,015	971	928
Equipment expense	1,013	947	825
Computer processing	829	798	529
Marketing and advertising	1,228	746	523
Other real estate expense	—	7	4
Other expense	2,223	1,923	1,990

Total other non-interest expense	13,585	11,904	10,471

Income before provision for income taxes	5,220	6,452	5,814
Provision for income taxes	1,620	2,248	2,095

Net Income	$3,600	$4,204	$3,719

Earnings Per Share	$1.25	$1.46	$1.30

Weighted average shares outstanding	2,871,774	2,871,774	2,871,774

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Consolidated Statements of Changes in Shareholders’ Equity

for the Years Ended December 31, 2005, 2004 and 2003

(Dollars in thousands)

	Common Shares	Capital Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance December 31, 2002	2,871,774	$3,621	$(479)	$9,212	$12,864	$379	$25,597
Comprehensive Income:
Net income	—	—	—	—	3,719	—	3,719
Unrealized holding losses on securities available for sale arising during the period, net of income tax benefit of $110	—	—	—	—	—	(215)	(215)

Total comprehensive income	—	—	—	—	—	—	3,504

10% stock dividend (120,055 shares), including cash paid for fractional shares	—	326	—	2,908	(3,237)	—	(3)

Balance December 31, 2003	2,871,774	$3,947	$(479)	$12,120	$13,346	$164	$29,098
Comprehensive Income:
Net income	—	—	—	—	4,204	—	4,204
Unrealized holding losses on securities available for sale arising during the period, net of income tax benefit of $177	—	—	—	—	—	(357)	—
Less: Reclassification adjustment for gains included in net income, net of income tax of $9	—	—	—	—	—	16	(341)

Total comprehensive income	—	—	—	—	—	—	3,863

10% stock dividend (132,075 shares), including cash paid for fractional shares	—	360	—	4,738	(5,104)	—	(6)

Balance December 31, 2004	2,871,774	$4,307	$(479)	$16,858	$12,446	$(177)	$32,955
Comprehensive Income:
Net income	—	—	—	—	3,600	—	3,600
Unrealized holding losses on securities available for sale arising during the period, net of income tax benefit of $847	—	—	—	—	—	(1,644)	—
Add: Reclassification adjustment for losses included in net income, net of income tax benefit of $0	—	—	—	—	—	(2)	(1,646)

Total comprehensive income	—	—	—	—	—	—	1,954

10% stock dividend (130,409 shares), including cash paid for fractional shares	—	435	—	6,679	(7,121)	—	(7)
2 for 1 stock split in the form of a 100% stock dividend	—	4,781	—	(4,781)	—	—	—

Balance December 31, 2005	2,871,774	$9,523	$(479)	$18,756	$8,925	$(1,823)	$34,902

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,600	$4,204	$3,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	947	859	819
Net amortization of premium on investment securities	844	1,114	1,664
Provision for loan losses	—	—	80
Deferred income tax (benefit) expense	(114)	40	83
Loss (gain) on sale of securities, net	2	(25)	—
(Increase) decrease in accrued interest receivable	(297)	2	(220)
Decrease (increase) in other assets	264	(841)	(108)
Increase (decrease) in accrued expenses and other liabilities	94	75	(521)

Net cash provided by operating activities	5,340	5,428	5,516

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of principal payments on securities available for sale	24,590	14,869	10,986
Proceeds from maturities of principal payments on securities held to maturity	48,493	63,451	78,136
Proceeds from the sale of securities held to maturity	2,348	3,200	—
Proceeds from the sale of securities available for sale	98	—	—
Purchase of securities available for sale	(38,983)	(103,915)	(1,695)
Purchase of securities held to maturity	(23,430)	(9,726)	(160,485)
Net increase in loans	(54,204)	(27,654)	(2,636)
Capital expenditures, net	(3,936)	(5,591)	(336)

Net cash used in investing activities	(45,024)	(65,366)	(76,030)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	38,411	57,806	63,869
Net proceeds from (repayments of) other borrowings	1,339	(369)	5,099
Cash paid for fractional shares	(7)	(6)	(3)

Net cash provided by financing activities	39,743	57,431	68,965

Net increase (decrease) in cash and cash equivalents	59	(2,507)	(1,549)
Cash and cash equivalents at beginning of year	12,678	15,185	16,734

Cash and cash equivalents at end of year	$12,737	$12,678	$15,185

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest on deposits and other borrowings	$9,645	$6,415	$5,718
Income taxes	$1,467	$2,189	$2,153

See accompanying notes to consolidated financial statements.

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(1) Summary of significant accounting policies:

Principles of consolidation

The consolidated financial statements include the accounts of First Morris Bank and Trust and its wholly-owned subsidiary, First Morris Investment Corporation (together, the Bank). All significant inter-company balances and transactions have been eliminated.

Business

The Bank provides a full range of banking services to individual and business customers through branch locations in Morris County, New Jersey. During 1999 the Bank began to offer trust and investment services. The Bank is subject to competition from other financial service companies and is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Basis of financial statement presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for that period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash and due from banks, money market funds and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment securities

Securities for which the Bank has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts under the interest method. Unamortized investment security premiums, net of discounts, totaled $975,000 and $1,980,000 for the years ended December 31, 2005 and 2004, respectively.

The Bank classifies investment securities as available for sale where there is an intent to hold the securities for an indefinite period of time, but not necessarily to maturity. Investments classified as available for sale may be sold in response to changing market and interest rate conditions, or as part of an overall asset/liability management strategy.

Securities available for sale are carried at estimated fair value with unrealized gains or losses (net of related tax effects) on such securities excluded from earnings, but included in shareholders’ equity. Upon realization, such gains or losses are included in earnings using the specific identification method and shown as a separate component of other income. Declines in fair value below amortized cost that are deemed other-than-temporary are recorded as a charge against income in the period such impairment occurred.

Loans

The majority of the Bank’s loans are secured by real estate located within the Bank’s market area of the Morris County region. The ability of customers to meet contractual obligations is, to a certain extent, dependent on future economic conditions in this region. Loans are stated at their principal amounts less net deferred loan origination fees. The net amount of all loan origination fees, certain direct loan origination costs and loan commitment fees are deferred and recognized over the life of the related loans as an adjustment of interest income based on level-yield method. As of December 31, 2005 deferred loan costs totaled $814,000, while deferred loan fee income totaled $660,000. As of December 31, 2004 deferred loan costs totaled $701,000 while deferred loan fee income totaled $746,000.

Loans are considered past due when not paid in accordance with the contractual terms. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, generally when the loan becomes over 90 days delinquent, the accrual of applicable interest is discontinued until such doubt ceases to exist.

Loan impairment applies to collateralized loans, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. The Bank has defined the population of impaired loans to be all non-accrual commercial, multi-family and land loans. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral or the present value of the loan’s expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio. Impaired loans are measured based on the present value of expected future cash flows discounted using the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral securing the loan.

Commercial loans are generally charged off after an analysis is completed which indicates that collectibility of the full principal balance is in doubt. Consumer loans are generally charged off after they become 120 days past due. Mortgage loans are generally not placed on non-accrual status, or charged off, unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists.

Allowance for loan losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable losses which may be incurred on loans currently outstanding.

The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the portfolio after consideration of prevailing and current economic conditions, the volume and nature of the loan portfolio, historical loan loss experience and individual credit situations.

Other real estate

Other real estate represents real properties which are owned by the Bank. The real properties owned are reflected at the lower of carrying value or fair market value of the underlying collateral reduced by estimated costs to sell.

The allowance for losses on other real estate represents management’s estimate of an amount adequate to provide for probable future losses as the result of the liquidation of real properties at amounts below their carrying value.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to operations primarily on a straight-line basis over the estimated lives of the assets, which range from 3 to 39 years, depending on the asset. Major improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred.

Other borrowed funds

Other borrowed funds consist mainly of Federal Home Loan Bank advances and securities sold under agreement to repurchase.

Income taxes

The Bank computes deferred income taxes under the asset and liability method. Deferred income taxes are recognized for tax consequences of “temporary differences” by applying enacted statutory tax rates to differences between the book and the tax basis of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances.

Management believes that it is more likely than not that the deferred tax asset, net of the valuation allowance, will be realized based upon taxable net income and the probability that future operations will generate sufficient taxable income.

Net income per share

Net income per share represents net income divided by the weighted average number of shares outstanding. All share and per share amounts have been restated to reflect the 10% stock dividend issued on March 11, 2005 and the two for one stock split effected in the form of a 100% stock dividend on October 17, 2005. As of December 31, 2005, the Bank had no common stock equivalents.

Comprehensive income

The Bank’s other comprehensive income is comprised of unrealized holding gains and losses on securities available for sale. Disclosure of comprehensive income for the years ended 2005, 2004 and 2003 is presented in the accompanying Consolidated Statements of Changes in Shareholders’ Equity.

Wealth Management Services

Assets held in fiduciary or agency capacities for customers are not included in the consolidated statement of condition since such items are not assets of the Bank.

Recent accounting pronouncements

FASB Statement No. 123 (revised 2004), Share-Based Payment. Statement 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information needed about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for the Company beginning January 1, 2006. The Company currently does not offer a stock option plan.

FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (the “FSP”), was issued November 3, 2005 and addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about the unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in EITF Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally Statement of Financial Accounting Standards No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The Bank does not expect that the application of the FSP will have a material impact on its financial condition, results of operations or financial statement disclosures.

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(2) Investment securities held to maturity:

Investment securities held to maturity at December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government securities	$3,987	$—	$(52)	$3,935
FNMA and FHLMC agency debt obligations	49,178	4	(896)	48,286
Mortgage-backed securities	38,649	8	(973)	37,684
Obligations of U.S. states and political subdivisions	34,029	140	(206)	33,963

Total	$125,843	$152	$(2,127)	$123,868

	December 31, 2004
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government securities	$2,496	$—	$(14)	$2,482
FNMA and FHLMC agency debt obligations	73,472	109	(453)	73,128
Mortgage-backed securities	55,509	154	(367)	55,296
Obligations of U.S. states and political subdivisions	22,352	406	(35)	22,723

Total	$153,829	$669	$(869)	$153,629

As of December 31, 2005, securities having a book value of approximately $49,988,000 were pledged to secure public deposits and for other purposes as required by law. Securities classified as held-to-maturity were sold in the amount of $2,348,000 and $3,200,000, for the years 2005 and 2004, respectively. Gross realized gains in securities held to maturity amounted to $14,139 and $25,000, while gross realized losses amounted to $16,572, and $0 for the years 2005 and 2004, respectively. There were no sales of securities classified as held to maturity in 2003. The securities sold had remaining outstanding principal balances of less than 15 percent of the original purchase price.

The following table presents information for investment securities held to maturity at December 31, 2005, based on scheduled maturities. Actual maturities can be expected to differ from scheduled maturities due to early call privileges of the issuer.

	December 31, 2005
(in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$27,415	$27,219
Due after one year through five years	37,975	37,241
Due after five years through ten years	26,821	26,315
Over ten years	33,632	33,093

Total	$125,843	$123,868

The following table presents the estimated market value and the associated unrealized losses only on investments in debt securities with unrealized losses at December 31, 2005 and 2004. The table also discloses whether these securities have had unrealized losses for less than 12 months or for 12 months or longer.

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. government securities	$3,935	$(52)	$—	$—	$3,935	$(52)
FNMA and FHLMC agency debt obligations	3,988	(17)	42,795	(879)	46,783	(896)
Mortgage-backed securities	12,044	(236)	25,130	(737)	37,174	(973)
Obligations of U.S. states and political subdivisions	17,150	(134)	3,623	(72)	20,773	(206)

Total	$37,117	(439)	$71,548	$(1,688)	$108,665	$(2,127)

	December 31, 2004
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. government securities	$2,482	$(14)	$—	$—	$2,482	$(14)
FNMA and FHLMC agency debt obligations	37,052	(301)	7,344	(152)	44,396	(453)
Mortgage-backed securities	26,738	(134)	11,162	(233)	37,900	(367)
Obligations of U.S. states and political subdivisions	4,175	(35)	—	—	4,175	(35)

Total	$70,447	(484)	$18,506	$(385)	$88,953	$(869)

(Note 2 continues on page D-37)

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(2) Investment securities held to maturity, cont.:

Securities with unrealized losses are not considered other-than-temporarily impaired as all securities are AA rated or better, U.S. government agency and mortgage-backed securities are obligations of government sponsored agencies and all mortgage-backed securities are fully collateralized by first mortgage liens on residential properties. Management of the Bank has determined that the temporary impairment of the securities in the preceding table is a result of movement in interest rates and is not related to credit quality. Management anticipates collecting all principal amounts due from these securities.

(3) Investment securities available for sale:

Investment securities available for sale as of December 31, 2005 and 2004 are summarized as follows:

	December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
FNMA and FHLMC agency debt obligations	$31,912	$3	$(710)	$31,205
Mortgage-backed securities	81,957	—	(2,036)	79,921
Corporate and other asset-backed securities	2,239	4	(22)	2,221
Federal Home Loan Bank stock	1,282	—	—	1,282

Total	$117,390	$7	$(2,768)	$114,629

	December 31, 2004
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. government securities	$1,000	$—	$(1)	$999
FNMA and FHLMC agency debt obligations	29,432	55	(211)	29,276
Mortgage-backed securities	71,825	208	(319)	71,714
Federal Home Loan Bank stock	1,106	—	—	1,106

Total	$103,363	$263	$(531)	$103,095

As of December 31, 2005, securities having a market value of approximately $32,856,000 were pledged to secure public deposits and for other purposes as required by law. For 2005 approximately $98,000 in investment securities were sold and resulted in gross realized gains in securities available for sale of $408, while gross realized losses amounted to $0. There were no sales of securities classified as available for sale in 2004 or 2003.

The following table presents information for investment securities available for sale at December 31, 2005, based on scheduled maturities. Actual maturities can be expected to differ from scheduled maturities due to early call privileges of the issuer.

	December 31, 2005
(in thousands)	Amortized Cost	Estimated Market Value
Due in one year or less	$1,003	$1,006
Due after one year through five years	32,482	31,751
Due after five years through ten years	9,774	9,502
Over ten years	72,849	71,088
Equity securities	1,282	1,282

Total	$117,390	$114,629

The following table presents the current estimated market value and the associated unrealized losses only on investments in debt securities with unrealized losses at December 31, 2005 and 2004. The table also discloses whether these securities have had unrealized losses for less than 12 months or for 12 months or longer.

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
FNMA and FHLMC agency debt obligations	$14,710	$(230)	$15,489	$(480)	$30,199	$(710)
Mortgage-backed securities	41,790	(792)	38,132	(1,244)	79,922	(2,036)
Corporate and other asset-backed securities	1,460	(22)	—	—	1,460	(22)

Total	$57,960	$(1,044)	$53,621	$(1,724)	$111,581	$(2,768)

(Note 3 continues on page D-38)

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(3) Investment securities available for sale, cont.:

	December 31, 2004
	Less Than 12 Months		12 Months or More		Total
(in thousands)	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses	Estimated Market Value	Unrealized Losses
U.S. government securities	$1,000	$(1)	$—	$—	$1,000	$(1)
FNMA and FHLMC agency debt obligations	19,775	(211)	—	—	19,775	(211)
Mortgage-backed securities	50,029	(319)	—	—	50,029	(319)

Total	$70,804	$(531)	$—	$—	$70,804	$(531)

The unrealized losses associated with U.S. Government and agency debt obligations, mortgage-backed securities and corporate asset-backed securities are not considered to be other-than-temporary as these unrealized losses are related to changes in prevailing interest rates and do not affect the expected cash flows of the underlying collateral or issuer. Additionally, the Bank has the ability and intent to hold these securities until a market price recovery, or maturity.

(4) Loans and allowance for loan losses:

An analysis of the allowance for loan losses for the years ended December 31, 2005, 2004, and 2003 are as follows:

(in thousands)	2005	2004	2003
Balance, beginning of year	$3,166	$3,163	$3,094
Provision charged to expense	—	—	80
Loans charged off	(45)	(3)	(13)
Recoveries of charged off loans	9	6	2

Balance, end of year	$3,130	$3,166	$3,163

A summary of the changes in loans to executive officers, directors and their related interests during 2005 and 2004 are as follows:

(in thousands)	2005	2004
Balance, beginning of year	$142	$20
New loans	264	141
Repayments	(10)	(19)

Balance, end of year	$396	$142

All such loans are current as to principal and interest payments as of December 31, 2005.

As of December 31, 2005, 2004 and 2003, non-accruing loans amounted to $1,035,000, $456,000 and $513,000, respectively. If these loans had continued to pay interest at the contractual rate, interest income during 2005, 2004 and 2003 would have been increased by $37,000, $2,000 and $7,000, respectively. At December 31, 2005, the Bank had no commitments to lend additional amounts to borrowers whose loans were on non-accrual status.

The amount of loans past due 90 days or more and still accruing interest, and loans whose terms have been restructured, are not significant for any of the periods presented. There were no impaired loans as of or for the years ended December 31, 2005 and 2004.

(5) Premises and equipment:

Bank premises and equipment consisted of the following as of:

	December 31,
(in thousands)	2005	2004
Land	$6,502	$6,062
Buildings and improvements	16,189	13,469
Furniture and equipment	4,624	4,216

	27,315	23,747
Less: accumulated depreciation	6,392	5,813

Total	$20,923	$17,934

Depreciation and amortization expense amounted to $947,000, $859,000 and $819,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Portions of the Bank’s premises are leased to others and rental income of $337,000, $272,000 and $248,000 in 2005, 2004 and 2003, respectively, has been applied against occupancy expense in the accompanying consolidated statements of income.

(6) Deposits:

The scheduled maturities of time deposits at December 31, 2005 are as follows:

(in thousands)
2006	$87,800
2007	34,781
2008	9,119
2009	4,775
2010	934

Total	$137,409

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(7) Other borrowed funds:

Selected data relating to other borrowed funds for the years ended December 31:

	2005		2004
(in thousands)	Principal	Weighted Average Rate	Principal	Weighted Average Rate
At year end:
Federal funds purchased	$3,960	4.32%	$305	2.18%
Securities sold under agreements to repurchase	7,990	2.96%	8,774	1.58%
Federal Home Loan Bank advances	8,629	2.99%	10,161	4.00%

Total	$20,579	3.65%	$19,240	2.87%

	2005	2004

For the years ended December 31:
Securities sold under agreement to repurchase
Average balance outstanding	$8,614	$7,599
Highest month-end balance	$10,056	$9,555

At December 31, 2005, scheduled maturities of Federal Home Loan Bank advances are $1,342,000 in 2006, $4,177,000 in 2007, $1,792,000 in 2008, $938,000 in 2009 and $380,000 thereafter. Federal funds purchased and securities sold under agreements to repurchase are short term borrowings maturing in one day.

(8) Income taxes:

The provision for income taxes is comprised of the following:

	Years ended December 31,
(in thousands)	2005	2004	2003
Federal – Current Provision	$1,436	$2,111	$1,702
State – Current Provision	298	97	310

Total Current Provision	1,734	2,208	2,012

Federal – Deferred Provision	(88)	31	64
State – Deferred Provision	(26)	9	19

Total Deferred Provision	(114)	40	83

Total Provision for income taxes	$1,620	$2,248	$2,095

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate (34%) to income before income taxes:

	Years ended December 31,
(in thousands)	2005	2004	2003
Federal income tax	$1,775	$2,194	$1,977
Nontaxable interest income	(385)	(218)	(165)
State taxes, net of Federal benefit	180	172	217
Other	50	100	66

Total	$1,620	$2,248	$2,095

The components of the net deferred tax asset as of December 31, 2005 and 2004 are as follows:

(in thousands)	2005	2004
Book over tax provision for loan losses	$833	$725
Interest on non-accrual loans	27	12
Unrealized loss on available for sale securities	938	91
State, net operating loss	177	57
Other	43	43

Gross Deferred Tax Assets	2,018	928
Less: Valuation allowance	(177)	(57)

Net Deferred Tax Assets	1,841	871

Deferred origination costs	(325)	(280)
Discount accretion	(161)	(113)
Property and equipment	(187)	(271)

Deferred Tax Liabilities	(673)	(664)

Total net deferred tax assets net of valuation allowance	$1,168	$207

(Note 8 continues on page D-40)

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(8) Income taxes, cont.:

The Bank computes deferred income taxes under the asset and liability method. Deferred income taxes are recognized for tax consequences of “temporary differences” by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances.

Management believes that it is more likely than not that the net deferred tax asset will be realized with the exception of the state net operating losses based upon taxable income and the probability that future operations will generate sufficient taxable income.

At December 31, 2005 the Bank has available for state income tax purposes net operating loss carry forwards of approximately $2,979,000 resulting in a deferred net asset of approximately $177,000. These loss carryovers are scheduled to expire in varying amounts through 2012. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Bank has provided a valuation allowance of $177,000 against this deferred tax asset.

(9) Commitments and contingencies:

The Bank leases certain real property under operating leases expiring through 2008. The minimum annual rentals under the terms of these leases, as of December 31, 2005 are as follows:

2006: $70,000	2007: $70,000	2008: $70,000

The above amounts represent minimum rentals not adjusted for possible future increases due to property tax and other operating expense escalation provisions. It is expected that in the normal course of business, leases that expire will either be renewed or replaced by leases on other properties. Total rental expense for all operating leases was $101,000, $96,000 and $100,000 for 2005, 2004 and 2003, respectively.

The Bank is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation and in its judgment the Bank’s consolidated financial position will not be affected materially by any present legal proceedings or other contingent liabilities and commitments.

At December 31, 2005 the Bank had outstanding commitments to extend credit of $99,772,000. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.

The Bank was contingently liable at December 31, 2005 for $701,000 of standby letters of credit. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. Management has determined that the fair value of its contingent liability related to standby letters of credit was not material.

(10) Other expenses:

Other expenses consist of the following:

	Years ended December 31,
(in thousands)	2005	2004	2003
Professional fees	$583	$501	$520
Director fees	326	280	277
Stationery and supplies	245	232	238
FDIC insurance	69	65	57
Other	1,000	1,066	898

Total	$2,223	$2,144	$1,990

(11) Related party transactions:

Various directors, including organizations in which they have a related interest, provide service to the Bank in the ordinary course of business. These services include legal and rental of office space. Expenses related to these services in 2005, 2004 and 2003 amounted to approximately $405,000, $282,000 and $298,000, respectively. Management is of the opinion that the terms and conditions of these related party transactions are at terms and conditions prevailing for comparable transactions with non-related parties. All such transactions are subject to review by the Audit Committee on an annual basis to ensure that all terms are arms-length and appropriate.

(12) Fair value of financial instruments:

The Bank discloses estimated fair values for its financial instruments. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates. In addition, since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(Note 12 continues on page D-41)

First Morris Bank and Trust

Notes to Consolidated Financial Statements

(12) Fair value of financial instruments cont.:

Cash and cash equivalents: For such short-term investments, the carrying amount is a reasonable estimate of fair value.

Investment securities held to maturity and investment securities available for sale: Fair values are based on quoted market prices or dealer quotes.

Loans: The fair value of loans is estimated by discounting the future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loans.

Deposit liabilities: Current carrying amounts approximate estimated fair value of demand deposits and savings accounts. The fair value of time deposits was based on the discounted value of contractual cash flows using estimated rates currently offered for deposits of similar remaining maturity.

Other borrowings: The fair value was estimated by discounting future cash flow based on rates currently available for debt with similar terms and remaining maturity.

Commitments to extend credit and standby letters of credit: Management of the Bank has determined that the fair value of these off-balance sheet financial instruments is insignificant.

The carrying amounts and estimated fair values of financial instruments were as follows:

	At December 31,
	2005		2004
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$12,737	$12,737	$12,678	$12,678
Investment securities held to maturity	125,843	123,868	153,829	153,629
Investment securities available for sale	114,629	114,629	103,095	103,095
Total loans, net of related allowance	301,983	301,293	247,779	250,237
Financial Liabilities:
Deposits	524,157	522,561	485,746	485,270
Other borrowings	20,579	20,450	19,240	19,311

(13) Regulatory capital requirements

FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2005, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total quarterly average assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

Management believes that, as of December 31, 2005, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution:

	FDIC Requirements
	Bank Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Leverage (Tier 1) capital	$36,449	6.27%	$23,249	4.00%	$29,062	5.00%
Risk-based capital:
Tier 1	36,449	10.66%	13,672	4.00%	20,508	6.00%
Total	39,579	11.58%	27,334	8.00%	34,180	10.00%

December 31, 2004
Leverage (Tier 1) capital	$32,815	5.92%	$22,181	4.00%	$27,727	5.00%
Risk-based capital:
Tier 1	32,815	10.88%	12,060	4.00%	18,091	6.00%
Total	35,981	11.93%	24,121	8.00%	30,151	10.00%

(14) Subsequent events (unaudited)

On January 9, 2006, the Bank issued an additional 250,000 shares of common stock in the form of a Rights Offering to existing share-holders. Through the Offering an additional $5,000,000 in capital was raised. The Bank expects to realize approximately $4,925,000 in proceeds of the sale after the direct costs of issuance, thereby raising its capital position to approximately $39,000,000.

[KPMG LOGO]

KPMG LLP

New Jersey Headquarters

150 John F. Kennedy Parkway

Short Hills, NJ 07078

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

First Morris Bank and Trust:

We have audited the accompanying consolidated statements of condition of First Morris Bank and Trust and subsidiary (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Morris Bank and Trust and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

February 21, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if there are no such directors, or if no such directors so direct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him against such liability under Section 145.

Articles TENTH and ELEVENTH of the Certificate of Incorporation of Provident Financial Services, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

(a)	Exhibits

2.1	Agreement and Plan of Merger, dated as of October 15, 2006, by and between Provident Financial Services, Inc and First Morris Bank & Trust.*

3.1	Certificate of Incorporation of Provident Financial Services, Inc.**

3.2	Amended and Restated Bylaws of Provident Financial Services, Inc.***

3.3	Certificate of Incorporation of First Morris Bank & Trust.

3.4	Bylaws of First Morris Bank & Trust.

4.1	Form of Common Stock Certificate of Provident Financial Services, Inc.**

5.1	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued.

10.1	Form of Employment Agreement between Provident Financial Services, Inc. and certain executive officers.**

10.2	Form of Change in Control Agreement between Provident Financial Services, Inc. and certain executive officers.**

10.3	Amended and Restated Employee Savings Incentive Plan, as amended.***

10.4	Employee Stock Ownership Plan** and Amendment No. 1 to the Employee Stock Ownership Plan.***

10.5	Amended and Restated Supplemental Executive Retirement Plan.***

10.6	Amended and Restated Supplemental Executive Savings Plan, as amended.***

10.7	Retirement Plan for the Board of Directors of The Provident Bank, as amended.**

10.8	Amendment No. 1 and Amendment No. 2 to The Provident Bank Amended and Restated Board of Directors Voluntary Fee Deferral Plan.***

10.9	Voluntary Bonus Deferral Plan as amended.**

10.10	Provident Financial Services, Inc. Board of Directors Voluntary Fee Deferral Plan, as amended.***

10.11	First Savings Bank Directors’ Deferred Fee Plan as Amended.****

10.12	The Provident Bank 2005 Board of Directors Voluntary Fee Deferral Plan.*****

10.13	The Provident Bank Non-Qualified Supplemental Employee Stock Ownership Plan.*****

10.14	Provident Financial Services, Inc. 2003 Stock Option Plan.******

10.15	Provident Financial Services, Inc. 2003 Stock Award Plan.******

21	Subsidiaries of Provident Financial Services, Inc.*******

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Keefe Bruyette & Woods, Inc.

23.4	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibit 5.1).

24	Power of attorney (set forth on the signature pages to this Registration Statement).

*	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2006 (File No. 001-31566).
**	Filed as an exhibit to the Company’s Registration Statement on Form S-1, and any amendments thereto, with the Securities and Exchange Commission (Registration No. 333-98241).
***	Filed as an exhibit to the Company’s June 30, 2004 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (File No. 001-31566).
****	Filed as an exhibit to the Company’s September 30, 2004 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (File No. 001-31566).
*****	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2004 (File No. 001-31566).
******	Filed as exhibits to the Company’s Proxy Statement for the 2003 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on June 4, 2003 (File No. 001-31566).
*******	Filed as an exhibit to the Company’s Form 10-K for the Year Ended December 31, 2005 with the Securities and Exchange Commission on March 16, 2006.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

(e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to an meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey, on December 21, 2006

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Paul M. Pantozzi
Paul M. Pantozzi
Chairman & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Provident Financial Services, Inc. (the “Company”) severally constitute and appoint Paul M. Pantozzi with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Paul M. Pantozzi may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Paul M. Pantozzi shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Paul M. Pantozzi Paul M. Pantozzi	Chairman & Chief Executive Officer (Principal Executive Officer)	December 21, 2006

/s/ Linda A. Niro Linda A. Niro	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	December 21, 2006

/s/ Thomas M. Lyons Thomas M. Lyons	First Vice President & Chief Accounting Officer of The Provident Bank (Principal Accounting Officer)	December 21, 2006

/s/ Thomas W. Berry Thomas W. Berry	Director	December 21, 2006

/s/ Laura L. Brooks Laura L. Brooks	Director	December 21, 2006

/s/ John G. Collins John G. Collins	Director	December 21, 2006

/s/ Geoffrey M. Connor Geoffrey M. Connor	Director	December 21, 2006

/s/ Frank L. Fekete Frank L. Fekete	Director	December 21, 2006

/s/ Carlos Hernandez Carlos Hernandez	Director	December 21, 2006

/s/ William T. Jackson William T. Jackson	Director	December 21, 2006

/s/ Christopher P. Martin Christopher P. Martin	Director	December 21, 2006

/s/ Arthur McConnell Arthur McConnell	Director	December 21, 2006

/s/ John P. Mulkerin John P. Mulkerin	Director	December 21, 2006

/s/ Edward O’Donnell Edward O’Donnell	Director	December 21, 2006

/s/ Thomas E. Sheenan Thomas E. Sheenan	Director	December 21, 2006

/s/ Jeffries Shein Jeffries Shein	Director	December 21, 2006